UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NU HORIZONS ELECTRONICS CORP.
(Name of Registrant as Specified In Its Charter)

(N/A)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common stock, par value $0.0066 per share, of Nu Horizons Electronics Corp.
(2) Aggregate number of securities to which transaction applies:
18,525,911 shares of Nu Horizons Electronics Corp. common stock outstanding as of October 4, 2010 1,877,500 options to purchase shares of Nu Horizons Electronics Corp. common stock
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.00 per share of Nu Horizons Electronics Corp. common stock(a)

(4) Proposed maximum aggregate value of transaction:
$134,652,772 (a)

(a)

As of October 4, 2010, there were (i) 18,525,911 shares of common stock, par value $0.0066 per share (“Common Stock”) of Nu Horizons Electronics Corp. (“Nu Horizons”) outstanding and owned by stockholders and (ii) options to purchase 1,877,500 shares of Common Stock with an exercise price less than $7.00 per share.  The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $7.00 in cash per share of Common Stock, plus (y) $7.00 (net of exercise price) expected to be paid to holders of stock options with an exercise price of less than $7.00 per share granted by Nu Horizons to purchase shares of Common Stock in exchange for cancellation of such options ((x) and (y) together, the “Total Consideration”).  The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .00007130.

	(5)	Total fee paid:
$9,601
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NU HORIZONS ELECTRONICS CORP.
70 Maxess Road
Melville, New York 11747

[ • ] [ • ], 2010

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of Nu Horizons Electronics Corp. (“Nu Horizons” or the “Company”), to be held at [ • ] on [ • ], [ • ], at [ • ], New York City time.

At the special meeting, you will be asked to consider and vote to approve and adopt the Agreement and Plan of Merger, dated as of September 19, 2010, by and among Arrow Electronics, Inc. (“Arrow” or “Buyer”), Neptune Acquisition Corporation, Inc., a newly-formed, wholly-owned subsidiary of Arrow, and Nu Horizons.  If the merger agreement is adopted and the merger becomes effective, each outstanding share of Nu Horizons common stock will be converted into the right to receive $7.00 in cash, without interest (unless the holder of such shares perfects its appraisal rights with respect to those shares in accordance with Delaware law). Following the merger, Nu Horizons will continue as the surviving corporation and a wholly-owned subsidiary of Arrow. You are also being asked to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the adjournment, there are insufficient votes to approve the merger agreement.

After careful consideration, the Nu Horizons board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby (including the merger) are advisable and fair to, and in the best interests of, Nu Horizons’ stockholders, and has approved the merger agreement and the transactions contemplated thereby, including the merger.  Therefore, our board of directors unanimously recommends that you vote FOR the adoption of the merger agreement.

The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting and the parties involved.  Please read the proxy statement carefully.  You may also obtain more information about the Company from documents that we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or via the Internet in accordance with the instructions on the proxy card.  If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy.  If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you.  You should instruct your broker to vote your shares, in accordance with the procedures provided by your broker.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  Because adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Nu Horizons common stock entitled to vote at the special meeting, your failure to vote your shares (or instruct your broker to vote your shares) will have exactly the same effect as if you voted against adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.

Sincerely,

Arthur Nadata
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [ • ] [ • ], 2010, and is first being mailed to stockholders on or about [ • ], [ • ], 2010.

NU HORIZONS ELECTRONICS CORP.
70 Maxess Road
Melville, New York 11747

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ] [ • ], 2010

TO OUR STOCKHOLDERS:

A special meeting of stockholders of Nu Horizons Electronics Corp., a Delaware corporation (“Nu Horizons” or the “Company”), will be held on [ • ], [ • ] [ • ], 2010, at [ • ], New York City time at [ • ] for the following purposes:

1.                        To consider and vote upon a proposal to adopt the merger agreement, dated as of September 19, 2010 (the “merger agreement”) by and among Nu Horizons Electronics Corp., a Delaware corporation, Arrow Electronics, Inc., a New York corporation (“Buyer”) and Neptune Acquisition Corporation, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”).  Pursuant to the merger agreement, Merger Sub will be merged with and into Nu Horizons, with Nu Horizons surviving the merger.  Upon completion of the merger, each share of Nu Horizons common stock (“Company common stock”) not held by Buyer, Merger Sub, or any other subsidiary of Buyer, Nu Horizons or any subsidiary of Nu Horizons or a holder of Company common stock who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $7.00 in cash, without interest (“merger consideration”).  Holders of options will also receive the excess, if any, of $7.00 over the applicable per share exercise price for each option.  A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.                        To approve the adjournment of the special meeting for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.                        To transact any other business that may properly come before the special meeting or any adjournment thereof.

Our board of directors has fixed the close of business on [ • ], [ • ] [ • ], 2010, as the record date for the purpose of determining the holders of Company common stock entitled to receive notice of and to vote at the special meeting or any adjournment or adjournments thereof.  The affirmative vote of holders of a majority of the shares of Company common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal.

On September 19, 2010, our board of directors unanimously determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Nu Horizons’ stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger.  Therefore, our board of directors unanimously recommends that you vote FOR the adoption of the merger agreement.

The enclosed proxy statement provides you with a summary of the merger agreement and the merger, and provides additional information about the parties involved.  The closing of the merger will occur as promptly as practicable following the adoption of the merger agreement at the special meeting by Nu Horizons’ stockholders, subject to the satisfaction or waiver of the other conditions to the closing of the merger, as described in the enclosed proxy statement.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy card in the envelope provided or otherwise vote your shares.  If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy.  Because adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Company common stock entitled to vote at the special meeting, your failure to vote will have exactly the same effect as if you voted “AGAINST” the merger proposal.

Under Delaware law, holders of Company common stock can exercise appraisal rights in connection with the merger.  A stockholder that does not vote in favor of the merger proposal and complies with all of the other necessary requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their shares of Company common stock, exclusive of any element of value arising from the expectation or accomplishment of the merger.  For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Annex C to the accompanying proxy statement.

By Order of the Board of Directors,

Richard Schuster
Secretary

Melville, New York
[ • ], 2010

ANNEX A - AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 19, 2010, BY AND AMONG ARROW ELECTRONICS, INC., NEPTUNE ACQUISITION CORPORATION, INC., AND NU HORIZONS ELECTRONICS CORP.	A-1
ANNEX B - OPINION OF HOULIHAN LOKEY CAPITAL, INC. DATED SEPTEMBER 19, 2010	B-1
ANNEX C - GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1

SUMMARY TERM SHEET

This summary highlights important information from this proxy statement and does not contain all of the information that may be important to you.  To understand fully the merger described in this proxy statement, you should carefully read the entire proxy statement and its annexes.  We have included section references to direct you to a more complete description of the topics contained in this summary.

You should also review “Questions and Answers About the Special Meeting and the Merger” for the brief answers to some questions that you may have as a holder of Company common stock.

In this proxy statement, the terms “Nu Horizons,” “Company,” “We,” “Our,” “Ours,” and “Us” refer to Nu Horizons Electronics Corp. and its subsidiaries, taken together.

•              The Parties to the Merger (page 16)

Nu Horizons Electronics Corp.
70 Maxess Road
Melville, New York 11747

Nu Horizons, headquartered in Melville, New York, and its wholly-and majority-owned subsidiaries, are engaged in the distribution of, and supply chain services for, high technology active and passive electronic components.  The active and passive components distributed by the Company are utilized by the electronics industry and other industries in the manufacture of sophisticated electronic products including:  industrial instrumentation, computers and peripheral equipment, consumer electronics, telephone and telecommunications equipment, satellite communications equipment, cellular communications equipment, medical equipment, automotive electronics, and audio and video electronic equipment.

Arrow Electronics, Inc. (“Arrow” or “Buyer”)
50 Marcus Drive
Melville, New York 11747

Arrow is a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow maintains over 200 sales facilities and 22 distribution and value-added centers in 51 countries and territories, serving over 70 countries and territories, over 900 suppliers and over 125,000 original equipment manufacturers, contract manufacturers, and commercial customers.  As a supply chain partner, Arrow offers both a wide spectrum of products and a broad range of services and solutions, including materials planning, design services, programming and assembly services, inventory management, and a variety of online supply chain tools.  Customers include manufacturers of consumer and industrial equipment (including machine tools, factory automation, and robotic equipment), telecommunications products, automotive and transportation, aerospace and defense, scientific and medical devices, and computer and office products, as well as value-added resellers of enterprise computing solutions.

Neptune Acquisition Corporation, Inc. (“Merger Sub”)
c/o Arrow Electronics, Inc.
50 Marcus Drive
Melville, New York 11747

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Buyer.  Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.  It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

•              The Merger Agreement (page 49)

The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into the Company.  In the merger, each share of Company common stock that is outstanding immediately prior to the effective time of the merger (other than shares owned by Buyer, Merger Sub or any other subsidiary of Buyer, shares owned by the Company or any subsidiary of the Company and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights in connection with the merger under Delaware law) will be converted into the right to receive $7.00 per share in cash, without interest and less any applicable withholding tax.  Following the merger, Nu Horizons will continue as a wholly-owned subsidiary of Arrow.

•              Merger Consideration (page 49)

If the merger is completed, you will be entitled to receive $7.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own (unless you choose to dissent by exercising and perfecting your appraisal rights under Delaware law with respect to your shares).

•              Procedures for Receiving the Merger Consideration (page 50)

If the merger is completed, each holder of Company common stock will receive materials from the paying agent, American Stock Transfer & Trust Company.  As soon as reasonably practicable after the completion of the merger, the paying agent will provide instructions to each holder of record of Company common stock that will explain how to surrender stock certificates in exchange for merger consideration.  Each holder of Company common stock will receive cash for his, her or its shares from the paying agent after complying with these instructions.  If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive merger consideration for those shares.  Please do not return your stock certificates with the enclosed proxy or send your stock certificates without a properly completed letter of transmittal (which will be provided to you at a later date by the paying agent).

•              Treatment of Options and Restricted Stock (page 50)

Stock Options

Upon completion of the merger, each then-outstanding stock option that was granted by the Company will be cancelled, and option holders will receive from Buyer or the surviving corporation an amount in cash equal to the product of (x) the number of shares of Company common stock covered by such option, whether or not vested, multiplied by (y) the excess, if any, of the $7.00 per share merger consideration over the per share exercise price for such option, less any applicable withholding taxes.  No amounts will be paid with respect to options that have an exercise price equal to or greater than $7.00 per share.

Restricted Stock Awards

Upon completion of the merger, each then-outstanding restricted stock award that was granted under our equity incentive plans shall become vested and shall be treated in the same manner as ownership of Company common stock.  Accordingly, any holder of restricted stock will be entitled to receive $7.00 in cash, without interest and less any applicable withholding taxes, for each share of restricted stock owned.

•              The Special Meeting

Time, Place and Purpose (page 17)

The special meeting will be held on                   , 2010 starting at 10:00 a.m., New York City time, at                                                   .

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the special meeting.

Record Date, Shares Entitled to Vote; Quorum (page 17)

You are entitled to vote at the special meeting if you owned shares of Company common stock at the close of business on                       , 2010, the record date for the special meeting.  The presence at the meeting, in person or by proxy, of a majority of the shares of Company common stock issued and outstanding as of the close of business on the record date will constitute a quorum.  On the record date, there were [18,525,911] shares of Company common stock outstanding.

Required Vote (page 17)

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock outstanding that are entitled to vote at the special meeting.  Each outstanding share of Company common stock on the record date entitles the holder to one vote at the special meeting.  A failure to vote your shares of Company common stock or an abstention will have the same effect as a vote against adoption of the merger agreement.  Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of a majority of the votes cast by the holders of all Company common stock present in person or by proxy at the special meeting and entitled to vote on the matter.  Failure to vote your shares of Company common stock or an abstention will have no effect on the approval of the proposal to adjourn the special meeting.

•              Shares Held by Directors and Executive Officers (page 18)

As of the record date, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [1,016,931] shares of Company common stock (excluding options), representing approximately [5.5%] of the aggregate Company common stock outstanding as of the record date.  Those directors of the Company beneficially owning shares on September 19, 2010, have entered into voting agreements pursuant to which they have agreed to vote their shares FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•              Voting of Proxies (page 18)

Any holder of Company common stock entitled to vote whose shares are registered in his, her or its name may submit a proxy by telephone by calling 1-800-PROXIES (1-800-776-9437) or via the Internet at www.voteproxy.com, in accordance with the instructions provided on the enclosed proxy card, or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.  If you do not provide your broker, bank or other nominee with instructions, your shares will not be voted and that will have the same effect as a vote against the proposal to adopt the merger agreement.

•              Revocability of Proxies (page 19)

Any stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting:

•              by delivering a written notice to our Corporate Secretary, at 70 Maxess Road, Melville, New York 11747, bearing a date later than the proxy previously delivered, stating that you would like to revoke your proxy;

•              by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•              by submitting a later-dated proxy card for the same shares; or

•              by voting a second time by telephone or Internet, provided that the new proxy is received by 5:00 p.m., New York City time, on             , 2010.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

•              Recommendation of the Board of Directors (page 28)

The board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) resolved to recommend that the stockholders of the Company adopt the merger agreement and approve the transactions contemplated thereby, including the merger, at a special meeting of the stockholders.  The board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In reaching its decision, the board of directors evaluated a variety of business, financial and market factors and consulted with management and financial and legal advisors.

•              Opinion of Nu Horizons’ Financial Advisor (page 31 and Annex B)

On September 19, 2010, Houlihan Lokey Capital, Inc., or Houlihan Lokey, rendered an oral opinion to the board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 19, 2010), as to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock in the merger, as of September 19, 2010, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the board of directors and only addressed the fairness from a financial point of view of the consideration to be received by the holders of Company common stock in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.  We encourage our stockholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the board of directors or any stockholder as to how to act or vote with respect to the merger or related matters.

•              Interests of the Company’s Directors and Executive Officers in the Merger (page 43)

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of holders of Company common stock generally.  These interests include:

•              For each option then outstanding with an exercise price of less than $7.00 (including those held by executive officers and directors), whether or not vested, the entitlement to receive a cash payment upon completion of the merger.

•              The vesting of restricted stock awards then outstanding (including those held by executive officers and directors) will be accelerated upon completion of the merger.

•              Each of our executive officers will be entitled to receive severance benefits if such officer’s employment terminates under specified circumstances after the merger.

•              Our executive officers and directors will benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers and directors.

•              Several of our executive officers may have roles with Buyer following the merger, although no agreements have been reached with Buyer regarding the terms thereof.

•              Appraisal Rights (page 70 and Annex C)

Stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal statute.  A copy of Section 262 is included as Annex C to this proxy statement.

•              Financing for the Merger (page 31)

There is no financing condition to the merger.  Buyer is expected to pay the merger consideration from its cash on hand or borrowings under its existing credit facilities.

•              Material U.S. Federal Income Tax Consequences of the Merger (page 46)

In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes.  For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered.  However, the tax consequences of the merger to you will depend upon your own particular circumstances.  You should consult your own tax advisor in order to fully understand how the merger will affect you.

•              Regulatory Approvals (page 42)

The Hart-Scott-Rodino Act (the “HSR Act”) prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated.  The parties filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on October 5, 2010.  The parties also derive revenues in other jurisdictions where merger control filings or approvals are required; we expect to make antitrust filings in Germany, Austria and China. The closing of the merger is conditioned upon the approval of the antitrust authorities in those jurisdictions (or the termination or expiration of applicable waiting periods).

•              No Solicitation of Transactions (page 55)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company.  Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee and expenses specified in the merger agreement.

•              Termination of the Merger Agreement (page 61)

The Company and Arrow may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after the adoption of the merger agreement by the holders of Company common stock.

Under certain circumstances, the merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

•              by either Arrow or the Company, if:

•              the merger is not completed by March 19, 2011, or, if certain conditions related to antitrust matters are not satisfied by that date and no other conditions remain to be satisfied, then June 19, 2011, which we refer to in this proxy statement as the “end date,” except that neither Arrow nor Nu Horizons may terminate the merger agreement on this basis if its breach of its obligations under the merger agreement caused the failure of the merger to be completed by the end date;

•              any law or order has been enacted, issued, promulgated, enforced or entered by a governmental entity that makes illegal, permanently enjoins or otherwise permanently prohibits the completion of the merger, and the law is final and nonappealable, except that neither Arrow nor Nu Horizons may terminate the merger agreement on this basis if its breach of its obligations under the merger agreement caused the issuance, promulgation, enforcement or entry of such law or order;

•              the merger agreement is submitted to our stockholders for approval at a meeting and they do not approve the merger proposal at the meeting or at any adjournment or postponement thereof; or

•              the other party breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would permit the terminating party to refuse to complete the merger, except that neither Arrow nor Nu Horizons can terminate the merger agreement on this basis if it is then in material breach of any of its covenants or other agreements contained in the merger agreement or has willfully breached its representations and warranties in the merger agreement.  However, if the breach in the representations, warranties, covenants or agreements is curable prior to the end date through the exercise of reasonable efforts and the breaching party exercises reasonable efforts to cure such breach, then Arrow or Nu Horizons, as the case may be, must provide a fifteen day period following written notice to cure the breach.  Any breach by Arrow of its agreement to deposit with the paying agent the payments to be made to stockholders and option holders prior to the effective time of the merger is not capable of being cured and permits Nu Horizons to immediately terminate the merger agreement.

•              by Arrow, if:

•              (1) our board of directors changes its recommendation that our stockholders approve the merger proposal; (2) we breach our obligations under the merger agreement relating to solicitation, responding to other acquisition proposals and changing our board of directors’ recommendation; (3) following a written request from Arrow, our board of directors fails to reaffirm its recommendation that our stockholders approve the merger proposal within ten business days after the date another acquisition proposal is publicly disclosed; (4) a tender offer or exchange offer relating to Company common stock is commenced by a person not affiliated with Arrow and our board of directors fails to reaffirm its recommendation that our stockholders approve the merger proposal and to recommend that our stockholders not tender their shares in such tender or exchange offer within ten business days; or (5) we or our board of directors publicly announces its intentions to take any of these actions; or

•              by the Company, if:

•              before our stockholders approve the merger proposal, our board of directors authorizes our management, in compliance with our obligations under the merger agreement relating to non-solicitation and in material compliance with our other obligations under the merger agreement, to enter into an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement in respect of a superior proposal, as long as we pay Arrow’s fees and expenses as described under “Effect of Termination; Termination Fee and Expenses” below.

•              Effect of Termination; Termination Fee and Expenses (page 62)

In general, if the merger agreement is terminated, neither we nor Buyer will have any liability to each other under the merger agreement, except that, if we or Arrow terminate the merger agreement under certain circumstances specified in the merger agreement, we will be required to reimburse Arrow for up to $3,000,000 of its fees and expenses and, in some cases, pay to Arrow a termination fee of 3% of the total consideration payable, or approximately $4,039,800, plus expenses, less any such fees and expenses we already paid.

•              Conditions to Completing the Merger (page 58)

The respective obligations of the Company, Arrow and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust approvals (or termination or expiration of applicable waiting periods), the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

•              Market Price of Company Common Stock (page 66)

Shares of Company common stock are listed on the NASDAQ Global Select Market under the symbol “NUHC.”  On September 17, 2010, the last trading day before the announcement of the merger, Company

common stock closed at $3.41.  On               , 2010, which was the last practicable trading day before this proxy statement was printed, Company common stock closed at $             per share.

•              Additional Information (page 73)

You can find more information about Nu Horizons in the periodic reports and other information we file with the SEC.  The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are some questions that you, as a stockholder of Nu Horizons, may have regarding the merger and the special meeting, and brief answers to those questions.  You are urged to read carefully and in their entirety this proxy statement and the other documents referred to in this proxy statement because this section may not provide all of the information that is important to you with respect to the merger and the special meeting.  Additional important information is contained in the annexes to this proxy statement.

Q:  What am I being asked to vote on?

A:  You are being asked to vote on

•              a proposal to adopt the merger agreement and approve a merger whereby Nu Horizons would be acquired by Buyer.  The acquisition will be accomplished by the merger of Merger Sub, a wholly-owned subsidiary of Buyer, into Nu Horizons, with Nu Horizons surviving as a wholly-owned subsidiary of Buyer.  See “The Merger Agreement” beginning on page 49.

•              an adjournment, if necessary, of the special meeting to permit the solicitation of additional proxies in the event that there are not sufficient votes to adopt the merger agreement at the time of the special meeting.  See “The Special Meeting—Time, Place and Purpose of the Special Meeting” on page 17.

Q:  What will I receive in the merger?

A:  Upon completion of the merger, you will receive, unless you properly exercise and perfect your appraisal rights under Delaware law, $7.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own.  For example, if you own 100 shares of Company common stock, you will receive $700, less any applicable withholding taxes.  You will not own shares in the surviving corporation.  See “The Merger Agreement—Merger Consideration” beginning on page 49.

Q:  I am a holder of an equity award granted under a Nu Horizons equity incentive plan.  What will happen to my outstanding equity award as a result of the merger?

A:  Upon completion of the merger, each then-outstanding stock option that was granted by the Company will be cancelled, and option holders will receive from Buyer or the surviving corporation an amount in cash equal to the product of (x) the number of shares of Company common stock covered by such option, whether or not vested, multiplied by (y) the excess, if any, of the $7.00 per share merger consideration over the per-share exercise price for such option, less any applicable withholding taxes. No amounts will be paid with respect to options that have an exercise price equal to or greater than $7.00 per share.  See “The Merger Agreement—Treatment of Options and Restricted Stock” on page 50.

At the time the merger becomes effective, all restricted stock awards will become fully vested, and each share that is subject to a restricted stock award will be treated identically to all other outstanding shares of Company common stock. Consequently, you will receive an amount in cash equal to the number of shares of Company common stock covered by your restricted stock award multiplied by $7.00, less any applicable withholding taxes.  See “The Merger Agreement—Treatment of Options and Restricted Stock” on page 50.

Q:  If shares of Nu Horizons common stock are allocated to my account(s) under the Nu Horizons Employee Stock Ownership Plan and Trust (“ESOP”), will I be allowed to vote the shares in connection with the transaction?

A:  Yes, under the terms of the ESOP, you may vote the number of shares allocated to your account(s) under the ESOP on the record date.  We are going to appoint an independent fiduciary.  You may then vote by giving instructions to the independent fiduciary in accordance with the instructions accompanying the materials that the will be separately mailed to plan participants.

The deadline for submitting your voting instructions may be earlier than the deadline generally applicable to Nu Horizons stockholders.  If you do not properly or timely submit your directions to vote the shares allocated to your account(s) under the ESOP, the independent fiduciary will vote your shares in its discretion.  ESOP participants must vote through the independent fiduciary and may not vote the shares allocated to their respective accounts in person at the special meeting.

Q:  What will happen to Nu Horizons as a result of the merger?

A:  Upon completion of the merger, Nu Horizons will become a wholly-owned subsidiary of Buyer, and shares of Company common stock will no longer be listed on any stock exchange, including the NASDAQ Global Select Market, or any quotation system.  See “The Merger—Certain Effects of the Merger” on page 41 and “The Merger Agreement—Structure of Merger” on page 49.

Q:  What do I need to do now?

A:  We urge you to read this proxy statement carefully, including its annexes, and consider how the merger will affect you.  If you are a stockholder of record, you can ensure your shares are voted at the special meeting by submitting your proxy through the Internet or by telephone or completing, dating, signing and returning the enclosed proxy card in the enclosed prepaid envelope.  If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote, as discussed below.  Do NOT return your stock certificate(s) with your proxy card.  See “The Special Meeting—How You Can Vote” on page 18.

Q:  When and where is the special meeting?

A:  The special meeting of stockholders of Nu Horizons will be held in [ • ], on [ • ], [ • ] [ • ], 2010, at [ • ] New York City time.  See “The Special Meeting” beginning on page 17.

Q:  Who can vote at the special meeting?

A:  You can vote at the special meeting if you owned shares of Company common stock at the close of business on [ • ], [ • ] [ • ], 2010, the record date for stockholders entitled to vote at the special meeting.  As of the close of business on that day, approximately [18,525,911] shares of Company common stock were outstanding.  See “The Special Meeting” beginning on page 17.

Q:  How are votes counted?

A:  Votes will be counted by the inspector of election appointed for the special meeting, who will separately count FOR and Against votes, abstentions and broker non-votes.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner.  Because adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting, the failure to vote broker non-votes and abstentions will have exactly the same effect as voting “Against” the merger proposal.  See “The Special Meeting—Record Date, Quorum and Voting” beginning on page 17.

Q:  How do I vote?

A:  You may vote by:

•              Internet using the Internet voting instructions printed on your proxy card;

•              telephone using the telephone number printed on your proxy card;

•              signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•              if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee; or

•              attending the special meeting and voting in person, as more fully described below.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the merger proposal and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.  See “The Special Meeting—How You Can Vote” on page 18.

Q:  May I attend the special meeting and vote in person?

A:  Yes.  All stockholders at the close of business on the record date may attend the special meeting and vote in person.  If your shares of Company common stock are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and bring your statement evidencing your beneficial ownership of Company common stock in order to attend the special meeting and vote in person.  Whether or not you plan to attend the special meeting, please submit your proxy through the Internet or by telephone or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope.  See “The Special Meeting—How You Can Vote” on page 18.

Q:  How can I change or revoke my vote?

A:  If you submit your proxy through the Internet or by telephone or mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•              by granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•              by submitting a later-dated proxy card by mail before your earlier-dated proxy is voted at the special meeting;

•              by giving written notice of the revocation of your proxy to our Corporate Secretary at 70 Maxess Road, Melville, New York 11747, that is dated later than the date of your previously-delivered proxy and which is actually received by our Corporate Secretary prior to the special meeting; or

•              by voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your proxy.  If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply.  Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.  See “The Special Meeting—How You May Revoke or Change Your Vote” on page 19.

Q:  What factors did the board consider in making its recommendation?

A:  In making its recommendation, the board took into account, among other things, the merger consideration to be received by holders of Company common stock pursuant to the merger agreement, not only in relation to the market price immediately prior to signing and historical market prices of Company common stock, but also in relation to the board’s assessment of the business, competitive position and prospects of the Company, and the terms and conditions of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive an alternative proposal, and terminate the merger agreement to accept an acquisition proposal that  the board determines to be a superior offer.  See “The Merger—Reasons for the Merger; Recommendation of Nu Horizons’ Board of Directors” beginning on page 28.

Q:  When do you expect the merger to be completed?

A:  We are working to complete the merger as quickly as possible.  We currently expect to complete the merger during the fourth  calendar quarter of 2010 or the first calendar quarter of 2011, assuming that all of the conditions set forth in the merger agreement have been satisfied or waived.  If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.  See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 58.

Q:  What happens if the merger is not completed?

A: If the merger agreement is not adopted, or if the merger is not completed for any other reason, Merger Sub will not be merged with and into the Company and holders of Company common stock, holders of stock options and holders of restricted stock will not be entitled to receive any payment for their shares in connection with the merger.  Instead, the Company will remain an independent entity.  See “The Merger—Conduct of Company Business if Merger is Not Completed” beginning on page 41.

Q:  How many votes are required to approve the merger proposal?

A:  The affirmative vote of holders of a majority of outstanding shares of Company common stock entitled to vote at the special meeting as of the close of business on the record date is required to adopt the merger agreement.  As of the close of business on [ • ], [ • ] [ • ], 2010, the record date for stockholders entitled to vote at the special meeting, there were [18,525,911] shares of Company common stock outstanding.  This means that [9,262,956] shares or more must vote in favor of adopting the merger agreement.  See “The Special Meeting—Record Date, Quorum and Voting” beginning on page 17.

Q:  Have any stockholders already agreed to vote in favor of the adoption of the merger agreement?

A:  Pursuant to the merger agreement, all of Nu Horizons’ directors beneficially owning shares on September 19, 2010, entered into voting agreements pursuant to which they agreed to vote in favor of the merger proposal.  As of [ • ], [ • ] [ • ], 2010, the record date for stockholders entitled to vote at the special meeting, these persons represented [974,365] shares of Company common stock, which is equivalent to approximately [5.3%] of outstanding Company common stock, excluding [1,083,051] shares issuable currently or issuable within 60 days upon exercise of outstanding options.  See “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger—Agreements and Intent to Vote in Favor of the Merger” on page 46.

Q:  How many votes do I have?

A:  You have one vote for each share of Company common stock you own as of the record date.  See “The Special Meeting—Record Date, Quorum and Voting” on page 17.

Q:  If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:  Your broker will vote your shares only if you provide instructions to your broker on how to vote.  You should instruct your broker to vote your shares by following the directions provided to you by your broker.  See “The Special Meeting—How You Can Vote” beginning on page 18.

Q:  What if I fail to instruct my broker?

A:  Without instructions, your broker will not vote any of your shares held in “street name.”  Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote “Against” the merger proposal.  See “The Special Meeting—Record Date, Quorum and Voting” beginning on page 17 and “The Special Meeting—How You Can Vote” on page 18.

Q:  Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:  No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record.  Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for, or otherwise vote, those shares because they are held in a different form of record ownership.  Shares held by a corporation or business entity must be voted by an authorized officer of the entity.  Shares held in an individual retirement account must be voted under the rules governing the account.

Q:  What happens if I do not vote?

A:  Because the vote required is based on the total number of shares of Company common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the exact same effect as a vote “Against” the merger proposal.  If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Company common stock upon completion of the merger, unless you properly exercise your appraisal rights.  See “The Special Meeting—Record Date, Quorum and Voting” beginning on page 17 and “Appraisal Rights” beginning on page 70 and Annex C.

Q.  Do I have the right to seek an appraisal of my shares?

A.  Yes.  If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with the requirements of Section 262 of the Delaware General Corporation Law as described in “Appraisal Rights” beginning on page 70 and as provided in Annex C of this proxy statement.  Based on the determination of the Delaware Court of Chancery, the appraised value of your shares of Company common stock, which will be paid to you if you seek an appraisal, could be greater than, the same as, or less than the $7.00 merger consideration.

Q:  When should I send in my stock certificates?

A:  After the special meeting, you will receive a letter of transmittal to complete and return to American Stock Transfer & Trust Company, the paying agent.  In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent your validly completed letter of transmittal together with your Nu Horizons stock certificates as instructed in the separate mailing.  You should not send your stock certificates now.  See “The Merger—Procedures for Receiving the Merger Consideration” on page 41.

Q:  When can I expect to receive the merger consideration for my shares?

A:  Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration.  Once you have submitted your properly completed letter of transmittal, Nu Horizons stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.  See “The Merger—Procedures for Receiving the Merger Consideration” on page 41.

Q:  I do not know where my stock certificate is—how will I get my cash?

A:  The materials we will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate.  This will include an affidavit that you will need to sign attesting to the loss of your certificate.  We may also require that you provide a bond to Nu Horizons in order to cover any potential loss.    See “The Merger Agreement—Payment for Shares and Exchange Procedures” on page 50.

Q:  What do I need to do now?

A:  You should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope or otherwise vote your shares as soon as possible so that your shares may be represented at the special meeting.  The meeting will take place on [ • ], [ • ] [ • ], 2010.  See “The Special Meeting” beginning on page 17.

Q:  What happens if I sell my shares of Company common stock before the special meeting?

A:  The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger.  If you transfer your shares of Company common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.  If you transfer your shares of Company common stock before the record date, you will transfer your right to vote at the special meeting, as well as the right to receive the merger consideration, to the person to whom you transfer your shares.  See “The Special Meeting—Record Date, Quorum and Voting” beginning on page 17.

Q:  What are the consequences of the merger to members of Nu Horizons’ management and board of directors?

A:  Following the merger, certain members of Nu Horizons’ management may continue as management of the surviving corporation.  However, to our knowledge, no agreements have been reached with any members of management.  Nu Horizons’ current board of directors, however, will be replaced by a new board of directors to be nominated by Buyer.  Like all other Nu Horizons stockholders, members of Nu Horizons’ management and board of directors will be entitled to receive $7.00 per share in cash for each of their shares of Company common stock.  Upon completion of the merger, each then-outstanding stock option that was granted by the Company will be cancelled, and option holders will receive from Buyer or the surviving corporation an amount in cash equal to the product of (x) the number of shares of Company common stock covered by such option, whether or not vested, multiplied by (y) the excess, if any, of the $7.00 per-share merger consideration over the per-share exercise price for such option, less any applicable withholding taxes.  No amounts will be paid with respect to options that have an exercise price equal to or greater than $7.00 per share.  All restricted stock awards will become fully vested and each share that is subject to a restricted stock award will be treated identically to all other outstanding shares of Company common stock.  See “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger” on page 43.

Q:  Will the merger be a taxable transaction to me?

A:  Yes. The exchange of shares of Company common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Company common stock pursuant to the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made to you pursuant to the merger and your adjusted tax basis in your shares of Company common stock.  Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made with respect to stock options and restricted stock will generally be subject to ordinary income tax.  You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 46 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state, local and/or foreign taxes.

Q:  Who can answer further questions?

A:  If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary, Nu Horizons Electronics Corp., 70 Maxess Road, Melville, New York 11747.  You may also call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500).  See “Where You Can Find More Information” on page 73.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements that involve numerous risks and uncertainties.  The statements contained in this proxy statement that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed merger, the management of the Company and the Company’s expectations, beliefs and intentions. All forward-looking statements included in this proxy statement are based on information available to the Company on the date hereof.  In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.  No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.  Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements.  There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control.  These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, and the following factors, which are not exhaustive:

•              the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement that could require us to reimburse Buyer up to $3,000,000 of its fees and expenses and, in some cases, to pay to Buyer a termination fee of 3% of the aggregate merger consideration payable, or approximately $4,039,800, plus expenses (less any such fees and expenses we already paid);

•              the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement;

•              the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•              the inability to obtain any required regulatory approvals in a timely manner, if at all;

•              the failure of the merger to close for any other reason;

•              risks that the proposed transaction disrupts current plans and operations, and the potential difficulties in employee retention as a result of the merger;

•              the effect of the announcement of the merger on our business and customer and supplier relationships, operating results and business generally, including our ability to retain key employees; and

•              the amount of the costs, fees, expenses and charges related to the merger, which we will not recover if we do not complete the merger.

If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate.  We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of Company common stock, $0.0066 par value, in connection with the solicitation of proxies by the board of directors of Nu Horizons for use at the special meeting of the stockholders of Nu Horizons to be held in [ • ], on [ • ], [ • ] [ • ], 2010, at [ • ] New York City time.

We are asking our stockholders to vote on a proposal to adopt the merger agreement, dated as of September 19, 2010, by and among Nu Horizons, Buyer and Merger Sub.  If the merger is completed, Nu Horizons will become a wholly-owned subsidiary of Buyer and our stockholders (other than Buyer, Merger Sub, or any other subsidiary of Buyer, Nu Horizons or any subsidiary of Nu Horizons and those who perfect their appraisal rights under Delaware law) will have the right to receive $7.00 in cash, without interest, for each share of Company common stock.  Holders of options will also receive the excess, if any, of $7.00 over the applicable per-share exercise price for each option.

THE PARTIES TO THE MERGER

Nu Horizons Electronics Corp.

Nu Horizons, headquartered in Melville, New York, and its wholly- and majority-owned subsidiaries, are engaged in the distribution of, and supply chain services for, high technology active and passive electronic components.  The active and passive components distributed by the Company are utilized by the electronics industry and other industries in the manufacture of sophisticated electronic products including:  industrial instrumentation, computers and peripheral equipment, consumer electronics, telephone and telecommunications equipment, satellite communications equipment, cellular communications equipment, medical equipment, automotive electronics, and audio and video electronic equipment.

Nu Horizons was incorporated in the State of Delaware in 1987.  Nu Horizons maintains its principal executive offices at 70 Maxess Road, Melville, New York 11747.  Nu Horizons’ telephone number is (631) 396-5000.

Arrow Electronics, Inc.

Arrow is a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow maintains over 200 sales facilities and 22 distribution and value-added centers in 51 countries and territories, serving over 70 countries and territories, over 900 suppliers and over 125,000 original equipment manufacturers, contract manufacturers, and commercial customers.  As a supply chain partner, Arrow offers both a wide spectrum of products and a broad range of services and solutions, including materials planning, design services, programming and assembly services, inventory management, and a variety of online supply chain tools.  Customers include manufacturers of consumer and industrial equipment (including machine tools, factory automation, and robotic equipment), telecommunications products, automotive and transportation, aerospace and defense, scientific and medical devices, and computer and office products, as well as value-added resellers of enterprise computing solutions.

Arrow was incorporated in the State of New York in 1946. Arrow maintains its principal executive offices at 50 Marcus Drive, Melville, New York 11747.  Arrow’s telephone number is (631) 847-2000.

Neptune Acquisition Corporation, Inc.

Neptune Acquisition Corporation, Inc. (“ Merger Sub”), a Delaware corporation, was formed by Buyer solely for the purpose of completing the merger.  Merger Sub is wholly-owned by Buyer and has not engaged in any business except in anticipation of the merger.  Upon the consummation of the proposed merger, Merger Sub will cease to exist and Nu Horizons will continue as the surviving corporation.  The principal executive offices of Merger Sub are located at c/o Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York 11747.  The telephone number at such principal offices is (631) 847-2000.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to holders of Company common stock as part of the solicitation of proxies by the Company’s board of directors for use at a special meeting of stockholders to be held at [ • ] on [ • ], [ • ] [ • ], 2010, starting at [ • ] New York City time.

The purpose of the special meeting is for the holders of Company common stock to consider and vote upon a proposal to adopt the merger agreement which provides for the merger of Merger Sub with and into the Company.  A copy of the merger agreement is attached to this proxy statement as Annex A. You are also being asked to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the adjournment, there are insufficient votes to approve the merger agreement.  This proxy statement and the enclosed form of proxy are first being mailed to the holders of Company common stock on or about [ • ], [ • ] [ • ], 2010.

On September 19, 2010, our board of directors unanimously determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Nu Horizons’ stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger.  Therefore, our board of directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the adjournment, there are insufficient votes to approve the merger agreement.

Our board of directors knows of no other matter that will be presented for consideration at the special meeting.  If any other matter properly comes before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date, Quorum and Voting

The holders of record of Company common stock, par value $0.0066, as of the close of business on [ • ], [ • ] [ • ], 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.  On the record date, there were [18,525,911] shares of Company common stock outstanding, with each share entitled to one vote.

The holders of a majority of the outstanding shares of Company common stock on [ • ], [ • ] [ • ], 2010, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.  A quorum is necessary to hold the special meeting.  In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.  Any shares of Company common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum.  Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.  “Broker non-votes” result when brokers are prohibited from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The adoption of the merger agreement and thereby approval of the merger requires the affirmative vote of holders representing at least a majority of the shares of Company common stock outstanding and entitled to vote at the special meeting on [ • ], [ • ] [ • ], 2010, the record date for the special meeting.  Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum.

BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF COMPANY COMMON STOCK, FAILURE TO VOTE YOUR SHARES OF NU HORIZONS STOCK (INCLUDING IF YOU HOLD THEM THROUGH A BROKER OR OTHER NOMINEE) WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to approve the merger requires the affirmative vote of holders representing a majority of the shares of Company common stock present in person or by proxy at the special meeting and entitled to vote on the matter.  The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.  No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting.

Under Delaware law, holders of shares of Company common stock are eligible for appraisal rights in connection with the merger.  In order to exercise appraisal rights, you must comply with all of the requirements of Delaware law.  See “Appraisal Rights” beginning on page 70 and Annex C for information on the requirements of Delaware law regarding appraisal rights.

How You Can Vote

Each share of Company common stock outstanding on [ • ], [ • ] [ • ], 2010, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting.  Adoption of the merger agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of Company common stock entitled to vote at the special meeting.

You may vote your shares as follows:

Voting by Mail.  If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting by Telephone.  If you chose to vote by telephone, simply call the phone number printed on your proxy card and follow the instructions.

Voting by Internet.  If you chose to vote by Internet, simply follow the instructions printed on your proxy card.

Voting in Person.  You can also vote by appearing and voting in person at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card.  If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted FOR the adoption of the merger agreement and approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.  You should return a proxy by mail or otherwise vote your shares of Company common stock, even if you plan to attend the special meeting in person.

If your shares are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.  If you do not instruct your broker, bank, or other nominee how to vote your shares, your shares will not be voted and the effect will be the same as a vote by you against the merger proposal, but will have no effect on the proposal to adjourn the special meeting.

Stock Ownership and Interests of Certain Persons; Voting Agreements

As of [ • ], [ • ] [ • ], 2010, the record date for stockholders entitled to vote at the special meeting, the directors and executive officers of Nu Horizons owned, in the aggregate, [1,016,931] shares of Company common stock, or collectively approximately [5.5]% of the outstanding shares of Company common stock, excluding [1,107,051] shares issuable currently or issuable within 60 days upon exercise of outstanding options.

Certain members of the Company’s management and board of directors have interests that are different from, or in addition to, those of holders of Company common stock generally.  It is anticipated that certain of our executive officers may have roles with Buyer following the merger, although to our knowledge no agreements have been reached with Buyer regarding the terms thereof.  See “The Merger— Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 43.

In connection with the merger agreement, the directors of Nu Horizons beneficially owning shares on September 19, 2010, entered into voting agreements pursuant to which each of them has agreed to vote his shares of Company common stock in favor of the merger and to refrain from granting any proxies or entering into any other voting arrangements with respect to, or assigning, encumbering or otherwise disposing of any of, his shares.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the special meeting by:

•              granting a proxy through the Internet or by telephone after the date of your original proxy;

•              giving later-dated written notice of revocation to the Secretary of the Company;

•              submitting another later-dated written proxy; or

•              attending the special meeting and voting by paper ballot in person.  If your shares of Company common stock are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Proxy Solicitation

The Company will pay the costs of soliciting proxies for the special meeting.  Officers, directors and employees of Nu Horizons, and any other representatives appointed by it from time to time, may solicit proxies by telephone, mail or in person.  However, they will not be paid for soliciting proxies.  Nu Horizons also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services.  MacKenzie Partners has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of $12,500, plus reimbursement of out-of-pocket expenses.  The Company may retain or appoint other representatives from time to time to solicit proxies.

Adjournments

Although it is not expected, the special meeting may be adjourned for, among other reasons, the purpose of soliciting additional proxies to a date not later than 90 days after the date of the special meeting.  You should note that the meeting could be successively adjourned to a specified date not longer than 90 days after such initial adjournment.  If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use.  The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.  No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment of the special meeting.

THE MERGER

Background of the Merger

The board of directors and management of the Company regularly review the Company’s business and operations, as well as the strategic alternatives available to maximize stockholder value, including, among others, continuing to operate as a public company, continuing to make acquisitions, and being acquired.

The Company’s attempts to maximize stockholder value have resulted in the Company making three acquisitions over the past few years to expand our global footprint.  In fiscal 2007, we continued our growth strategy of expanding our European presence by acquiring DT Electronics on August 29, 2006.  In fiscal 2008, we acquired Dacom Sud, a franchised electronic component distributor, based in Munich, Germany, on June 6, 2007.  In addition, to further expand our European presence, in September 2008, we acquired C 88 A/S, a franchised electronic components distributor based in Hoersholm, Denmark.

During the period from June 2007 through July 2008, members of Company management and our board of directors were approached by certain companies in the Company’s industry, including Arrow, to discuss the potential sale of the Company.  However, during this period, the Company began to experience several business challenges, described below, that adversely affected the Company’s stock price, management’s ability to maximize profits and, consequently, the ability to consummate a transaction.

On April 13, 2007, the Company and its wholly-owned subsidiary, Titan Logistics Corp. (“Titan”), received subpoenas from the SEC requiring them to produce documents related to their business relationship with Vitesse Semiconductor Corp. (“Vitesse”). The Company and Titan act as distributors of Vitesse products.  As a result of the SEC subpoenas, the Company began to conduct its own internal investigation under the auspices of the audit committee of the board of directors.  The cost of the SEC and related internal investigation was significant, resulting in expenditures of $160,602 during fiscal 2007, $1,437,386 during fiscal 2008, $3,577,399 during fiscal 2009 and $654,802 during fiscal 2010.

In August 2007, during the preliminary stages of its discussions with Arrow and another potential strategic buyer, in order to distinguish between the interests of management and unaffiliated stockholders, the board of directors formed a special committee consisting of Dominic A. Polimeni, as Chairman, and Herbert M. Gardner, Martin Novick and David Siegel, the four independent disinterested members of the board of directors at that time.  The special committee was charged with representing the interests of the unaffiliated stockholders for the purpose of determining if it was advisable to pursue a transaction with either potential strategic buyer, to solicit third parties with respect to alternative transactions and to consider whether it was advisable to continue to operate the Company on a stand-alone basis.  In connection with its authority to consider the Company’s strategic alternatives, the special committee retained Morgan Stanley to act as its financial advisor.

On October 3, 2007, the Company concluded that its annual and quarterly financial statements for the fiscal years 2002 through 2007, as well as the first quarter of fiscal 2008 ended May 31, 2007, should no longer be relied upon and that a restatement of some or all of those financial statements was required.  The restatement was due to a material understatement of its provision for income taxes for prior periods and the related U.S. income tax obligations.  As a result of the need to restate its Form 10-K for the fiscal year ended February 28, 2007 and the Form 10-Q for the quarter ended May 31, 2007, the Company was unable to timely file its Form 10-Q for the quarter ended August 31, 2007.  On October 12, 2007, the Company received a notice from the NASDAQ Global Select Market that the Company’s common stock would be delisted from trading on NASDAQ as a result of the Company’s failure to timely file its Form 10-Q for the quarter ended August 31, 2007.

In addition, on October 11, 2007, the Company and Titan were named as co-defendants in a stockholder class action commenced by a group of Vitesse stockholders against Vitesse, the Company, Titan and others.  The plaintiffs in the Vitesse class action alleged that they had a private right of action against the Company because the Company participated in a scheme to assist Vitesse in violating the United States securities laws.  Following a United States Supreme Court decision that held there is no private right of action for aiding and abetting violations of the United States securities laws, the stockholder class action was dismissed with prejudice in November 2008.

These events negatively impacted the market value of the Company’s common stock.

On November 21, 2007, the Company completed the restatement of its financial statements and, as a result, again became current in its SEC filings. On November 26, 2007, the NASDAQ Global Select Market notified the Company that, due to the fact that the Company regained compliance with the NASDAQ requirement relating to the filing of periodic reports with the SEC, the hearing regarding the Company’s listing status was moot and the review of the Company’s listing status had been closed.

Between March and July 2008, the special committee led the negotiations between the Company and both Arrow and another strategic party with respect to a possible sale of the Company.  While the Company entered into non disclosure agreements with both Arrow and the other strategic party and provided each with certain confidential information subject to the terms of such agreements, none of the discussions led to a proposal that, based on the advice of Morgan Stanley, the Company was willing to pursue.

At a meeting of the special committee on June 29, 2008, the members of the special committee and a representative of Morgan Stanley discussed certain metrics regarding the value of the Company that had been analyzed by Morgan Stanley relative to the Company’s then-current stock price.  Based on the information provided by Morgan Stanley, the members of the special committee discussed the need to focus on running the business as a stand-alone entity and, accordingly, the need for succession planning.  On July 1, 2008, at a meeting of the board of directors, the members of the board of directors determined, based on the then-current economic environment and the advice of Morgan Stanley regarding the value of the Company relative to its then-current market price, that it was not advisable to consider a sale transaction at that time.

During the period from July 2008 through February 2010, the Company continued to operate in the ordinary course on a stand-alone basis, during which time management sought to increase the Company’s franchise lines and profit margins, notwithstanding the unfavorable economic environment.

In April 2009, the audit committee completed its internal inquiry related to the ongoing SEC investigation of Vitesse and concluded that that there was not presently sufficient evidence that the Company or its officers or employees aided and abetted in any alleged violations of the securities laws by Vitesse.  Also, based upon the forensic accounting analysis conducted within the scope of the internal investigation, the internal investigation concluded that the Company appropriately adjusted its inventory for Vitesse product purchases, returns and sales.  However, the internal investigation did find evidence of internal control, inventory management and recordkeeping deficiencies, including, but not limited to, entering into significant transactions with Vitesse with oral terms.  The Company, in consultation with the audit committee, remedied these deficiencies.

On March 1, 2010, the Company was formally notified that its largest supplier, Xilinx, Inc., would be terminating its distribution relationship with the Company effective June 2010 due to a change in Xilinx’s distribution strategy.  The net value of Xilinx inventories at February 28, 2010 was $41.2 million, inclusive of confirmed orders.  Xilinx product sales were approximately 32% of the Company’s total sales for fiscal 2010.

In March 2010, a member of the Company’s management was approached by another potential strategic buyer, Strategic Party A, which expressed a preliminary interest in acquiring the Company.  Separately, in March 2010, Arrow again approached the Company, through Mr. Polimeni, to express a preliminary interest in acquiring the Company.

On April 5, 2010, in response to the unsolicited expressions of interest from Arrow and Strategic Party A, the board of directors met and, due to the fact that there might be potential conflicts of interest resulting from the terms of any acquisition proposal, unanimously resolved to reestablish the special committee composed of independent directors to represent the interests of the unaffiliated stockholders of the Company.  The board of directors reactivated the special committee, which was subsequently renamed the strategic committee, and which consisted of Dominic A. Polimeni, as Chairman, Herbert M. Gardner as Vice Chairman, Steven J. Bilodeau, Martin Novick and David Siegel, each an independent, disinterested director, to represent the interests of the unaffiliated stockholders by considering (i) any acquisition proposal from Arrow or Strategic Party A, (ii) whether to solicit third parties with respect to potential alternative strategic transactions and (iii) the strategy of continuing the Company’s business without entering into a strategic transaction.  In order to assist the Company in evaluating its strategic alternatives and the advisability of pursuing a transaction with either Arrow or Strategic Party A, the strategic committee determined to engage Houlihan Lokey as its financial advisor at a meeting on May 3, 2010.

In May 2010, in furtherance of the Company’s succession plan and the retirement of Mr. Nadata, the Company retained Martin Kent to act as its President and Chief Executive Officer.  Mr. Kent previously served as CEO of Abacus Group, plc, a European electronic component distributor with approximately $500 million in sales for their fiscal year ended September 30, 2008, which was acquired in January 2009.  His familiarity with the Company’s products and geographic markets was expected, among other things, to assist the Company in continuing as a stand-alone entity to the extent that the board of directors, through the strategic committee, determined that such course of action would to be in the best interests of the Company and its stockholders.

From May 2010 through June 2010, representatives of Houlihan Lokey held discussions with members of the Company’s management and members of the board of directors regarding various strategic and financial alternatives, including, among others, engaging in a going-private transaction, selling to a strategic party, pursuing another acquisition, paying a dividend, repurchasing shares of Company common stock or restructuring portions of the Company’s international operations.

On May 17, 2010, various members of senior management, members of the strategic committee, representatives of Farrell Fritz, P.C., outside counsel to the Company, and representatives of Houlihan Lokey met telephonically to review the preliminary acquisition discussions with Arrow and Strategic Party A.  It was determined at that meeting that various members of senior management, members of the strategic committee, representatives of Farrell Fritz and representatives of Houlihan Lokey would meet on a weekly basis to discuss the conversations with Arrow and Strategic Party A, as well as the ongoing review of the strategic alternatives available to the Company.

In connection with the evaluation of its strategic alternatives, and in response to requests from Arrow and Strategic Party A to engage in potential acquisition discussions, the Company entered into separate confidentiality agreements with each of Arrow and Strategic Party A on May [19], 2010, and May 20, 2010, respectively.

On May 25, 2010, members of Company management and representatives of Houlihan Lokey met with Arrow management and representatives of Goldman Sachs, Arrow’s financial advisor, to discuss a possible transaction.

In early June 2010, the Company and Oracle Corporation (formerly Sun Microsystems) entered into discussions relating to the non-renewal of their supplier/distributor relationship following the acquisition of Sun Microsystems by Oracle Corporation.  Sun Microsystems was one of the Company’s ten largest suppliers for the preceding fiscal year.  On August 20, 2010, it was confirmed by Sun/Oracle that the termination would become effective November 30, 2010.

On June 13 and 14, 2010, Company management and Mr. Polimeni met with management from Strategic Party A to provide an overview of the Company’s business and discuss a potential transaction.  At the meeting with Strategic Party A on June 14, 2010, the Company’s executives made a presentation regarding the Company’s business and financial condition.

On June 15, 2010, representatives of Houlihan Lokey and Farrell Fritz attended a telephonic meeting of the board of directors; the representatives of Houlihan Lokey made a general presentation regarding various strategic alternatives for the Company.  The presentation considered the Company’s strategic positioning, historical and projected financial performance, the cash and debt trends, and the Company’s historical stock performance.  In connection with the Company’s evaluation of its strategic alternatives, the board of directors discussed with representatives of Houlihan Lokey the advisability of contacting additional potential acquirers, in addition to Arrow and Strategic Party A, to enable the strategic committee to better gauge any offer received from either Arrow or Strategic Party A. The members of the board of directors and representatives of Houlihan Lokey discussed other potential strategic acquirers based on their stated interest in, and history of successfully completing, acquisitions in the electronic component distribution sector.  There was also discussion of the advisability of contacting possible financial acquirers.  However, based on the results of the various analyses performed by Houlihan Lokey, the board of directors determined that strategic buyers would be able to realize certain synergies that would not be available to financial buyers and, as a result, a financial buyer would be unable to rationalize a purchase price comparable to that which a strategic buyer would be willing to pay.  There was a discussion of the various potential strategic acquirers and their financial condition, including the likelihood that any such potential acquirer could finance an acquisition of, and deliver immediate liquidity to, the Company and its stockholders.  Following that discussion, Houlihan Lokey was authorized to contact one additional strategic acquirer, Strategic Party B, which was believed to be potentially interested in, and financially able to consummate, an acquisition of the Company.  However, Strategic Party B informed representatives of Houlihan Lokey that it was not interested in pursuing a transaction with the Company.  At that meeting, the board of directors also determined that Houlihan Lokey should explore a potential acquisition in Europe or Asia, including the acquisition of a specific United Kingdom company.

On June 16, 2010, the Company’s executives met with Arrow at the offices of Farrell Fritz, where the Company executives made a presentation regarding the Company’s business and financial condition.

On June 17, 2010, the strategic committee and a representative of Farrell Fritz met to discuss a presentation made by Houlihan Lokey at the board of directors meeting on June 15, 2010.  At the meeting, the members of the strategic committee discussed advisable next steps to be taken in connection with the strategic alternatives discussed at the June 15, 2010 board meeting, including obtaining a valuation from Houlihan Lokey based on management-provided projections in connection with any potential acquisition and having management contact the specific acquisition target in the United Kingdom to ascertain whether that company had any interest in a merger with the Company.

During June and July 2010, representatives of Houlihan Lokey engaged in various discussions with both Arrow and Strategic Party A with respect to their due diligence investigations of the Company in connection with a possible transaction.

On July 19, 2010, representatives of Houlihan Lokey and Farrell Fritz attended a telephonic meeting of the board of directors; representatives of Houlihan Lokey made a general presentation regarding Houlihan Lokey’s preliminary valuation analysis of the Company.  In order to assist the board of directors in evaluating an acquisition proposal (in the event such a proposal were received) in comparison to other strategic alternatives available to the Company, the board of directors discussed, as a strategic alternative, the possibility of the Company acquiring another business, as had been previously discussed by both the strategic committee and the entire board of directors. In this context, the board of directors considered the risks associated with financing such a transaction and the expected synergies that could be realized by the Company if it were to successfully complete such a strategic acquisition. The board of directors also discussed certain factors that could have a negative impact on the Company in the absence of a sale transaction, including the potential loss of another supplier in addition to the termination of the Company’s relationships with both Xilinx and Sun Microsystems, as well as the consolidation in the semiconductor distribution industry generally, which has had a detrimental impact on the Company’s competitive position.  The board of directors also discussed whether a merger might be more favorable to stockholders than the Company remaining independent. Factors discussed by the board of directors included uncertainties with respect to the return on investment that the Company could provide to its stockholders, particularly in light of the nature of the Company’s industry, then-current and future or expected market and regulatory conditions and the risks related to the Company’s execution of its strategic plan and operation of the business.  The board of directors also discussed the timing considerations related to the return on investment it could provide to its stockholders in the context of the various strategic alternatives available to the Company at the time.

On July 20, 2010, there was a meeting of the strategic committee, which was attended by a representative of Farrell Fritz, to discuss further the valuation materials prepared by Houlihan Lokey.  In addition, on July 20, 2010, Houlihan Lokey received a written, non-binding indication of interest from Strategic Party A to acquire the Company at a price of $6.78 per share.  Strategic Party A’s proposal was subject to the satisfactory completion of due diligence.  In addition, Strategic Party A indicated that it would require a period of exclusivity.

On July 21, 2010, there was a meeting of the strategic committee, which was attended by a representative of Farrell Fritz, to discuss the indication of interest received from Strategic Party A.  The members of the strategic committee discussed the fact that the proposal made by Strategic Party A may not reflect potential synergies that would be realized by an acquirer of the Company, including Strategic Party A, the conditions to closing contained in the proposal and the next steps to be taken in connection with the proposed transaction, including the need to have Houlihan Lokey revise its valuation analysis in light of the discussions of the board of directors and strategic committee on July 19, 2010 and July 20, 2010, respectively.

On July 22, 2010, there was a weekly update call in which a majority of the strategic committee and board of directors participated, in addition to representatives of Farrell Fritz and Houlihan Lokey.  During that call, there was additional discussion of Strategic Party A’s indication of interest.  Members of management noted that the indication of interest contained certain conditions that would negatively affect the certainty that a transaction could be successfully consummated, including that the consummation of the merger would be conditioned upon the retention of certain named suppliers.  Following the discussion, the members of the board concluded that it would be advisable to seek an indication of interest from Arrow to assist it in evaluating the indication of interest from Strategic Party A. Houlihan Lokey suggested that the Company consider having Farrell Fritz prepare a form of merger agreement to be provided to any potential purchaser so that the Company would be in a position to quickly determine whether an agreement could be reached on acceptable terms, including with respect to price and certainty of closing.

On July 27, 2010, Messrs. Nadata and Schuster met with representatives of Strategic Party A to discuss the Company’s passive components business, which is conducted through its NIC Components subsidiaries. There was a general discussion regarding NIC’s business, including the potential loss of sales upon the closing of an acquisition of the Company due to the fact that the components sold by NIC are distributed by various component distributors who compete with Strategic Party A, including Arrow.

On July 28, 2010, Messrs. Nadata, Kent and Polimeni met with representatives of Arrow.  At that meeting, representatives of Arrow indicated that it was interested in pursing a transaction with the Company.  Arrow presented calculations based on its own valuation methodologies, reflecting an acquisition price range of $4.42 to $6.54 per share.  Arrow then orally indicated that it believed a price of $6.00 per share would be appropriate for an acquisition of the Company, but invited the Company to provide a response as to why a higher per-share price should be acceptable to Arrow.

On July 29, 2010, there was a meeting of the board of directors, which was attended by a representative of Farrell Fritz.  At the meeting, there was a discussion of the status of the Company’s discussions with Arrow and Strategic Buyer A. The board of directors discussed the need for the Company to negotiate a merger agreement with the least amount of risk that a transaction would be announced but not successfully consummated.  During this discussion, the board of directors determined that the conditions set forth in Strategic Party A’s proposal with respect to suppliers amounted to an unacceptable level of risk that a transaction would be announced but not successfully consummated.

On the July 30, 2010 weekly update call, in which various members of management and the strategic committee, as well as representatives of Houlihan Lokey and Farrell Fritz, participated, there was further discussion regarding the non-binding indication of interest received from Strategic Party A and the status of the Company’s discussions with Arrow.

At a telephonic board of directors meeting on August 2, 2010, at which representatives of Houlihan Lokey and Farrell Fritz were present, there was a discussion of the status of the communications with Arrow with respect to purchase price and the written indication of interest received from Strategic Party A. At that meeting, a representative of Farrell Fritz reviewed the board’s fiduciary responsibilities under Delaware law in connection with any sale of the Company.  The board of directors discussed negotiating strategies with respect to both Strategic Party A and Arrow, and ultimately determined that Farrell Fritz should prepare a form of merger agreement to be provided to each of Arrow and Strategic Party A so that the board of directors and strategic committee, together with their advisors, could better assess the legal and business issues related to each party’s proposal, including conditions that would increase the risk that the transaction would be announced but not successfully consummated.  Following consultation with representatives of Houlihan Lokey, the board of directors determined that a purchase price of

$7.00 per share would be an appropriate target for any possible sale of the Company and therefore determined to request a price in excess of that amount.

On August 3, 2010, Mr. Kent spoke with a representative of Arrow with respect to updated projections for the Company.  Following the discussion, Mr. Kent received from Arrow additional calculations indicating that Arrow would be willing to proceed with a possible acquisition of the Company at a price of $6.19 per share.

On August 4, 2010, Houlihan Lokey provided Arrow and Strategic Party A with a letter proposal stating that the Company would consider a transaction at a price in excess of $7.00 per share, subject to each of Arrow and Strategic Party A providing comments to the form of merger agreement that had been prepared, a copy of which was included with the letter proposal.

On August 6, 2010, Mr. Kent spoke with a representative of Arrow to provide information with respect to the Company’s financial projections in an effort to maximize Arrow’s offer price.  On August 6, 2010, Mr. Nadata spoke with a representative of Strategic Party A with respect to the letter proposal and form of merger agreement provided to Strategic Party A. During that conversation, Mr. Nadata stressed the Company’s desire to quickly ascertain the likelihood of proceeding with a sale transaction at a price and on terms acceptable to the board of directors and the strategic committee.

On August 10, 2010, Strategic Party A provided a revised written, non-binding indication of interest which eliminated certain of the closing conditions contained in its initial non-binding indication of interest and increased its proposed purchase price to $6.89 per share.  The proposal from Strategic Party A did not include comments to the form of merger agreement.

On August 11, 2010, Arrow provided a written, non-binding indication of interest stating that it was interested in acquiring the Company at a price of $6.50 per share.  Although the indication of interest did not include specific comments to the form of merger agreement, Arrow indicated that it did not believe, based on its review of the form of merger agreement, that the parties were significantly apart with respect to the terms of a potential acquisition transaction.

On August 13, 2010, there was a telephonic meeting of the board of directors which was attended by representatives of Houlihan Lokey and Farrell Fritz.  It was determined that it would be advisable to ascertain each of Arrow’s and Strategic Party A’s view on the terms of the merger agreement prior to entering into any period of exclusivity with either party.  At the conclusion of the meeting, Houlihan Lokey was authorized to respond to Arrow and Strategic Party A indicating that the Company would be willing to enter into an agreement to negotiate exclusively with either strategic party if it agreed to a purchase price of $7.00 per share and provided an acceptable markup of the form of merger agreement. Accordingly, on the evening of August 13, 2010, Houlihan Lokey provided representatives of each of Arrow and Strategic Party A with a letter proposal advising them of the Company’s determination, together with a form of exclusivity agreement providing for a two-week exclusivity period.

On August 18, 2010, Houlihan Lokey received a markup of the form of merger agreement from Milbank, Tweed, Hadley & McCloy LLP, counsel for Arrow, together with a revised form of exclusivity agreement requesting a three-week period for exclusive negotiations.  The Arrow revisions were circulated to the members of the board of directors.  In a separate communication, a representative of Arrow also orally communicated to Mr. Nadata Arrow’s willingness to pay a purchase price of $7.00 per share.

On August 19, 2010, Houlihan Lokey distributed to representatives of Arrow and Strategic Party A draft disclosure schedules containing preliminary disclosures that would be required by the representations and warranties contained in the form of merger agreement.

On August 20, 2010, there was a weekly update call in which a majority of the board of directors participated, which was attended by representatives of Houlihan Lokey and Farrell Fritz.  During the call, Farrell Fritz reviewed the material substantive changes to the form of merger agreement proposed by Arrow, including changes to the conditions to closing relating to the risks of supplier and customer terminations, covenants related to antitrust approval, the elimination of a cap on Arrow’s expenses in the event the merger agreement is terminated prior to closing, an increase to the termination fee from 2.5% to 4.0% and revisions to the events giving rise to the payment of a termination fee.  The members of the board of directors in attendance considered the issues and determined that Farrell Fritz should discuss with Milbank the issues raised in its comments to ascertain Arrow’s willingness to negotiate its proposed changes.  In addition, on August 20, 2010, Arrow submitted a written proposal to acquire the Company for $7.00 per share.

On August 23, 2010, Farrell Fritz and Milbank discussed Arrow and Milbank’s comments to the form of merger agreement.  Farrell Fritz sought to eliminate the risks of supplier and customer terminations as conditions to closing, further revise the covenants related to antitrust approval, reinsert a cap on Arrow’s expenses in the event of a termination of the merger agreement, propose a lesser increase in the amount of the termination fee, and further revise the events giving rise to the payment of a termination fee.  On August 24, 2010, the Company retained Skadden Arps, Slate, Meagher & Flom LLP to assist with antitrust matters related to the possible sale of the Company.  On August 26, 2010, the Company responded to Arrow’s comments to the merger agreement, again seeking the changes discussed in the August 23, 2010 telephone call and specifically proposing that any termination fee be fixed at 2.75% of the total merger consideration.

On August 27, 2010, Houlihan Lokey received a markup of the form of merger agreement from counsel to Strategic Party A, together with a markup of the form of exclusivity agreement provided by Houlihan Lokey.  Separately, a representative of Strategic Party A advised Mr. Nadata that Strategic Party A would be willing to proceed with an acquisition of the Company at a price of $7.00 per share.  Strategic Party A’s proposed revisions to the merger agreement indicated that, subject to due diligence, it did not agree with the proposed structure of the transaction and included changes that the Company considered to be material and significant, including a proposed closing date no earlier than January 3, 2011, which the board of directors believed to be significant due to the tax implications to the holders of Company common stock of a closing in 2011, when tax rates are anticipated to increase from 2010 levels, an increase in the termination fee from 2.5% to 4.5% of the total merger consideration and revisions to the events giving rise to the payment of a termination fee.  Strategic Party A also proposed to revise the form of exclusivity agreement to provide an exclusivity period ending on September 30, 2010.

On August 29, 2010, Houlihan Lokey received from Arrow an executed copy of the Company’s initial exclusivity agreement, providing for a two-week period for exclusive negotiations.

Also on August 29, 2010, members of Strategic Party A’s management indicated to Mr. Nadata and Houlihan Lokey that Strategic Party A still had a significant amount of due diligence to perform and would not be in a position to execute a merger agreement until September 30, 2010.

On August 30, 2010, there was a telephonic meeting of the board of directors which was attended by representatives of Houlihan Lokey and Farrell Fritz. The representatives of Houlihan Lokey reported to the board regarding the status of discussions with both Arrow and Strategic Party A.  There was a brief discussion of the outstanding issues related to Arrow’s proposal, including with respect to closing conditions tied to customers and suppliers terminating their relationships with the Company, proposed revisions to the covenants related to antitrust approval, the amount of the cap on Arrow’s reimbursable expenses and the amount of the termination fee.  There was also a discussion about the markup received from Strategic Party A.  Following the August 30, 2010 board of directors meeting, representatives of Farrell Fritz and counsel for Strategic Party A discussed the issues raised in the revised merger agreement, as described above.

On September 1, 2010, there were telephonic meetings of the board of directors at which representatives of Farrell Fritz, Houlihan Lokey and Skadden were present.  Representatives of Farrell Fritz and Houlihan Lokey advised the board of directors regarding the status of negotiations with, and due diligence by, each of Arrow and Strategic Party A in order to assist the board of directors in determining whether to enter into exclusive negotiations with Arrow, Strategic Party A or neither party.  There was a discussion of the issues raised by each of Arrow’s and Strategic Party A’s markups of the merger agreement.  The board of directors discussed the fact that, to date, Arrow had conducted a more thorough due diligence investigation, presumably enabling it to agree to a shorter period of exclusive negotiation, and concluded that the greater amount of due diligence conducted by Arrow to date could reduce the likelihood that Arrow would propose a price adjustment following the completion of its due diligence investigation.

As a result, it was determined that, subject to Arrow’s agreement to eliminate the risks of supplier and customer terminations as conditions to closing, further revisions to the covenants related to antitrust approval, a $3,000,000 million cap on Arrow’s reimbursable expenses and a termination fee of 3%, the Company would be willing to enter into an exclusivity agreement with Arrow.  The board of directors noted that a termination fee of 3% would permit the board of directors to consider a superior proposal with the payment of a total termination fee of only approximately $4 million, excluding expenses.  Farrell Fritz was then instructed to contact Milbank to see if such an agreement could be reached.

During the later meeting, there was also a discussion about the role of the strategic committee.  Farrell Fritz advised the members of the board of directors with respect to the role of a special committee in certain acquisition transactions.  There was then a discussion about the need for the strategic committee going forward with the possible transaction with Arrow, following which it was determined that, unless the terms of the proposed merger transaction with Arrow were revised in the course of negotiations in a manner that would create the need for a special committee to allow the board of directors to appropriately carry out its duties in connection with the proposed transaction, there would be no need for separate action by the strategic committee.  Following additional discussions on the material terms of the merger, the Company countersigned the exclusivity agreement with Arrow on September 2, 2010, pursuant to which Arrow was granted an exclusivity period through September 16, 2010.

From September 2, 2010 through September 19, 2010, representatives of the Company and Arrow continued to negotiate the terms of the merger agreement and a voting agreement, pursuant to which directors of the Company beneficially owning shares on the date of the merger agreement would agree to vote in favor of the merger.

On September 13, 2010, members of Company management, representatives of Houlihan Lokey, Arrow management and representatives of Goldman Sachs met in person for a full day of due diligence.

On September 15, 2010, the board of directors was given an update on the status of the negotiations of the merger agreement with Arrow.  Representatives of Houlihan Lokey reported with respect to Arrow’s continued due diligence investigation of the Company.  Representatives of Farrell Fritz reported that the only significant issue remaining related to the negotiation of the merger agreement was the circumstances under which a termination fee or expenses would be payable and the timing of such payments.  There was a lengthy discussion regarding the proposed expense and termination fee provisions.  Based in part on the advice of its advisors, the board of directors authorized Farrell Fritz to agree to the termination fee and expenses proposed by Arrow in its most recent comments to the merger agreement.  Based on the advanced status of the negotiations, the board of directors agreed to schedule another meeting for September 16, 2010 for the purpose of having Houlihan Lokey provide its opinion with respect to the fairness of the merger to the holders of Company common stock from a financial point of view in the event that the terms of the merger agreement and the information in the disclosure schedules were fully agreed at that time.

On September 16, 2010, the board of directors held a telephonic meeting, which was attended by representatives of Houlihan Lokey and Farrell Fritz.  At the meeting, representatives of Farrell Fritz advised the members of the board of directors that the terms of the merger agreement had been agreed and that the Company had provided its disclosure schedules to Arrow.  Accordingly, if the board of directors determined to enter into the merger agreement, the Company would likely be in a position to execute a definitive merger agreement following a review by Milbank and Arrow of the latest version of the merger agreement and schedules.  The representatives of Houlihan Lokey then reviewed with the members of the board of directors an analysis relating to the fairness, from a financial point of view, of the consideration to be received by the stockholders pursuant to the merger.  The members of the board of directors noted that a price of $7.00 per share represented a 127.3% premium compared to the closing price of Company common stock on September 15, 2010 (the day before the meeting), and a 115.8%, 113.6% and 109.7% premium to the one month, three month and six month average closing prices of Company common stock over these periods, respectively, prior to the date of the meeting.  The board of directors then considered various factors related to whether it would be advisable and in the best interests of the Company and its stockholders to proceed with a merger transaction, including whether a merger with Arrow would be more favorable to stockholders than if the Company were to remain independent, the conduct of the sales process by Houlihan Lokey, the terms of the merger agreement, including that the Company is free to accept, under certain circumstances, a “superior proposal,” as well as certain negative factors, such as the fact under certain circumstances the Company must pay Arrow’s expenses up to $3,000,000, that the Company must pay Arrow a termination fee of 3% of total equity value of the transaction, plus expenses, in order to accept a “superior proposal,” the risk that the merger may not be approved by regulators and the impact on the Company if the merger is announced but not consummated.  In light of the foregoing considerations, the board determined that it was advisable and in the best interests of the Company and its stockholders to proceed with the merger with Arrow.

On September 17, 2010, there was a telephonic meeting of the board of directors, which was attended by representatives of Houlihan Lokey and Farrell Fritz, to discuss the anticipated timing of the execution and delivery of the definitive merger agreement.  After discussion of the various outstanding items, it was determined that the board of directors would seek to approve the definitive merger agreement on Sunday, September 19, 2010, subject to Houlihan Lokey’s continued ability to opine that the consideration to be paid to the holders of Company common stock in the merger is fair, from a financial point of view.

On September 19, 2010, there was a telephonic meeting of the board of directors which was attended by representatives of Houlihan Lokey and Farrell Fritz.  At the request of the board of directors, Houlihan Lokey reviewed with the board of directors its analysis relating to the fairness, from a financial point of view, of the consideration to be received by the stockholders pursuant to the merger and orally rendered its opinion (which opinion was confirmed by delivery of a written opinion dated September 19, 2010) that, based upon and subject to the procedures followed, assumptions, qualifications and limitations stated in its opinion, the consideration to be paid to the holders of Company common stock in the merger was fair, from a financial point of view.  At the conclusion of the discussion, the board of directors determined that each of the transactions contemplated by the merger agreement, including the merger, was fair to, and in the best interests of, the Company and its stockholders, declared the advisability of, and approved, the merger agreement and the transactions contemplated thereby, including the merger, and resolved to recommend that the holders of Company common stock adopt the merger agreement and approve the merger.

On September 19, 2010, the Company signed the merger agreement with Arrow and those directors of the Company beneficially owning shares of Company common stock on that date entered into a voting agreement with Arrow.  The parties issued press releases announcing the merger on the morning of September 20, 2010.

Reasons for the Merger; Recommendation of Nu Horizons’ Board of Directors

The board of directors, acting with the advice and assistance of Houlihan Lokey, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement.

In the course of reaching its determination, the board of directors considered the following substantive factors and potential benefits of the merger, each of which the board of directors believed supported its decision:

•              its belief that the merger was more favorable to the holders of Company common stock than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such holders if the Company remained independent in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving the anticipated returns of executing the Company’s current strategic plan, the nature of the industry in which the Company competes, and general industry, market and regulatory conditions, both on an historical and on a prospective basis;

•              its belief that the merger was more favorable to holders of Company common stock than the potential value that might result from other strategic alternatives available to the Company—including, among others, remaining an independent company and pursuing the current strategic plan or pursuing a significant acquisition—given the potential rewards, risks and uncertainties associated with those alternatives;

•              the fact that, prior to entering into the merger agreement, the Company had been engaged in a competitive process which included soliciting an indication of interest from a second potential strategic buyer, approaching a third potential strategic buyer which indicated that it was not interested in proceeding with a transaction and taking into consideration that, based on the proposed purchase price of $7.00 per share and the Company’s historical and projected financial performance, financial buyers would be unable to offer a comparable price.  (See “—Background of the Merger”);

•              its belief that no other alternative reasonably available to the Company and its stockholders would provide greater value to stockholders within a timeframe comparable to that in which the merger could be completed;

•              the fact that the merger consideration of $7.00 per share is all cash, so that the transaction allows the holders of Company common stock to realize in the near term a fair value, in cash, for their investment and provides such holders certainty of value for their shares;

•              Nu Horizons’ historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the outlook for the electronics component distribution market and general stock market and economic conditions;

•              the historical market prices of Company common stock, including the market price of the Company common stock relative to those of other industry participants and general market indices, and recent trading activity, including the fact that the $7.00 per share merger consideration represented a 127.3% premium over Nu Horizons’ closing stock price on September 15, 2010 (the last business day preceding the delivery by Houlihan Lokey of its analyses in support of its fairness opinion), and a 115.8%, 113.6% and 109.7% premium to the one month, three month and six month average closing prices of Company common stock, respectively, prior to such date;

•              its belief that Nu Horizons’ stock price was not likely to trade at or above the $7.00 price offered in the merger in the near future.  The board based this belief on a number of factors, including:  the directors’ knowledge and understanding of the Company and its industry; management’s projections and the Company’s business plan; and the various valuation methodologies and analyses prepared by Houlihan Lokey and described under “—Opinion of Nu Horizons’ Financial Advisor” below;

•              the financial analyses reviewed by Houlihan Lokey with the board of directors and the oral opinion to the board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 19, 2010) with respect to the fairness, from a financial point of view, of the $7.00 per share merger consideration to be received by the holders of shares of Company common stock in the merger, as of September 19, 2010, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.  See “—Opinion of Nu Horizons’ Financial Advisor.” In considering the opinion, the board of directors noted that Houlihan Lokey will receive a fee of $1.5 million upon the closing of the merger and a fee of $200,000 for providing the fairness opinion with respect to the merger;

•              the reputation and financial condition of Arrow;

•              the efforts made by the board and their advisors to negotiate a merger agreement favorable to the Company and its stockholders and the financial and other terms and conditions of the merger agreement;

•              the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to the Buyer of a termination fee of 3% of the total equity value of the transaction plus expenses, less any such fees and expenses we already paid, and its belief that such termination fee was reasonable in the context of break-up fees that were payable in other transactions and would not impede another party from making a competing proposal.  The board believed that these provisions were important in ensuring that the transaction would be fair and the best available to Nu Horizons’ unaffiliated stockholders and providing the board with adequate flexibility to explore potential transactions with other parties;

•              the fact that, subject to compliance with the terms and conditions of the merger agreement, the board has the ability to modify its recommendation of the merger in the event it receives a “superior proposal”;

•              the ability of the Company to conduct its business operations generally in the ordinary course during the time period between signing the merger agreement and closing;

•              the absence of a financing condition to the transaction;

•              the reasonable likelihood of obtaining the regulatory approvals necessary to complete the merger;

•              the fact that under Delaware law, the holders of Company common stock have the right to demand appraisal of their shares.  See “Appraisal Rights” beginning on page 70; and

•              the fact that the stockholder agreements with directors do not represent an obligation to vote a number of shares that would forestall a vote of our stockholders.

The board was aware of and also considered, among others, the following adverse factors associated with the merger:

•              that the public holders of Company common stock will have no ongoing equity participation in the surviving corporation following the merger and will cease to participate in Nu Horizons’ future earnings or growth, or to benefit from any increases in the value of Nu Horizons stock;

•              that if the merger is not completed, Nu Horizons will be required to pay its fees associated with the transaction as well as, under certain circumstances, reimburse Buyer up to $3,000,000 of its out-of-pocket expenses associated with the transaction;

•              the limitations on Nu Horizons’ ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Nu Horizons and the requirement that Nu Horizons pay Buyer a termination fee equal to 3% of the transaction value, approximately $4,039,800, plus expenses, less any such fees and expenses we already paid, in order for the board of directors to accept a superior proposal;

•              that if the merger is not completed, Nu Horizons may be adversely affected due to potential disruptions in its operations, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its business relationships;

•              that Nu Horizons’ business operations will be restricted prior to the completion of the merger; and

•              the merger consideration received by U.S. persons who are holders of Company common stock will be taxable for federal income tax purposes.

In view of the large number of factors considered in connection with the evaluation of the merger agreement and the merger and the complexity of these matters, except as expressly noted above, the board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance.  In addition, each director may have given different weight to the various factors.  The board of directors held extensive discussions with Houlihan Lokey with respect to the quantitative and qualitative analyses of the financial terms of the merger.  The board of directors conducted a discussion of, among other things, the factors described above, including, asking questions of Nu Horizons management and the Company’s financial and legal advisors, and reached the conclusion that the merger is fair to and in the best interests of holders of Company common stock.

Other than as described in this proxy statement, Nu Horizons is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of Nu Horizons with another company, the sale or transfer of all or substantially all of Nu Horizons’ assets or a purchase of Nu Horizons’ securities that would enable such person to exercise control of Nu Horizons.

Our board of directors, acting in large part upon the opinion from Houlihan Lokey Capital, Inc., at a meeting described above on September 19, 2010, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders; (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended the adoption by our stockholders of the merger agreement.  In reaching these determinations, our board of directors considered the presentation of Houlihan Lokey that was prepared for the board of directors, as well as the fact that the board of directors received an opinion delivered by Houlihan Lokey as to the fairness, from a financial point of view, to the Company’s unaffiliated stockholders of the merger consideration to be received by such stockholders in the merger.

Our board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Financing

We estimate that the total amount of funds necessary to complete the merger and related transactions in connection with the merger is approximately $146,497,772 representing:

•              $134,652,772 due to holders of Company common stock under the merger agreement, assuming that no holder of Company common stock validly exercises and perfects his, her or its appraisal rights; and

•              $11,845,000 related to our outstanding indebtedness, at face value and net of cash, as of August 31, 2010.

These amounts are expected to be paid by Buyer from its cash on hand or borrowings from its existing credit facilities.

Opinion of Nu Horizons’ Financial Advisor

On September 19, 2010, Houlihan Lokey rendered an oral opinion to the board of directors (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated September 19, 2010), to the effect that, as of September 19, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to the holders of Company common stock.

HOULIHAN LOKEY’S OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS AND ONLY ADDRESSED THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMPANY COMMON STOCK IN THE MERGER AND DOES NOT ADDRESS ANY OTHER ASPECT OR IMPLICATION

OF THE MERGER. THE SUMMARY OF HOULIHAN LOKEY’S OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS WRITTEN OPINION, WHICH IS INCLUDED AS ANNEX B TO THIS PROXY STATEMENT AND SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN AND OTHER MATTERS CONSIDERED BY HOULIHAN LOKEY IN PREPARING ITS OPINION.  WE ENCOURAGE OUR STOCKHOLDERS TO CAREFULLY READ THE FULL TEXT OF HOULIHAN LOKEY’S WRITTEN OPINION. HOWEVER, NEITHER HOULIHAN LOKEY’S OPINION NOR THE SUMMARY OF ITS OPINION AND THE RELATED ANALYSES SET FORTH IN THIS PROXY STATEMENT ARE INTENDED TO BE, AND DO NOT CONSTITUTE ADVICE OR A RECOMMENDATION TO THE BOARD OF DIRECTORS OR ANY STOCKHOLDER AS TO HOW TO ACT OR VOTE WITH RESPECT TO THE MERGER OR RELATED MATTERS.

In arriving at its opinion, Houlihan Lokey, among other things:

•          reviewed a draft of the merger agreement;

•          reviewed a draft of the voting agreement;

•          reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•          reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2011 through 2015;

•          spoke with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

•          compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•          considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•          reviewed the current and historical market prices and trading volume for Company common stock; and

•          conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information.  In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based.  Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been be material to its analyses or the opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the first and second bullet points above and all other related documents and instruments that are referred to therein were true and correct, (b) each party to all such agreements and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto.  Houlihan Lokey relied upon and assumed, without independent verification, that (1) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (2) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would be material to its analyses or the opinion.  In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal.  Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.  The opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of September 19, 2010.  Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after September 19, 2010.

Houlihan Lokey’s opinion was furnished for the use and benefit of the board of directors (solely in its capacity as such) in connection with the consideration to be received by the holders of Company common stock in the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent.  Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party.  Its opinion was not intended to be, and does not constitute, a recommendation to the board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things:  (1) the underlying business decision of the Company, Arrow, their respective security holders or any other party to proceed with or effect the merger, (2) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the consideration to be received by the holders of Company common stock in the merger to the extent expressly specified therein), (3) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, Arrow, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (4) the relative merits of the merger as compared to any alternative business strategies that might exist for the Company, Arrow or any other party or the effect of any other transaction in which the Company, Arrow or any other party might engage, (5) the fairness of any portion or aspect of the merger to any one class or group of the Company’s, Arrow’s or any other party’s security holders vis-à-vis any other class or group of the Company’s, Arrow’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (6) whether or not the Company, Arrow, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (7) the solvency, creditworthiness or fair value of the Company, Arrow or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (8) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the consideration in the merger or otherwise.  Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It was assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources.  Furthermore, Houlihan Lokey relied, with the consent of the board of directors, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, Arrow and the merger.

In preparing its opinion to the board of directors, Houlihan Lokey performed a variety of analyses, including those described below.  The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented.  As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description.  Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion.  Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally.  No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the merger and an evaluation of the results of those analyses is not entirely mathematical.  Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company.  Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the board of directors in connection with its consideration of the proposed merger and was only one of many factors considered by the board of directors in evaluating the proposed merger.  Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration in the merger or of the views of the board of directors or management with respect to the merger or the consideration in the merger.  The type and amount of consideration payable in the merger were determined through negotiation between the Company and Arrow, and the decision to enter into the merger was solely that of the board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the board of directors in connection with Houlihan Lokey’s opinion rendered on September 19, 2010.  The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.  The analyses summarized below include information presented in tabular format.  The tables alone do not constitute a complete description of the analyses.  Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•      Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•      Earnings before interest, taxes, depreciation, and amortization, adjusted for certain non-recurring items, or EBITDA.

•      Net income divided by the number of the Company’s outstanding equity securities, adjusted for certain non-recurring items, or EPS.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of Company common stock and the common stock of the selected companies in the technology systems and component distribution industry listed below as of September 15, 2010, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions.  Accordingly, this information may not reflect current or future market conditions.  Unless the context indicates otherwise, estimates of each of (1) revenue for calendar year 2010, or CY10 Revenue, (2) revenue for calendar year 2011, or CY11 Revenue, (3) EBITDA for calendar year 2010, or CY10 EBITDA, (4) EBITDA for calendar year 2011, or CY11 EBITDA, (5) earnings per share for calendar year 2010, or CY10 EPS, and (6) earnings per share for calendar year 2011, or CY11 EPS, were based on certain publicly available consensus research analyst estimates.  In addition, unless the context indicates otherwise, per share reference range amounts for the Company were based on assumptions of (1) 18.16 million shares of Company common stock outstanding, as per 10-Q filed for the quarterly period ended May 31, 2010, (2) 368,154 restricted shares outstanding as of September 2, 2010 as per management estimates, (3) 710,021 options outstanding as of September 2, 2010, as calculated per treasury method, and (4) net debt of $15.2 million, as per management estimates as of August 31, 2010.

Selected Companies Analysis.  Houlihan Lokey calculated multiples of enterprise value and price per share based on certain financial data for the following twelve selected companies in the technology systems and component distribution industry and compared such multiples to corresponding financial data for the Company:

•      Avnet Inc.

•      Arrow Electronics, Inc.

•      Ingram Micro Inc.

•      WPG Holdings Limited

•      Tech Data Corp.

•      SYNNEX Corp.

•      Insight Enterprises Inc.

•      Datatec Ltd.

•      Richardson Electronics Ltd.

•      PC Connection, Inc. *

•      Softchoice Corp. *

•      PC Mall, Inc. *

* Excluded from high, low, mean and median calculations.

The calculated multiples included multiples of: (1) enterprise value to CY10 Revenue, (2) enterprise value to CY11 Revenue, (3) enterprise value to CY10 EBITDA, (4) enterprise value to CY11 EBITDA, (5) price per share to CY10 EPS, and (6) price per share to CY11 EPS.  The analysis included the following implied high, low, mean and median multiples for the selected companies:

	Enterprise Value/ Revenue				Enterprise Value/ EBITDA				Price/ EPS
	CY 10		CY 11		CY 10		CY 11		CY 10		CY 11
High	0.33	x	0.32	x	10.3	x	8.6	x	12.6	x	10.3	x
Low	0.06	x	0.06	x	4.0	x	3.4	x	7.7	x	6.8	x
Mean	0.18	x	0.16	x	5.5	x	4.8	x	9.6	x	8.3	x
Median	0.16	x	0.15	x	4.8	x	4.2	x	9.5	x	7.9	x

The selected companies analysis indicated the following implied per share reference ranges for the Company, based on selected high and low multiples (i.e., excluding certain outlier data) for each valuation metric, as compared to the proposed per share consideration:

	Enterprise Value / Revenue		Enterprise Value / EBITDA		Price / EPS
	CY10	CY 11	CY10	CY 11	CY10	CY11
Implied Reference Range	$2.94- $7.41	$2.62- $7.73	$2.13-$6.74	$1.21-$4.12	$2.49-$4.08	$1.40-$2.11
Per Share Consideration	$7.00		$7.00		$7.00

Selected Transactions Analysis.  Houlihan Lokey calculated multiples or enterprise value based on estimated purchase prices paid in the following publicly-announced transactions in the technology systems and component distribution industry:

Announced	Acquiror	Target
8/13/2010	Avnet Inc.	itX Group Ltd.
5/25/2010	Avnet Inc.	Unidux Inc. (3)
3/29/2010	Avnet Inc.	Bell Microproducts Inc.
3/20/2010	WPG Holdings	Yosun Industrial Corp. (2)
12/21/2009	Synnex Corp.	Jack of All Games (2)(3)
10/27/2009	Acal plc	Bfi OPTiLAS International S.A.S. (3)
9/25/2009	Platinum Equity	Pomeroy(2)(3)
3/11/2009	Din Global Corp	En Ponte Technologies(2)
11/7/2008	WPG Americas	Jaco Electronics, Distribution Business (2)(3)
10/10/2008	Avnet, Inc.	Abacus Group Plc(3)
9/9/2008	Daiwobo Co	Daiwobo Information System
9/1/2008	WPG Holdings Limited	Asian Information Technology Inc.
7/31/2008	Zones Acquisition Corp	Zones
3/13/2008	Avnet, Inc.	Horizon Technology Group
3/4/2008	Tech Data	Scribona(2)(3)
2/29/2008	Arrow Electronics, Inc.	Achieva Ltd. (1)(2)(3)
2/25/2008	Synnex Corp.	New Age Electronics (2)(3)
2/19/2008	Arrow Electronics, Inc.	LOGIX France, SA(2)(3)
1/24/2008	Insight Enterprises	Calence(3)
11/12/2007	DCC	Banque Magnetique(2)(3)
8/17/2007	PC Mall	Sarcom(3)
7/9/2007	Court Square Capital Partners	CompuCom(3)
6/13/2007	Ingram Micro	DBL Distributing(2)(3)
5/25/2007	Agilysys Inc.	Innovativ Systems Design(3)
5/18/2007	Arrow Electronics, Inc.	Ultra Source Technology Corp. (2)(3)
4/11/2007	Datatec Ltd.	Crane Telecommunications(3)
4/2/2007	Agilysys, Inc.	Stack Computer, Inc. (3)
2/27/2007	Synnex Corp.	PC WholeSale(2)(3)
1/2/2007	Arrow Electronics, Inc.	Agilysys, Inc., Keylink Systems Group(3)
12/6/2006	Arrow Electronics, Inc.	InTechnology plc. Distribution Business(2)(3)
11/6/2006	Avnet Inc.	GE Access Distribution(3)

10/5/2006	Arrow Electronics, Inc.	Alternative Technology(2)(3)
10/2/2006	Bell Microproducts Inc.	ProSys Information Solutions(2)

(1) Not included in the implied maximum, mean, median and minimum multiples for LTM Revenue.

(2) Not included in the implied maximum, mean, median and minimum multiples for LTM EBITDA.

(3) Not included in the implied maximum, mean, median and minimum multiples for LTM Net Income.

The calculated multiples included: enterprise value as a multiple of (1) revenue, (2) EBITDA, and (3) net income, in each case, for the most recently reported twelve months for which financial information had been made public prior to the announcement of the transactions (which are referred to as “LTM Revenue,” “LTM EBITDA” and “LTM Net Income” respectively).  The analysis indicated the following implied maximum, mean, median and minimum multiples for the selected transactions:

	Transaction Value/
	Revenue LTM		EBITDA LTM		Net Income LTM
Maximum	0.5	x	23.2	x	18.4	x
Mean	0.2	x	9.1	x	12.9	x
Median	0.2	x	7.4	x	13.6	x
Minimum	0.1	x	5.0	x	5.6	x

The selected transactions analysis indicated the following implied per share reference ranges for the Company, as compared to the proposed per share consideration:

	Transaction Value/
	Revenue LTM	EBITDA LTM	Net Income LTM
Implied Reference Range	$3.80-$8.76	$4.57-$7.64	$4.06-$6.62
Per Share Consideration	$7.00	$7.00	$7.00

Discounted Cash Flow Analysis.  Houlihan Lokey also calculated the net present value of the Company’s unlevered, after-tax cash flows based on the estimates provided by the management of the Company.  In performing this analysis, Houlihan Lokey used discount rates ranging from 10.0% to 12.0% and terminal value multiples ranging from 7.5x to 8.5x 2015 EBITDA.  Houlihan Lokey selected discount rates based on the Company’s historical weighted average costs of capital, or WACC, and the WACCs for the companies used in the selected companies analysis.  Houlihan Lokey selected 2015 EBITDA multiples based on the EBITDA multiples implied by the selected transactions analysis.  The discounted cash flow analysis indicated the following implied per share reference range for the Company, as compared to the proposed per share consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Consideration
$4.87-$6.31	$7.00

Other Matters.  Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including rendering an opinion to the board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock in the merger.  We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation.  Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings.  Pursuant to the engagement letter, the Company has agreed to pay Houlihan Lokey a customary fee for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter.  Houlihan Lokey also acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the merger.  In addition, Houlihan Lokey will receive a fee for rendering its opinion, regardless of the conclusion reached therein, and which is not contingent upon the successful completion of the merger.  The Company has agreed to reimburse certain of Houlihan Lokey’s expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of Houlihan Lokey’s engagement.

In the ordinary course of business, certain of the affiliates of Houlihan Lokey, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Arrow, or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.  Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Arrow, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

Financial Projections

We provided Arrow with non-public business and financial information about us in connection with its due diligence review of our company.  We also provided our financial advisor, Houlihan Lokey, with the information we provided to Arrow, as well as additional financial projections, in connection with its analysis of the merger consideration.  This information included:

•              Annual Operating Plan.  We provided Arrow and Houlihan Lokey with our annual operating plan for fiscal year 2011, which contained financial projections for our company for each quarter and the fiscal year ending February 28, 2011.  This annual operating plan was finalized in the second quarter of fiscal year 2011 in the ordinary course of our business.

•              Five-Year Financial Projections.  We provided Houlihan Lokey and Arrow with our projected financial performance for the fiscal years ending February 28, 2011 through February 28, 2015.  These financial projections were prepared in August 2010 and reflect information then-available to Company management.  Houlihan Lokey considered these financial projections in preparing the financial analysis it presented to our board of directors.  See “— Opinion of Nu Horizons’ Financial Advisor” beginning on page 31.

These financial projections are included in this proxy statement solely because they were furnished to Arrow or Houlihan Lokey, or both, in connection with the discussions giving rise to the merger agreement.  The inclusion of financial projections in this proxy statement should not be regarded as an indication that any person that received this information considered, or now considers, these projections to be a reliable prediction of our future results.  These projections were prepared for our internal purposes as described above, and not with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or generally accepted accounting principles.  Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, these financial projections.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution.  See “Cautionary Statement Regarding Forward-Looking Statements” on page 15.  The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring subsequent to the date the projections were prepared.  Although presented with numerical specificity, the projections are based upon numerous estimates and assumptions made by our management.  Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control.  Such uncertainties and contingencies can generally be expected to increase with the passage of time from the date the projections were made.  Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially from those projections.  In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, or our compliance with the covenants we made under the merger agreement, all of which might also cause actual results to differ materially.

For these reasons, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections are an accurate prediction of future events, and they should not be relied on as such.  Neither we nor any other person has made, or makes, any representation regarding these projections, and we do not intend nor do we undertake any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events, even if any or all of the assumptions are shown to be in error.  You are cautioned not to rely on this information in making a decision whether to vote in favor of the merger proposal.

We have publicly announced the actual results of our operations for the three months ended August 31, 2010.  You should review our Quarterly Report on Form 10-Q for the period ended August 31, 2010.  See “Where You Can Find More Information” on page 73.

The financial projections from our annual operating plan for fiscal year 2011 that we provided to Arrow and Houlihan Lokey are summarized in the following table (dollars in millions, except per share amounts).

	Fiscal Year 2011 Quarter Ending				Fiscal Year Ending February
	May 31	August 31	November 30	February 28	28, 2011
Total net sales	$210.8	$158.1	$161.6	$157.1	$687.6
Gross profit	30.1	25.5	26.1	25.4	107.1
Operating income	5.2	2.2	2.0	2.1	11.5
Net income	3.4	0.6	0.5	0.7	5.1
EPS	0.18	0.03	0.03	0.04	0.28

Our five-year financial projections for the fiscal years ending February 28 or 29, 2011 through 2015 that we provided to Houlihan Lokey are summarized in the following table (dollars in millions).

	Fiscal Year Ending February 28 or 29
	2011	2012	2013	2014	2015
Total net sales	$687.6	$653.3	$740.1	$840.5	$956.8
Gross profit	107.1	106.5	120.6	137.0	156.0
EBITDA	13.1	11.0	16.8	22.8	28.6
Operating income	11.5	9.2	14.9	20.9	26.4
Net income	5.1	4.1	7.6	11.3	14.7

(1)           EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  We calculate EBITDA by adding GAAP depreciation and amortization to GAAP operating income.

In developing our one-year and five-year financial projections, we made numerous assumptions about our industry, markets, products and ability to execute on our business plans.  In particular, we made the following assumptions:

•              The global economic recovery would continue and accelerate over time, resulting in increased revenues and profits in all regions.

•              The current competitive landscape would remain materially unchanged.

•              We would not make any significant acquisitions or divestitures.

•              Sales in currencies other than the U.S. Dollar would be converted into U.S. Dollars using the applicable exchanges rates as of the date that the projections were prepared.

•              We would not incur any significant restructuring and impairment costs.

•              We would maintain a constant number of total shares outstanding.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in Nu Horizons will be owned by Buyer.  No current holder of Company common stock will have any ownership interest in, nor be a stockholder of, Nu Horizons after the completion of the merger.  As a result, holders of Company common stock will no longer benefit from any increase in Nu Horizons’ value, nor will they bear the risk of any decrease in Nu Horizons’ value.  Following the merger, Buyer will benefit from any increase in the value of Nu Horizons and also will bear the risk of any decrease in the value of Nu Horizons.

Upon completion of the merger, each holder of Company common stock will be entitled to receive $7.00 in cash for each share of Company common stock held.  Each holder of options outstanding at the closing of the merger, whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $7.00 exceeds the exercise price of the option, multiplied by the number of shares of Company common stock underlying the option.  See “The Merger Agreement — Treatment of Options and Restricted Stock” on page 50.  At the effective time of the merger, all options to acquire shares of Company common stock will be cancelled.

Following the merger, shares of Company common stock will be delisted from the NASDAQ Global Select Market and deregistered from the Exchange Act.

Procedures for Receiving the Merger Consideration

If the merger is completed, each holder of Company common stock will receive materials from the paying agent, American Stock Transfer & Trust Company.  As soon as reasonably practicable after the completion of the merger, the paying agent will provide instructions to each holder of record of shares of Company common stock that will explain how to surrender stock certificates.  Each holder of Company common stock will receive cash for his, her or its shares from the paying agent after complying with these instructions.  If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive the merger consideration for those shares.

Conduct of Company Business if the Merger is Not Completed

In the event that the merger agreement is not adopted by holders of Company common stock or if the merger is not completed for any other reason, holders of Company common stock will not receive any payment for their shares of Company common stock.  Instead, Nu Horizons will remain an independent public company, Company common stock will continue to be listed and traded on the NASDAQ Global Select Market and holders of Company common stock will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of Company common stock.  If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Nu Horizons shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed and does not reflect the costs incurred by the Company in connection with the merger, which will be reflected in the Company’s financial results regardless of whether the merger is consummated.  From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Nu Horizons, and, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value.  If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Nu Horizons will be offered or that the business, prospects or results of operations of Nu Horizons will not be adversely impacted.

However, pursuant to the merger agreement, under certain circumstances, Nu Horizons is permitted to terminate the merger agreement and recommend an alternative transaction.  See “The Merger Agreement—Termination” beginning on page 61.

Under certain circumstances, if the merger is not completed, Nu Horizons may be obligated to reimburse Buyer for up to $3,000,000 of its fees and expenses, and pay to Buyer a termination fee of 3% of the aggregate merger consideration, approximately $4,039,800, plus expenses, less any such fees and expenses already paid.  See “The Merger Agreement—Termination Fee, Expenses” beginning on page 62.

Regulatory Approvals

The merger agreement requires Buyer, Merger Sub and us to use commercially reasonable best efforts to prepare any merger notifications or obtain any government consents or approvals required to close the merger under the HSR Act and other antitrust laws.  The merger is subject to review by the Antitrust Division and the FTC under the HSR Act, and by foreign governmental authorities under the antitrust laws of various other jurisdictions where Buyer and the Company conduct business.  Under the HSR Act, Buyer and the Company were required to make pre-merger notification filings and await the expiration of statutory waiting periods prior to completing the merger.  Buyer and the Company have made the requisite pre-merger notification filings with the Antitrust Division and the FTC.  The completion of the merger is also conditioned upon the expiration or termination of the HSR Act waiting period.  Buyer and the Company submitted the filings required by the HSR Act on October 5, 2010.  The initial 30 day waiting period under the HSR Act will expire on November 4, 2010.  We also expect to make antitrust filings in Germany, Austria and China.  The dates on which those filings are made will dictate the dates on which the applicable notice period expires.

In addition, during or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, any of the Antitrust Division, the FTC, or other U.S. or foreign governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest.  Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.  Buyer and the Company cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Buyer and we will prevail.  There can be no assurance that the parties will obtain the required antitrust approvals or obtain the approvals without restrictions or conditions.  These restrictions and conditions could include the grant of a complete or partial license, divestiture or holding separate of assets or businesses.  Under the terms of the merger agreement, Buyer is not required to agree to commit to any divestiture, license or hold separate with respect to any of its or our assets or businesses, or otherwise take or commit to take any action that limits Buyer’s freedom of action with respect to, or its ability to retain, any asset or business of Buyer or the Company.

Except as noted above, and the filing of a certificate of merger or similar document in Delaware at or before the effective time, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of Nu Horizons’ board of directors with respect to the merger, holders of Company common stock should be aware that Nu Horizons’ executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of holders of Company common stock in general. The members of the board were aware of such interests when deciding to approve the merger and to recommend that holders of Company common stock vote in favor of the proposal to adopt the merger agreement. See “—Background of the Merger” beginning on page 20 and “—Reasons for the Merger; Recommendation of Nu Horizons’ Board of Directors” beginning on page 28.

As summarized below, Nu Horizons’ executive officers and directors will be entitled to certain payments with respect to their equity-based awards upon the closing of the merger, and Nu Horizons’ executive officers will be entitled to certain payments and benefits in the event of specified terminations of their employment following the merger.  Nu Horizons’ executive officers and directors will also be entitled to indemnification and officers’ and directors’ insurance coverage following the merger.

Payments with Respect to Equity-Based Awards

In connection with the transaction, the equity-based awards held by Nu Horizons’ executive officers and directors will be treated as follows:

Stock Options.  Upon completion of the merger, each then-outstanding stock option that was granted by the Company will be cancelled, and option holders will receive from Buyer or the surviving corporation an amount in cash equal to the product of (x) the number of shares of Company common stock covered by such option, whether or not vested, multiplied by (y) the excess, if any, of the $7.00 per share merger consideration over the per-share exercise price for such option, less any applicable withholding taxes.

All of the options currently held by Nu Horizons’ executive officers and directors were granted at exercise prices that are between $1.52 and $14.62.   No payments will be made with respect to options that have an exercise price equal to or greater than $7.00.   The following table sets forth the number of vested and unvested options that executive officers and directors of Nu Horizons will hold at the time of the merger with exercise prices less than $7.00, assuming that the merger becomes effective on December 10, 2010, and that the executive officers and directors are not granted any additional stock options or exercise any options prior to such date:

Executive Officer/Director	Vested	Unvested	Total
Steven J. Bilodeau	15,000	15,000	30,000
Kurt Freudenberg	12,500	37,500	50,000
Herbert M. Gardner	150,000	15,000	165,000
Martin Kent	0	360,000	360,000
Stephen Mussmacher	10,250	23,750	34,000
Arthur Nadata	350,551	104,449	455,000
Martin Novick	90,000	15,000	105,000
Dominic A. Polimeni	105,000	15,000	120,000
Richard Schuster	210,000	200,000	410,000
David Siegel	150,000	15,000	165,000
Kent Smith	13,750	61,250	75,000

Restricted Stock.  At the time the merger becomes effective, all restricted stock awards will become fully vested (including those held by Nu Horizons’ executive officers and directors), and each share that is subject to a restricted stock award will be treated identically to all other outstanding shares of Company common stock.  Assuming that the merger becomes effective on December 10, 2010 and that the executive officers and directors are not granted any additional restricted shares prior to such date, the executive officers and directors will hold the following number of restricted shares at the time the merger becomes effective:

Executive Officer/Director	Restricted Shares
Steven J. Bilodeau	0
Kurt Freudenberg	33,722
Herbert M. Gardner	0
Martin Kent	0
Stephen Mussmacher	8,574
Arthur Nadata	50,000
Martin Novick	0
Dominic A. Polimeni	0
Richard Schuster	50,000
David Siegel	0
Kent Smith	24,505

Payments and Benefits upon Termination of Employment

Nu Horizons has entered into employment agreements and/or change in control agreements with its executive officers that provide for severance payments and other benefits in the event of specified terminations of the executive officer’s employment.  Certain of these arrangements only provide for severance payments and benefits in the event of specified terminations following a change in control.  For purposes of such agreements, the transactions contemplated by the merger agreement will constitute a change in control.

Martin Kent.   We are party to an employment agreement with Mr. Kent, our President and Chief Executive Officer.   The employment agreement provides that in the event that the Company terminates Mr. Kent’s employment other than for “cause” on or before May 3, 2011, the Company will reimburse Mr. Kent for certain relocation expenses in connection with his physical relocation to the United Kingdom in an amount not to exceed an aggregate $100,000.  In the event that the Company terminates his employment without “cause” or Mr. Kent resigns for “good reason”, he will be entitled to continued salary for a period of six months.  The severance payments under Mr. Kent’s employment agreement are not conditioned upon the occurrence of a change in control, and the agreement does not otherwise provide for enhanced benefits in the event of a termination following a change-in-control.

Richard Schuster.  We are party to an employment agreement and a change in control agreement with Mr. Schuster, our Chief Operating Officer, Senior Executive Vice President, Secretary and a director (collectively, the “Schuster Agreement”).  The Schuster Agreement provides that upon Mr. Schuster’s exercise, within six months of a change-in-control, of his option to terminate his employment, or upon his termination of employment by the Company at any time following a change in control, Mr. Schuster is entitled to a lump sum payment equal to three times the average of the total annual compensation paid to him with respect to the five prior fiscal years of the Company, minus $100, plus a “gross up” payment for income and excise taxes thereon.

The Schuster Agreement further provides that upon a termination of employment by the Company “without cause,” Mr. Schuster and the Company will enter into a consulting agreement, pursuant to which Mr. Schuster will serve as a consultant for a five-year period in exchange for certain medical and dental benefits for him and his spouse plus reimbursement for the income taxes payable in respect of such benefits.

Additionally, pursuant to the terms of the Company’s retirement plan, Mr. Schuster will be entitled to receive for five calendar years an annual cash benefit in an amount determined by the number of years of service he has provided to the Company, ranging from a minimum of $310,000 for 20 years of service to a maximum of approximately $393,000 for 25 or more years of service.  Based on his current years of service, Mr. Schuster will be entitled to receive the maximum cash benefit.  The payments and benefits under Mr. Schuster’s consulting agreement and the retirement plan are not conditioned upon the occurrence of a change-in-control, and the agreement and the plan do not otherwise provide for enhanced benefits following a change-in-control.

Kurt Freudenberg, Kent Smith and Stephen Mussmacher.  The Company is a party to change in control agreements with each of Messrs. Freudenberg, Smith and Mussmacher.  The agreement with Mr. Freudenberg provides that if Mr. Freudenberg terminates his employment for “good reason” or Nu Horizons terminates his employment, in either case, within one year following a change in control, he is entitled to receive a lump sum payment equal to the amount of his base salary in effect at the time of such event, plus a pro-rata portion of his annual bonus, based on the bonus paid to him for the immediately preceding fiscal year.  Each of the agreements with Messrs. Smith and Mussmacher provides that if his employment is terminated by the Company within one year following a change in control, the executive is entitled to receive an amount equal to the average of the base salary paid to him for the three preceding fiscal years, payable ratably over a twelve-month period commencing on the termination date.

Estimated Amounts of Transaction-Related Payments and Benefits

Set forth below is the estimated value of the payments and benefits described above that Nu Horizons’ executive officers and directors will receive upon completion of the merger or in the event of specified terminations of their employment following the merger. The amounts set forth do not include any payments (including those described above) that are not conditioned upon the occurrence of a “change in control.”  The amounts set forth in this table assume that the merger will close on December 10, 2010 and that the executive officers’ employment will be terminated immediately thereafter.  The actual amounts of these payments and benefits can only be determined at the time of the closing of the merger or termination of employment, as applicable, and may differ from the amounts set forth below.

Name	Payment in Respect of Stock Options	Payment in Respect of Restricted Stock	Cash Severance Payment	Tax Gross-Up		Total
Executive Officers
Martin Kent	$1,191,600	$0	$0	$0		$1,191,600
Richard Schuster	$836,300	$350,000	$1,594,655	$2,289,459	*	$5,070,414
Kurt Freudenberg	$140,500	$236,054	$360,000	$0		$736,554
Kent Smith	$274,000	$171,535	$227,035	$0		$672,570
Stephen Mussmacher	$103,200	$60,018	$209,414	$0		$372,632
Directors				$0
Arthur Nadata	$914,750	$350,000	$0	$0		$1,264,750
Dominic A. Polimeni	$139,200	$0	$0	$0		$139,200
Herbert M. Gardner	$160,050	$0	$0	$0		$160,050
Martin Novick	$147,600	$0	$0	$0		$147,600
David Siegel	$160,050	$0	$0	$0		$160,050
Steven J. Bilodeau	$104,550	$0	$0	$0		$104,500

*Amount consists of $1,189,051 attributable to excise tax and $1,100,408 attributable to federal and state income taxes.

Strategic Committee Fees.  In connection with establishing the compensation payable to the non-employee directors generally, the board of directors established the compensation payable to the members of the strategic committee during any period that the strategic committee was necessary.  For the period from the re-establishment of the strategic committee in April 2010 in connection with the commencement of discussions with Arrow and Strategic Party A, through June 2010, the strategic committee chairman received $4,500 per month, the strategic committee vice chairman received $2,250 per month and all members of the strategic committee received $1,800 per meeting.  In June 2010, in conjunction with a salary increase to employees, the cash compensation payable to the members of the strategic committee was increased and the chairman was paid $4,750 per month, the vice-chairman was paid $2,375 per month and all members of the strategic committee received $1,900 per meeting.

Indemnification of Directors and Officers; Insurance.  The merger agreement provides that, for six years after the effective time of the merger, the current and former directors and officers of the Company will be indemnified and held harmless in respect of acts or omissions occurring prior to the effective time of the merger.  Further, for a period of six years, the Company will maintain the insurance coverage provided under the policies of directors and officers’ liability insurance maintained by the Company as of the date of the merger agreement (although the policies may be substituted for policies reasonably acceptable to the beneficiaries of such policies that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons), provided that the Company shall not be required to pay an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company prior to the date of the merger agreement.  See “The Merger Agreement—Indemnification” on page 58.

Agreements and Intent to Vote in Favor of the Merger.  All of Nu Horizons’ directors benefically owning shares on September 19, 2010, have agreed to vote in favor of the merger. Collectively, these persons represent [974,365] of Nu Horizons common stock, which is equivalent to approximately [5.3%] of the total shares of Nu Horizons common stock outstanding as of [        •        ], [        •         ] [        •        ], 2010, the record date for stockholders entitled to vote at the special meeting.

Material U.S. Federal Income Tax Consequences of the Merger

General.  The following is a summary of material U.S. federal income tax consequences of the merger to U.S. holders of Company common stock whose shares are converted into the right to receive cash in the merger.  This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change or varying interpretation, possibly with retroactive effect.  It is assumed, for purposes of this summary, that the shares of Company common stock are held as capital assets within the meaning of Section 1221 of the Code (generally property held for investment) by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation).  This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Company common stock in light of that holder’s particular circumstances, or to those holders that may be subject to special treatment under the U.S. federal income tax laws, for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or stockholders who hold shares of Company common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax or who acquired their shares of Company common stock through the exercise of director or employee stock options or other compensation arrangements.  In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a holder of Company common stock, or the U.S. tax consequences to any holder of convertible securities.

The U.S. federal income tax consequences summarized below are not intended to constitute a complete description of all tax consequences relating to the merger.  Because individual circumstances may differ, each U.S. holder of Company common stock and anyone else who may receive merger consideration is urged to consult such person’s own tax advisor as to the particular tax consequences to such person of the merger, including the application and effect of state, local, foreign and other tax laws.

Consequences of the Merger to Holders of Company Common Stock.  The receipt by a U.S. holder of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, a stockholder who surrenders shares of Company common stock in exchange for cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered.  Gain or loss will be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction and not aggregated with other blocks of shares).  Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a holder has held such shares for more than one year as of the closing date of the merger.  In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax.  There are limitations on the deductibility of capital losses.

In general, U.S. holders who exercise dissenters’ or appraisal rights will also recognize gain or loss.  Any holder considering exercising statutory dissenters’ or appraisal rights should consult the holder’s own tax advisor.

Information Reporting and Backup Withholding.  Payments made to a U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding for U.S. federal income tax purposes.  Generally, under the U.S. federal income tax backup withholding rules, a holder of Company common stock or other payee that exchanges shares of Company common stock for cash may be subject to backup withholding, currently at a rate of 28%, unless the holder of Company common stock or other payee establishes that it is an exempt recipient or (i) provides a taxpayer identification number or “TIN” (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such holder is not subject to backup withholding and (C) such holder is a U.S. person.  Each holder of Company common stock and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. person’s federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice.  Holders of Company common stock should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences of the merger to them in view of their own particular circumstances.

Litigation Challenging the Merger

The following actions have been commenced in connection with the proposed acquisition of the Company by Arrow pursuant to the merger agreement.

On September 22, 2010, a putative class action was commenced in New York State Supreme Court, Suffolk County, entitled Jun Pan v. Nu Horizons Electronics Corp., Arthur Nadata, Martin Kent, Richard Schuster, Kurt Freudenberg, Steven J. Bilodeau, Herbert M. Gardner, Martin Novick, Dominic A. Polimeni, David Siegel, Arrow Electronics, Inc. and Nu Horizons Acquisition Corp.  The action alleges that the individual defendants breached their fiduciary duties to the shareholders and that the Company aided and abetted such breach.  The action seeks to enjoin or rescind the merger, to require the individual defendants to properly exercise their fiduciary duties, and to recover unspecified damages and costs.

On September 22, 2010, a putative class action was commenced in New York State Supreme Court, Suffolk County, entitled Vladimir Gusinsky Revocable Trust v. Nu Horizons Electronics Corp., Martin Kent, Kurt Freudenberg, Richard S. Schuster, Arthur Nadata, Herbert M. Gardner, Dominic A. Polimeni, David Siegel, Martin Novick, Steven J. Bilodeau, Arrow Electronics, Inc., and Neptune Acquisition Corporation, Inc. The action alleges that the individual defendants breached their fiduciary duties to the shareholders and that the Company aided and abetted such breach.  The action seeks to enjoin or rescind the merger, to require the individual defendants to properly exercise their fiduciary duties, to impose a constructive trust, and to recover unspecified damages and costs.

On September 22, 2010, a putative class action was commenced New York State Supreme Court, Suffolk County, entitled Joseph Ferris v. Nu Horizons Electronics Corp., Martin Kent, Kurt Freudenberg, Richard S. Schuster, Arthur Nadata, Herbert M. Gardner, Dominic A. Polimeni, David Siegel, Martin Novick, Steven J.

Bilodeau, Arrow Electronics, Inc., and Neptune Acquisition Corporation, Inc. The action alleges that the individual defendants breached their fiduciary duties to the shareholders and that the Company aided and abetted such breach.  The action seeks to enjoin or rescind the merger, to require the individual defendants to properly exercise their fiduciary duties, to impose a constructive trust, and to recover unspecified damages and costs.

On September 29, 2010, a putative class action was commenced in New York Supreme Court, Suffolk County entitled Andrew Weston v. Martin Kent, Arthur Nadata, Herbert Gardner, Martin Novick, Steven Bilodeau, Nu Horizons Electronics Corp., Arrow Electronics, Inc., and Neptune Acquisition Corporation, Inc.  The action alleges that the individual defendants breached their fiduciary duties to the shareholders and that the Company aided and abetted such breach.  The action seeks to enjoin or rescind the merger and to obtain an accounting for profits, benefits and unspecified damages and costs.

THE MERGER AGREEMENT

(PROPOSAL NO. 1)

Following is a summary describing the material provisions of the merger agreement.  The provisions of the merger agreement are complicated and not easily summarized.  This summary may not contain all of the information about the merger agreement that is important to you.  The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

Effective Time of Merger

The merger agreement provides for the merger of Merger Sub with and into Nu Horizons upon the terms and subject to the conditions of the merger agreement, including approval of its principal terms by the holders of Company common stock.  The merger will become effective at the effective time, which will be the time stated in certain filings with the Secretary of State of the State of Delaware.  We are working with Arrow to complete the merger as quickly as possible.  We cannot predict the exact effective time, because completion of the merger is subject to certain conditions that are beyond our control, but absent any unanticipated delay, we expect the merger to become effective promptly following the special meeting and the expiration of applicable waiting periods under antitrust law.  In the event, however, that all of the conditions are satisfied during the period from December 13, 2010 to December 31, 2010, we will close on January 3, 2010, unless Arrow and Nu Horizons agree otherwise.

Structure of Merger

At the effective time, Merger Sub will merge with and into Nu Horizons.  Nu Horizons will be the surviving corporation in the merger.  As a result of the merger, Nu Horizons will become a wholly-owned subsidiary of Arrow.

Articles of Incorporation, Bylaws, and Directors and Officers of the Surviving Corporation

At the effective time:

•                                          our articles of incorporation will be amended in their entirety to read as set forth in Exhibit A of the merger agreement;

•                                          the bylaws of Merger Sub will become our bylaws;

•                                          the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation; and

•                                          the officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation.

Merger Consideration

Each share of Company common stock issued and outstanding immediately before the effective time will automatically be cancelled, will cease to exist and will be converted into the right to receive the merger consideration of $7.00 per share, except that:

•                                          each share held by Arrow, Merger Sub or us or any of our respective subsidiaries immediately prior to the effective time will be cancelled, and no payment will be made with respect to these shares; and

•                                          so long as the requirements of Section 262 of the General Corporation Law of the State of Delaware are satisfied, shares held by holders of Company common stock who have properly demanded and perfected, and have not timely withdrawn, their appraisal rights with respect to such shares in accordance with Section 262 will be cancelled, and the holders of those shares will have only the rights granted by Section 262.

After the effective time, each holder of a certificate that formerly represented shares of Company common stock will have, and the certificate will represent, only the rights described above.  Each share of Merger Sub outstanding immediately prior to the effective time will be converted into a share of stock of the surviving corporation.

Treatment of Options and Restricted Stock

When the merger becomes effective, each then-outstanding stock option that was granted by the Company will be cancelled, and option holders will receive from Buyer or the surviving corporation an amount in cash equal to the product of (x) the number of shares of Company common stock covered by such option, whether or not vested, multiplied by (y) the excess, if any, of the $7.00 per-share merger consideration over the per-share exercise price for such option, less any applicable withholding taxes.  No amounts will be paid with respect to options that have an exercise price equal to or greater than $7.00 per share.

When the merger becomes effective, each then-outstanding share of restricted stock will become vested and will be cancelled and converted into the right to receive the merger consideration.

Payment for Shares and Exchange Procedures

American Stock Transfer & Trust Company, which we refer to in this proxy statement as the “paying agent,” will act as the agent for the payment of merger consideration upon surrender of stock certificates that formerly represented Company common stock and were converted into the right to receive the merger consideration after the effective time.  After the effective time, Arrow will provide or cause to be provided to the paying agent cash necessary for payment of the merger consideration and the aggregate option payments, which we refer to in this proxy statement as the “exchange fund.”

As promptly as practicable after the effective time, Arrow and Merger Sub shall cause the paying agent to mail to each holder of record of a certificate or shares represented by book entry appropriate transmittal materials and instructions for effecting the surrender of certificates in exchange for the merger consideration.

When a certificate is properly delivered, duly endorsed as the paying agent may require, or, in the case of book-entry shares, the transmittal materials and instructions are adhered to, the holder of the certificate or shares represented by book entry will be entitled to receive in exchange therefor the amount of cash which the shares of Company common stock formerly represented and the certificate or shares represented by book entry will have been converted into the right to receive this merger consideration after the effective time.  Holders of Company common stock should not return their stock certificates with the enclosed proxy or send their stock certificates until they receive the transmittal materials and instructions for the surrender of stock certificates.

In the event of a transfer of ownership of Company common stock that is not registered in our records, payment of merger consideration may be made to someone other than the person in whose name the certificate is registered, if such certificate is delivered to the paying agent accompanied by all documents required to evidence such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer taxes have been paid.  Additionally, in the event that a certificate shall have been lost, stolen, mislaid or destroyed, payment of the merger consideration will be made upon the claimant’s compliance with certain procedures.

The surviving corporation shall pay all charges and expenses in connection with the distribution of the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Arrow and Merger Sub and representations and warranties made by Arrow and Merger Sub to the Company.  The representations and warranties expire at the effective time.  The assertions embodied in the representations and warranties were made for the benefit of the other party to the merger agreement, and are intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect.  In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated among the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties.  Matters may change from the state of affairs contemplated by the representations and warranties.  Neither we, Arrow nor Merger Sub undertakes any obligations to publicly release any revisions to the representations and warranties, except as required under U.S. federal or other applicable securities laws.

The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in the proxy statement.

Representations and Warranties of Nu Horizons.  The assertions embodied in the representations and warranties of the Company to Arrow and Merger Sub are qualified by information in disclosure schedules that we prepared for Arrow and Merger Sub in connection with signing the merger agreement and that we refer to in this proxy statement as the “disclosure schedules.”  While we do not believe that the disclosure schedules contain information that corporate or securities laws or other regulations require us to publicly disclose, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the merger agreement.  Accordingly, our representations and warranties in the merger agreement should not be relied upon as characterizations of the actual state of facts, since such representations and warranties are qualified in important respects by the disclosure schedules and since facts may have changed or may change in the future.  The disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information.  Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and such subsequent information may or may not be fully reflected in our public disclosures.

Our representations and warranties to Arrow and Merger Sub relate to the following matters, among others:

•                                          our due organization, valid existence and good standing;

•                                          our corporate power and authority to own, lease and operate our properties and assets and to carry on our business as now being conducted and as proposed to be conducted and our due qualification and good standing to do business in every jurisdiction in which the nature of our activities make qualification necessary;

•                                          our corporate power and authority to enter into, and perform our obligations under, the merger agreement and to complete the transactions contemplated thereby;

•                                          our capital structure, including our subsidiaries and the capital structure of our subsidiaries;

•                                          the absence of conflicts with, material defaults, or material breaches under our organizational documents or material contracts as a result of the merger agreement or the completion of the transactions contemplated thereby;

•                                          the government consents, approvals, licenses, permits, orders or authorizations we require in connection with the merger agreement or the completion of the transactions;

•                                          the vote of our stockholders required to approve the merger proposal and to complete the merger;

•                                          the recommendation by our board of directors that our stockholders approve the merger proposal;

•                                          our filings with the SEC since March 1, 2007, including our financial statements included in our SEC filings;

•                                          our establishment and maintenance of disclosure controls and procedures and internal controls required by rules promulgated under the Exchange Act and our relationship with our independent auditors;

•                                          the absence of material undisclosed liabilities of the Company;

•                                          the absence of certain changes in our business since May 31, 2010;

•                                          our material contracts and obligations and the absence of certain defaults thereunder;

•                                          certain insurance matters;

•                                          the absence of proceedings pending or to our knowledge threatened against or affecting us as well as the absence of court or other government orders that would be expected to be material to us;

•                                          our compliance with environmental laws;

•                                          our payment, and compliance with laws related to payment, of taxes, and other tax and accounting matters;

•                                          the real property and other assets we lease, and other real estate and personal property matters;

•                                          our ownership, license and lawful use of intellectual property, and other intellectual property matters, including the absence of infringement by us on intellectual property of third parties, and third parties on our intellectual property;

•                                          our benefit plans, employees and employment practices and other labor matters, including compliance with applicable labor laws since March 1, 2007;

•                                          the permits required to operate our business and our possession and maintenance of such permits;

•                                          our compliance with applicable laws since March 1, 2005;

•                                          our material customers and material suppliers and our relationship with them;

•                                          our compliance with U.S. export and import laws and privacy laws and other laws applicable to our business;

•                                          information we supplied for inclusion in this proxy statement;

•                                          the absence of broker’s, finder’s, financial advisor’s or other similar fees or commissions in connection with any of the transactions contemplated by the merger agreement (other than the fee payable to Houlihan Lokey);

•                                          our receipt of a fairness opinion from our financial advisor;

•                                          our accounts and notes receivable;

•                                          our inventory, including its origin and condition, as well as the business processes used for testing and monitoring the same;

•                                          our books and records; and

•                                          our product and service warranties, including the absence of any claims based thereon.

Material Adverse Effect.  Some of the representations and warranties referred to above are qualified by a material adverse effect standard.  See “— Conditions to Completing the Merger — Material Adverse Effect” beginning on page 58.

Representations and Warranties of Arrow and Merger Sub.  The merger agreement also contains representations and warranties made by each of Arrow and Merger Sub to the Company relating to the following matters, among others:

•                                          the due organization, valid existence and good standing of Arrow and Merger Sub;

•                                          the corporate power and authority of each of Arrow and Merger Sub to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted and its due qualification and good standing to do business in every jurisdiction where the failure to be so qualified or in good standing would materially impair its ability to perform its obligations under the merger agreement;

•                                          the corporate power and authority of Arrow and Merger Sub to enter into, and perform its obligations under, the merger agreement and to complete the transactions contemplated thereby;

•                                          the absence of conflicts with, defaults, or breaches under Arrow and Merger Sub’s organizational documents or contracts as a result of the merger agreement or the completion of the transactions contemplated thereby;

•                                          the approval of the merger agreement and the transactions contemplated thereby by the boards of directors of each of Arrow and Merger Sub;

•                                          the governmental consents, approvals, licenses, permits, orders or authorizations required with respect to Arrow or Merger Sub in connection with the merger agreement or the completion of transactions contemplated thereby;

•                                          the absence of certain changes in Arrow or Merger Sub’s business since Arrow’s last periodic report filed with the SEC;

•                                          the purpose for which Merger Sub was formed and its operation until the merger is completed;

•                                          the absence of proceedings pending or to Arrow’s knowledge threatened against or affecting Arrow or any of its subsidiaries as well as the absence of court or other government orders that could reasonably be expected to materially restrict or enjoin the completion of the transactions contemplated by the merger agreement or prevent or materially delay the ability of Arrow or Merger Sub to complete the transactions contemplated by the merger agreement or to perform their obligations thereunder;

•                                          the absence of broker’s, finder’s, financial advisor’s or other similar fees or commissions in connection with any of the transactions contemplated by the merger agreement (other than the fee payable to Arrow’s financial advisor);

•                                          the financial capability of Arrow to pay the merger consideration and perform Arrow’s and Merger Sub’s other obligations under the merger agreement; and

•                                          information supplied by Arrow, Merger Sub or their representatives for inclusion in this proxy statement.

Nu Horizons’ Conduct of Business Pending the Merger

We have agreed, until the earlier of the termination of the merger agreement in accordance with its terms or the effective time, subject to certain exceptions, to conduct our business in the ordinary course and use commercially reasonable efforts to preserve our business organization, assets and properties, and to preserve our goodwill.  In connection therewith, we have agreed, until the earlier of the termination of the merger agreement in accordance with its terms or the effective time, subject to certain exceptions, including Arrow’s consent (which will not be unreasonably withheld or delayed), that we will not:

•                                          pay dividends or split, combine or reclassify our capital stock;

•                                          purchase, redeem or otherwise acquire our capital stock or securities or any related rights or options (other than forfeiture of Company stock options pursuant to any Company stock plan);

•                                          issue, pledge or otherwise dispose of or encumber any shares of our capital stock or securities or any related rights or options (other than issuances on exercise of Company stock options or restricted stock awards outstanding on the date of the merger agreement);

•                                          amend our charter documents;

•                                          acquire any business, company or material assets, except purchases of inventory in the ordinary course of business;

•                                          sell, lease, license, pledge or otherwise dispose of or encumber any of our material properties or assets;

•                                          sell or otherwise transfer any material assets, other than sales of inventory in the ordinary course of business;

•                                          adopt or implement any stockholder rights plan;

•                                          enter into an agreement with respect to any merger, liquidation, dissolution, restructuring, recapitalization or other reorganization or acquisition or disposition of all of or any substantial portion of our assets or securities, except as otherwise permitted by the merger agreement as described below under “—No Solicitation, Acquisition Proposals”;

•                                          incur any new indebtedness for borrowed money other than indebtedness reflected on our February 28, 2010, audited balance sheet, issue, sell or amend any debt securities or rights to acquire any debt securities of the Company, guarantee any debt securities of another company or enter into any “keep well” or other agreement to maintain the financial condition of another person;

•                                          make any loans, advances, or capital contributions to, or investments in, any other person, other than employee advances made in the ordinary course of business;

•                                          enter into any hedging agreement or other derivatives instrument;

•                                          make any capital expenditures or other expenditures with respect to property, plan or equipment during any fiscal quarter in excess of $100,000 in the aggregate;

•                                          change our pricing policies, credit practices, the rate or timing of our payment of accounts payable, the collection of accounts receivable, or our earnings accrual rates on contracts;

•                                          change accounting methods or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalue any assets, except as required by a change in GAAP;

•                                          change the Company’s fiscal year;

•                                          pay, settle or accept any material claims, liabilities, disputes, audit or investigation findings or results or obligations, except according to their terms or as reserved against in the most recent consolidated financial statements included in our Form 10-Q for the quarter ended May 31, 2010;

•                                          waive any material benefit of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which our consent is required under any confidentiality or similar agreement;

•                                          terminate any material contract or waive, release or assign any material rights or claims, or, except in the ordinary course of business, modify or amend any material contract;

•                                          terminate any confidentiality or standstill agreement, or waive, release or assign any material rights or claims, or modify or amend any such contract;

•                                          enter into or modify the terms of any contract relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company, except in the ordinary course of business;

•                                          license, or modify the terms of any license of, any material intellectual property rights, other than non-exclusive licenses that we may cancel without penalty on 30 days’ written notice;

•                                          make changes in severance arrangements or other employee agreements or employee benefits, materially increase compensation or pay a bonus other than as required by an existing agreement, grant, or accelerate payment of, any stock options or restricted stock awards, employ, promote or terminate any executive officers or certain other employees, or fund or otherwise secure payments or benefits under employee benefit plans or agreements, other than in the ordinary course of business;

•                                          make or rescind any tax election inconsistent with the prior tax year, settle or compromise any tax liability, amend any tax return, make a request for a written ruling of a taxing authority relating to taxes or file a request for a pre filing agreement or similar procedure, enter into an agreement with a taxing authority with respect to taxes;

•                                          close or open any material facility or office;

•                                          initiate, compromise or settle any material proceeding;

•                                          authorize any transfer or exercise of rights with respect to shares of Company common stock in violation of the voting agreements;

•                                          fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement or to timely file claims thereunder;

•                                          fail to pay accounts payable and other obligations in the ordinary course of business; or

•                                          agree to any covenant not to compete or other covenant restricting the marketing or distribution of the Company’s products or services or otherwise limiting the Company’s freedom to compete or to dispose or encumber any of our material assets, or that would so limit Arrow after the effective time, other than territorial limitations in certain agreements entered into in the ordinary course of business.

No Solicitation, Acquisition Proposals

No Solicitation.  Under the terms of the merger agreement, subject to certain negotiated exceptions, we generally will not:

•                                          initiate, solicit, encourage, facilitate or induce the submission of another “acquisition proposal”;

•                                          engage or participate in any discussions or negotiations regarding, or provide any person with non-public information in connection with, another acquisition proposal, or otherwise encourage or facilitate any effort or attempt to make or implement another acquisition proposal;

•                                          approve, endorse or recommend another acquisition proposal; or

•                                          enter into any letter of intent, agreement in principle, merger agreement, option agreement or similar contract relating to another acquisition proposal.

An “acquisition proposal” is any inquiry, proposal or offer relating or likely to lead to:

•                                          a merger, consolidation, dissolution, tender or exchange offer, joint venture, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company;

•                                          the acquisition of 15% or more of the outstanding capital stock of the Company; or

•                                          the acquisition of assets constituting 15% or more of net revenues, net income, EBITDA or consolidated total assets of the Company.

Acquisition Proposals.  Notwithstanding these restrictions, if before stockholder approval of the merger we receive a bona fide, unsolicited written acquisition proposal that is not obtained in violation of the prohibitions described above and that our board of directors determines in good faith (after consultation with our financial advisor and outside counsel) constitutes or could reasonably be expected to result in a superior proposal, and if our board of directors concludes in good faith (after consultation with our financial advisor and outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable law, we may furnish information to the person making the acquisition proposal and discuss or negotiate the acquisition proposal with such person.  We will not disclose any non-public information to any person making such an acquisition proposal without entering into a confidentiality agreement with such person on terms no less favorable in the aggregate to us than those contained in our confidentiality agreement with Arrow.

A “superior proposal” is a bona fide written acquisition proposal to acquire all or substantially all of our equity or assets that our board of directors determines, in good faith (after consultation with our financial advisor and outside counsel):

•                                          is reasonably capable of being completed timely on the proposed terms, taking into account all aspects of the proposal;

•                                          for which any required financing is fully committed, or which, in the good-faith judgment of our board of directors (based on the advice of our financial advisor), is reasonably capable of being timely financed by the person making the proposal to finance the acquisition proposal; and

•                                          would, if consummated, result in a transaction that, after taking into account all of the terms and conditions, is more favorable from a financial point of view to the holders of Company common stock than the transactions provided for in the merger agreement and any bona fide amendment offered or proposed by Arrow.

We will promptly (and in no event later than two business days following receipt) notify Arrow and Merger Sub in the event that we receive another acquisition proposal or any communication from a person indicating that it is considering making another acquisition proposal and will keep Arrow and Merger Sub informed as to the status and any material developments, discussions and negotiations concerning such acquisition proposal, including prompt written notice to Arrow of any determination by our board of directors (or a special committee thereof) that a superior proposal has been made.

Change in Board Recommendation.  Except as the merger agreement permits, our board of directors will not (1) amend, withdraw, modify, change, condition or qualify, or publicly propose to withdraw or modify, our board of directors’ recommendation that our stockholders approve the merger proposal, (2) approve or recommend another acquisition proposal or publicly propose to do so, or (3) make any public statement or take any other action inconsistent with the recommendation that our stockholders approve the merger proposal.

In response to a superior proposal, our board of directors may withdraw, modify, change, condition or qualify its recommendation that our stockholders approve the merger proposal at any time before our stockholders approve the merger proposal if all of the following conditions are met:

•                                          we have complied with our obligations under the merger agreement relating to solicitation, responding to other acquisition proposals and changing the board’s recommendation, which are described briefly in this section;

•                                          Arrow has not made a good faith written proposal in response to the superior proposal on or before the fifth business day following Arrow’s receipt of notice of the superior proposal from us, or our board of directors concludes in good faith (after consulting with our financial advisor and outside legal counsel) following the receipt of a good faith written proposal from Arrow within the five business day period that the superior proposal that we gave Arrow notice of continues to be a superior proposal (provided that Arrow is given an additional period of five business days to make an additional good faith written proposal in the case of a material modification of the terms of the superior proposal); and

•                                          our board of directors determines in good faith (after consulting with our financial advisor and outside legal counsel) that the failure to change its recommendation that our stockholders approve the merger proposal would be inconsistent with its fiduciary duties under applicable law.

At any time before our stockholders approve the merger proposal, our board of directors may cause us to terminate the merger agreement and concurrently with or after such termination enter into an acquisition agreement relating to a superior proposal, as long as:

•                                          we have complied in all material respects with our obligations under the merger agreement relating to solicitation, responding to other acquisition proposals and changing our board of directors’ recommendation;

•                                          we have negotiated in good faith with Arrow, if Arrow has notified us of its intent to make a good faith written proposal in response to the superior proposal, or Arrow has not made a good faith written proposal in response to the superior proposal and five business days have elapsed since we provided notice of the superior proposal; and

•                                          our board of directors concludes in good faith (after consulting with our financial advisor and outside legal counsel) that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law.

In any event, we are not prohibited from (1) taking and disclosing to our stockholders a position contemplated by Rules 14a-9 or 14e-2(a) under the Exchange Act or (2) making any disclosure to our stockholders if in the good faith judgment of our board of directors the failure to make such disclosure would be inconsistent with applicable law.

Under certain circumstances in which our board of directors changes its recommendation or we terminate the merger agreement, we may have to reimburse Arrow for up to $3,000,000 of its fees and expenses related to the transaction and, in some cases, pay to Arrow a termination fee equal to 3% of the total merger consideration, or approximately $4,039,800, plus expenses, less any such fees and expenses we already paid.  See “— Termination Fee, Expenses” beginning on page 62.

The provisions relating to nonsolicitation and the exceptions thereto were actively negotiated with Arrow.  Our board of directors has concluded that such provisions do not unduly impede or preclude the receipt or submission of a superior proposal from a third party who may wish to make a competing offer to acquire us.

Access to Information

Under the merger agreement, we will, and will cause each of our subsidiaries to, afford to Arrow and its directors, officers, employees, investment bankers, attorneys, accountants or other agents, advisors or representatives reasonable access to all of our properties, books, records, contracts, commitments and personnel and furnish Arrow with all data and information as Arrow may request.  We will use our reasonable best efforts to cause our accountants to allow Arrow access to our accountants’ work papers for our 2010 audit.

Notwithstanding the obligations described above, any such exchange of information shall not affect, in any way, each party’s relative competitive position to the other party or to other entities, and we may deny access to any information if we believe that providing access to such information would violate antitrust laws or any confidentiality agreement.

Indemnification

Arrow has agreed that:

•                                          for six years after the effective time, Arrow and the surviving corporation will indemnify and hold harmless our current and former directors and officers for acts or omissions occurring on or prior to the effective time to the fullest extent provided in our certificate of incorporation, bylaws or similar governing instruments as of the date of the merger agreement, except that such indemnification will be subject to any limitation imposed under applicable law;

•                                          for six years after the effective time, Arrow will provide for indemnification and exculpation of our current and former directors and officers for acts or omissions, other than those deemed to be gross negligence or willful misconduct, occurring prior to the effective time, in a manner consistent with and no less favorable than the indemnification and exculpation provisions provided in our certificate of incorporation, bylaws or similar governing instruments and any indemnification agreement between us and any director or officer, as of the date of the merger agreement;

•                                          after the effective time, the surviving corporation shall, subject to certain cost limitations, cause to be maintained for at least six years from the effective time the insurance coverage provided under the directors and officers’ liability insurance policies in effect as of the date of the merger agreement, or substitute coverage reasonably acceptable and no less advantageous to the beneficiaries; and

•                                          Arrow and the surviving corporation, to the extent permitted by applicable law, will honor all indemnification agreements between the Company and our current and former directors and officers in effect on the date of the merger agreement.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation.  The respective obligations of Arrow and Merger Sub, on the one hand, and the Company, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•                                          the merger proposal will have been approved by a majority vote of the holders of Company common stock;

•                                          any requisite waiting period (and any extension thereof) under the HSR Act and any foreign antitrust laws will have expired or been terminated; and

•                                          there shall not be in effect any law or governmental order making illegal or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement, nor shall there be a pending proceeding which could reasonably be expected to similarly impact the transactions.

Conditions to the Obligation of Arrow and Merger Sub to Effect the Merger.  The obligation of Arrow and Merger Sub to effect the merger is subject to the satisfaction, or waiver by Arrow and Merger Sub, of the following additional conditions:

•                                          the representations and warranties of the Company will have been true and correct (without giving any effect to any qualification as to materiality or material adverse effect contained in any specific representation or warranty) on the date of the merger agreement and at the effective time, as if made at and as of that time, except:

•                                          representations and warranties that address matters only as of a particular date, will be true and correct only as of that date;

•                                          representations and warranties regarding our capitalization, options and shares reserved for issuance will have been true and correct except for de minimis differences; and

•                                          where the failure of such representations and warranties to be true and correct would not have, or could not reasonably be expected to result in, a material adverse effect, as described below.

•                                          the Company will have performed in all material respects all of the obligations and complied with the agreements and covenants required to be performed by it under the merger agreement;

•                                          since the date of the merger agreement there will not have been any material adverse effect in relation to the Company;

•                                          any disclosed consents, waivers, approvals, authorizations and notices shall have been obtained; and

•                                          there will be no law, proceeding, action, suit, litigation or order by any government authority pending that:  (a) imposes or seeks to impose any limitation on the ability of Arrow, Merger Sub or the Company, or any of their or our respective affiliates, to acquire or hold, or which requires any of the parties to dispose of or hold separately, any material portion of their assets or business; (b) imposes limitations on the ability of any of them to conduct, own or operate their business or assets; or (c) imposes or seeks to impose any limitation upon Arrow’s full rights of ownership of the surviving corporation after the closing.

Conditions to the Obligation of Nu Horizons to Effect the Merger.  Our obligation to complete the merger is subject to the satisfaction, or waiver by the Company, of the following additional conditions:

•                                          the representations and warranties of Arrow and Merger Sub will have been true and correct in all material respects on the date of the merger agreement and at the effective time, as if made at and as of that time, except:

•                                          representations and warranties that address matters only as of a particular date, need to be true and correct only as of that date; and

•                                          where the failure of such representations and warranties to be true and correct would not materially impair Arrow’s or Merger Sub’s ability to perform its obligations under the merger agreement or its obligation to effect the merger; and

•                                          Arrow and Merger Sub will have performed in all material respects all of the obligations and complied with the agreements and covenants required to be performed by them under the merger agreement.

Material Adverse Effect.  A material adverse effect in relation to the Company means any fact, change, event, circumstance, occurrence, development or effect that has or would reasonably be expected to have a materially adverse effect on our business, assets, operations, condition or results of operations or prevents the completion of the transactions contemplated by the merger agreement.  However, none of the following will be considered a material adverse effect:

•                                          changes affecting any industry or industries in which we or any of our subsidiaries operate, except to the extent the change disproportionately affects us relative to other companies in our industry;

•                                          changes in the global or national political conditions or general economic or market conditions affecting the regions in which we or any of our subsidiaries operate, except to the extent the change disproportionately affects us relative to other companies in our industry;

•                                          general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, except to the extent the conditions or change disproportionately affects us relative to other companies in our industry;

•                                          the announcement or pendency of the merger, including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships, any loss of employees and any actions taken by or inactions of our competitors, unless we failed to disclose (i) any such cancellation of or delays in customer orders or reduction in sales related to any material customer that has (A) from February 28, 2010, to the date of the merger agreement terminated, rescinded or repudiated any contract prior to the anticipated end of the engagement contemplated by such contract, or (B) as of the date of the merger agreement, indicated that it is such material customer’s intention to stop or decrease the rate of buying materials, products or services from the Company or any of its subsidiaries or otherwise reduce or detrimentally alter such material customer’s business or relationship with the Company or any of its subsidiaries (other than in the ordinary course of business); and (ii) any such disruption in supplier, distributor, partner or similar relationship related to a material supplier that has (A) from February 28, 2010, to the date of the merger agreement terminated, rescinded or repudiated any contract prior to the anticipated end of the engagement contemplated by such contract, or (B) as of the date of the merger agreement, indicated that it is such material supplier’s intention to stop or decrease the rate of supplying materials, products or services to the Company or any of its subsidiaries or otherwise reduce or detrimentally alter such material supplier’s business or relationship with the Company or any of its subsidiaries (other than in the ordinary course of business).

•                                          our compliance with the terms of the merger agreement, any action contemplated by the merger agreement or any action taken, or failure to act, to which Arrow has consented;

•                                          stockholder class action or derivative litigation or other litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty relating to the negotiation, execution, delivery or performance of the merger agreement and/or the completion or proposed completion of any of the transactions contemplated by the merger agreement;

•                                          acts of war, the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the merger agreement, except to the extent any such event disproportionately affects us relative to other companies in our industry;

•                                          changes in law or GAAP after the date of the merger agreement, except to the extent the change disproportionately affects us relative to other companies in our industry;

•                                          our failure to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the merger agreement; or

•                                          a decline in the price of Company common stock.

Termination

The Company and Arrow may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time, whether before or after the adoption of the merger agreement by the holders of Company common stock.

Under certain circumstances, the merger agreement may also be terminated and the merger abandoned at any time prior to the effective time as follows:

•                                          by either Arrow or the Company, if:

•                                          the merger does not become effective by March 19, 2011, or, if certain conditions related to antitrust matters are not satisfied by that date and no other condition remains to be satisfied, then June 19, 2011, which we refer to in this proxy statement as the “end date,” except that neither Arrow nor the Company may terminate the merger agreement on this basis if its breach of its obligations under the merger agreement caused the failure of the merger to become effective by the end date;

•                                          any law or order has been enacted, issued, promulgated, enforced or entered by a governmental entity that makes illegal, permanently enjoins or otherwise permanently prohibits the completion of the merger, and the law is final and nonappealable, except that neither Arrow nor the Company may terminate the merger agreement on this basis if its breach of its obligations under the merger agreement caused the issuance, promulgation, enforcement or entry of such law or order;

•                                          the merger agreement is submitted to the Company stockholders for approval at a meeting and they do not approve the merger proposal at the meeting or at any adjournment or postponement thereof; or

•                                          the other party breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would, under the merger agreement, permit the terminating party to refuse to complete the merger, except that neither Arrow nor the Company can terminate the merger agreement on this basis if it is then in material breach of any of its covenants or other agreements contained in the merger agreement or has willfully breached its representations and warranties in the merger agreement.  However, if the breach in the representations, warranties, covenants or agreements is curable prior to the end date through the exercise of reasonable efforts and the breaching party exercises reasonable efforts to cure such breach, then Arrow or the Company, as the case may be, must provide a fifteen day period following written notice to cure the breach.  Any breach by Arrow of its agreement to deposit with the paying agent the payments to be made to holders of Company common stock and option holders prior to the effective time of the merger is not capable of being cured and permits the Company to immediately terminate the merger agreement.

•              by Arrow, if:

•              (1) the Company’s board of directors changes its recommendation that the holders of Company common stock approve the merger proposal; (2) the Company breaches its obligations under the merger agreement relating to solicitation, responding to other acquisition proposals and changing our board of directors’ recommendation; (3) following a written request from Arrow, the Company’s board of directors fails to reaffirm its recommendation that its stockholders approve the merger proposal within ten business days after the date another acquisition proposal is publicly disclosed; (4) a tender offer or exchange offer relating to Company common stock is commenced by a person not affiliated with Arrow and the Company’s board of directors fails to reaffirm its recommendation that the holders of Company common stock approve the merger proposal and to recommend that such holders not tender their shares in such tender or exchange offer within ten business days; or (5) the Company or its board of directors publicly announces its intentions to take any of these actions; or

•              by the Company, if:

•              before the holders of Company common stock approve the merger proposal, the Company’s board of directors authorizes its management, in compliance with its obligations under the merger agreement relating to non-solicitation and in material compliance with its other obligations under the merger agreement, to enter into an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement in respect of a superior proposal, as long as the Company pays Arrow’s fees and expenses as described under “— Termination Fee, Expenses” below.

Termination Fee, Expenses

Except for the payment of the expenses and the termination fee, as described below, each party will pay all fees and expenses incurred by it in connection with the negotiation and performance of the merger agreement, and no party may recover any such fees and expenses from the other parties upon any termination of the merger agreement.

The Company must pay Arrow for up to $3,000,000 of its fees and expenses related to the transaction, and in some cases pay to Arrow a termination fee of 3% of the aggregate merger consideration (approximately $4,039,800) plus expenses, less any such fees and expenses we already paid, under the following circumstances:

•              if Arrow terminates the merger agreement because (1) the Company’s board of directors changes its recommendation that its stockholders approve the merger proposal, (2) following a written request from Arrow, the Company’s board of directors fails to reaffirm its recommendation that its stockholders approve the merger proposal within ten business days after the date another acquisition proposal is publicly disclosed or (3) the Company or its board of directors publicly announces its intentions to take either of these actions, then the Company will pay Arrow the termination fee plus expenses, less any such fees and expenses we already paid (but the Company is not required to pay either the termination fee or expenses if at the time Arrow terminates the merger agreement for these reasons, the Company had the right to unilaterally terminate the merger agreement due to a breach of representation, warranty or covenant by Arrow and had notified Arrow of that fact in writing);

•              if before the holders of Company common stock approve the merger proposal, the Company’s board of directors authorizes the Company, in compliance with the merger agreement, to enter into an acquisition agreement in respect of a superior proposal, or takes certain other actions related thereto, then the Company will pay the termination fee plus expenses, less any such fees and expenses we already paid;

•              if another acquisition proposal is made following the date of the merger agreement and prior to the earlier of the effective time or the termination of the merger agreement pursuant to its terms and Arrow terminates the merger agreement because (1) the merger has not become effective by the end date, (2) the merger agreement is submitted to the holders of Company common stock for approval at a meeting and they do not approve the merger proposal at the meeting or at any adjournment or postponement thereof, (3) the Company has breached any of its representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to the closing of the merger that the Company’s representations and warranties be true and correct or that the Company will have performed all of the obligations and complied with the agreements and covenants required to be performed by it under the merger agreement would not be satisfied, (4) the Company breaches its obligations under the merger agreement relating to solicitation, responding to other acquisition proposals and changing the board of directors’ recommendation, (5) a tender offer or exchange offer relating to Company common stock is commenced by a person not affiliated with Arrow and the Company’s board of directors fails to reaffirm its recommendation that its stockholders approve the merger proposal and to recommend that its stockholders not tender their shares in such tender or exchange offer within ten business days, (6) the Company or its board of directors publicly announces its intentions to take the action described in clauses (4) or (5) of this paragraph, then the Company will pay Arrow’s expenses, and, if concurrently with Arrow’s termination or at any time within 18 months thereafter the Company enters into an agreement for another acquisition proposal or another acquisition proposal is consummated, then the Company will pay the termination fee;

•              if another acquisition proposal is made and the Company terminates the merger agreement because of either of the reasons specified in clause (1) or (2) of the preceding paragraph, then the Company will pay Arrow’s expenses, and, if concurrently with Arrow’s termination or at any time within 18 months thereafter the Company enters into an agreement for another acquisition proposal or another acquisition proposal is consummated, then the Company will pay the termination fee; and

•              if (i) the Company terminates the merger agreement because (1) the merger has not been consummated by the end date or (2) the holders of Company common stock did not approve the merger proposal, or (ii) if Arrow terminates the merger agreement because the Company has breached any of its representations, warranties, covenants or agreements contained in the merger agreement such that the conditions to the closing of the merger that its representations and warranties be true and correct or that it will have performed all of the obligations and complied with the agreements and covenants required to be performed by it under the merger agreement would not be satisfied, and at the time of such termination an acquisition proposal has not been made, the Company will pay Arrow’s expenses at the time of such termination.  Furthermore, in the case of a termination by the Company because the holders of Company common stock do not approve the merger, and concurrently with the Company’s termination or at any time within 18 months thereafter the Company enters into an agreement for another acquisition proposal or another acquisition proposal is consummated, the Company will pay the termination fee.

The Company will not be required to pay Arrow the expenses or termination fee described above on more than one occasion, nor will it be required to pay Arrow an amount greater than the termination fee, plus expenses, described above.

Amendment

At any time before the effective time, the merger agreement may be amended by Arrow, Merger Sub and the Company, except that after approval of the merger proposal by the holders of Company common stock, no such amendment will be made without further approval of the stockholders if applicable law requires such approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

ADJOURNMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

The board of directors is asking the holders of Company common stock to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

MARKET PRICE OF COMPANY COMMON STOCK

Company common stock is traded on the NASDAQ Global Select Market under the symbol “NUHC”.  The following table sets forth, for the periods indicated, the high and low sales prices for the Company’s common stock as reported by the NASDAQ Global Select Market.

	High	Low
FISCAL YEAR 2009:
First Quarter	$6.99	$5.29
Second Quarter	5.73	4.50
Third Quarter	4.95	1.20
Fourth Quarter	2.00	1.00

	High	Low
FISCAL YEAR 2010:
First Quarter	$3.72	$1.45
Second Quarter	4.10	2.96
Third Quarter	4.50	3.60
Fourth Quarter	4.68	3.86

	High	Low
FISCAL YEAR 2011:
First Quarter	$4.40	$3.00
Second Quarter	3.65	2.95

As of October 4, 2010, the Company’s common stock was owned by approximately 683 holders of record and 4,000 beneficial holders.

Under the terms of its credit agreement, the Company is not permitted to pay dividends.  Consequently, the Company currently intends to retain future earnings for use in the operation and development of its business.  No dividends were paid in fiscal years 2010 and 2009.

COMPANY COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 4, 2010, certain information with regard to the record and beneficial ownership of Company common stock by (i) all persons known to be beneficial owners of more than 5% of our outstanding stock, based solely on filings with the SEC; (ii) each director; (iii) Nu Horizons’ principal executive officer, principal financial officer and three other most highly compensated executive officers of Nu Horizons for fiscal 2010; (iv) one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer as of February 28, 2010; and (v) all executive officers and directors as a group.  Unless otherwise indicated, each holder of Company common stock has sole voting and investment power.

Name (and Address) of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent
Officers and Directors
Steven J. Bilodeau	15,000		*
James Estill	0		*
Kurt Freudenberg	58,947		*
Herbert M. Gardner	184,360	(2)	*
Martin Kent	0		*
Stephen Mussmacher	24,872		*
Arthur Nadata	824,322	(3)(4)	3.9%
Martin Novick	90,000		*
Dominic A. Polimeni	105,000		*
Richard S. Schuster	629,787	(4)	3.4%
David Siegel	150,000		*
Kent Smith	41,694		*
All directors and executive officers as a group (11 persons)(5)	2,123,982		11.5%

Principal Stockholders
Dimensional Fund Advisors	1,448,569	(6)	7.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Donald Smith & Co., Inc.	1,850,839	(7)	10.0%
152 West 57th Street, 22nd Floor
New York, NY 10019

Nery Capital Partners, L.P.	1,855,000	(8)	10.0%
22 South Pack Square, Suite 302
Ashville, NC 28801

Wells Fargo & Company	945,646	(9)	5.1%
420 Montgomery Street
San Francisco, CA 94163

* Less than 1%

(1)           The number of shares owned by our directors and executive officers shown in the table includes (i) shares of Company common stock which are issuable upon exercise of options that are exercisable at October 4, 2010, or will become exercisable within 60 days after that date, and (ii) shares of restricted stock, the rights to which are not yet vested.  Set forth below is the number of shares issuable upon exercise of those options and unvested shares of restricted stock for each of our directors and the executive officers named above.

Name	Options	Restricted Stock
Steven J. Bilodeau	15,000	0
James Estill	0	0
Kurt Freudenberg	12,500	33,722
Herbert M. Gardner	150,000	0
Martin Kent	0	0
Stephen Mussmacher	10,250	8,574
Arthur Nadata	350,551	50,000
Martin Novick	90,000	0
Dominic A. Polimeni	105,000	0
Richard S. Schuster	210,000	50,000
David Siegel	150,000	0
Kent Smith	13,750	24,505

(2)           Includes 4,330 shares owned by Mr. Gardner’s spouse, as to which he disclaims beneficial ownership, and 19,210 shares held by his IRA.

(3)           Includes 410,644 shares of Company common stock owned jointly with Mr. Nadata’s spouse, with whom he shares both investment and voting power as to these shares.

(4)           Includes 13,127 shares for Mr. Nadata and 19,688 for Mr. Schuster of fully-vested Company common stock owned through the Employee Stock Ownership Plan, which includes voting power.  Messrs. Nadata and Schuster are also Trustees of the Plan.

(5)           Does not include Mr. Estill, who ceased to serve as President, Chief Executive Officer and director on August 3, 2009.

(6)           Includes 25,198 shares over which Dimensional Fund Advisors does not have voting power.

(7)           Includes 316,818 shares over which Donald Smith & Co., Inc. does not have sole voting power.

(8)           Beneficial ownership reported jointly with Nery Capital Management, L.L.C., Nery Asset Management, L.L.C., and Michael Nery.

(9)           Consists of 945,646 shares over which Wells Fargo & Company does not have voting power.

APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of Company common stock who does not wish to accept the $7.00 per share merger consideration may dissent from the merger and elect to exercise appraisal rights.  Even if the merger is approved by the holders of the requisite number of shares of Company common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL.  This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex C.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•              You must hold shares in Nu Horizons as of the date you make your demand for appraisal rights and continue to hold shares in Nu Horizons through the effective time of the merger;

•              You must deliver to Nu Horizons a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting;

•              You must not have voted in favor of adoption of the merger agreement, either in person or by proxy; and

•              You must file a petition in the Delaware Court of Chancery (the “Delaware Court”) demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail to strictly comply with any of the above conditions or otherwise fail to strictly comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

Failing to vote on the proposal to adopt the merger agreement will not constitute a waiver of appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL.  The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary
Nu Horizons Electronics Corp.
70 Maxess Road
Melville, New York 11747

Only a holder of record of shares of Company common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Company common stock registered in his or her name.  Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights.  A record holder, such as a broker, who holds shares of Company common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners.  In such a case, the written demand should set forth the number of shares as to which the demand is made.  Where no shares of Company common stock are expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of such record holder.

A demand for the appraisal of shares of Company common stock owned of record by two or more joint holders must identify and be signed by all of the holders.  A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former holder of Company common stock within 60 days after the effective time of the merger, or thereafter only with the approval of Nu Horizons.  Upon withdrawal of an appraisal demand, the former holder of Company common stock will be entitled to receive the $7.00 cash payment per share referred to above, without interest.

If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of the former holders of Company common stock who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL.  Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of Company common stock.  Holders of Company common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any holder of Company common stock who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares.  The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares.  The Delaware Court may require dissenting stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request.  Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger.  When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors.  The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $7.00 merger consideration.

The Delaware courts may also, on application (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.  Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the merger, former holders of Company common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on their shares.

A holder of Company common stock who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex C to this proxy statement and is incorporated herein by reference.  Any holder of Company common stock considering demanding appraisal is advised to consult legal counsel because the failure to strictly comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

WHERE YOU CAN FIND MORE INFORMATION

Nu Horizons is subject to the informational requirements of the Securities Exchange Act of 1934, as amended.  Nu Horizons files reports, proxy statements and other information with the SEC.  You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Requests for copies of Nu Horizons’ filings should be directed to Nu Horizons Electronics Corp., 70 Maxess Road, Melville, New York 11747, Attention:  Corporate Secretary.

Document requests from Nu Horizons should be made by [ • ] [ • ], 2010 in order to receive them before the special meeting.

Our website is http://www.nuhorizons.com.  The information contained on our website is not incorporated into this proxy statement.  The following documents are posted on our website, and can also be obtained from us by written request to Nu Horizons Electronics Corp., Attention: Corporate Secretary, 70 Maxess Road, Melville, New York 11747 or by calling (631) 396-5000:

•      our Code of Ethics and Code of Conduct; and

•      the charters of each of the standing committees of the board of directors: the audit committee, the compensation committee and the corporate governance committee.

Nu Horizons will make available to any interested holder of Company common stock or its authorized representative for inspection and copying, during regular business hours at its principal executive office at 70 Maxess Road, Melville, New York 11747, copies of the report provided to the Company by Houlihan Lokey dated September 19, 2010.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.  The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Nu Horizons since the date of this proxy statement or that the information herein is correct as of any later date.

Holders of Company common stock should not rely on information other than that contained in this proxy statement.  Nu Horizons has not authorized anyone to provide information that is different from that contained in this proxy statement.  This proxy statement is dated [ • ] [ • ], 2010.  No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Nu Horizons Electronics Corp., 70 Maxess Road, Melville, New York 11747, Attention:  Corporate Secretary.  You may call our proxy solicitor MacKenzie Partners toll-free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500).

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of holders of Company common stock.  If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold an annual meeting in 2011, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2011 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.  Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received at our principal office not later than February 14, 2011, to be included in the proxy statement for that meeting.

In addition, in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to the Secretary of our company at our principal offices (i) if seeking to nominate directors, not later than April 30, 2011, nor earlier than March 31, 2011, or (ii) if not seeking to nominate directors, not later than March 31, 2011, nor earlier than March 1, 2011.  If notice of any stockholder proposal is not received within these time periods, the notice shall be deemed ineffective and either the nomination shall be void or the business shall not be transacted.  If the board of directors chooses to present a proposal submitted at the 2011 Annual Meeting, then the persons named in proxies solicited by the board of directors for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal.

ANNEX A
AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 19, 2010, BY AND AMONG ARROW ELECTRONICS, INC., NEPTUNE ACQUISITION CORPORATION, INC., AND NU HORIZONS ELECTRONICS CORP.

A-1

Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

ARROW ELECTRONICS, INC.,

NEPTUNE ACQUISITION CORPORATION, INC.

and

NU HORIZONS ELECTRONICS CORP.

Dated as of September 19, 2010

i

Exhibit A—Form of Articles of Incorporation

Schedule CK—Company’s Knowledge

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 19, 2010, is entered into by and among Arrow Electronics, Inc., a New York corporation (“Parent”), Neptune Acquisition Corporation, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Nu Horizons Electronics Corp., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to effectuate such acquisition, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each outstanding share of common stock, par value $0.0066 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined below);

WHEREAS, the respective Boards of Directors of Parent and Purchaser have approved this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders, (ii) declared the advisability of and approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement, including the principal terms of the Merger;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger; and

WHEREAS, concurrently herewith, Parent and Purchaser are entering into a Stockholder Agreement (collectively, the “Voting Agreements”) with each director of the Company who beneficially owns shares of Company Common Stock as of the date hereof in respect of such Company Common Stock (each, a “Director Stockholder”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company agrees as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“2010 Form 10-K” has the meaning set forth in Section 4.4(a).

“Acceptable Confidentiality Agreements” has the meaning set forth in Section 6.2(b).

“Acquisition Proposal” means any inquiry, proposal or offer by any Person other than Parent, Purchaser or any of their respective Affiliates relating to, or that is reasonably likely to lead to, directly or indirectly, (i) a merger, consolidation, dissolution, tender offer, exchange offer, joint venture, liquidation, recapitalization, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries, (ii) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company or any Subsidiary equal to or greater than fifteen percent (15%) of the number of such shares outstanding before such acquisition or (iii) the acquisition by any Person in any manner, directly or indirectly, of assets that constitute fifteen percent (15%) or more of the net revenues, net income, EBITDA or the consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement; provided, however, that solely for purposes of Section 9.3, the references to fifteen percent (15%) in this definition shall be replaced by fifty percent (50%).

“Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act.

“Affiliated Group” has the meaning set forth in Section 4.10(a).

“Agreement” has the meaning set forth in the first paragraph hereof.

“Book-entry Shares” has the meaning set forth in Section 3.2(b)(i).

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act.

“Certificate” has the meaning set forth in Section 3.2(b)(i).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change in Board Recommendation” has the meaning set forth in Section 6.2(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph hereof.

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“Company Balance Sheet” means the audited balance sheet of the Company as of February 28, 2010.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” has the meaning set forth in the recitals hereof.

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Company Employee Plans” has the meaning set forth in Section 4.13(a).

“Company Financial Statements” has the meaning set forth in Section 4.4(b).

“Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.11(b).

“Company Person” means an officer, director, employee, consultant, contractor, subcontractor or agent of the Company or any of its Subsidiaries.

“Company Preferred Stock” means preferred stock of the Company, par value $0.01 per share.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.12(a).

“Company SEC Reports” has the meaning set forth in Section 4.4(a).

“Company Stock Award” means each restricted stock award, restricted unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each aware of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company stock award, or other equity-based, plan, other than Company Stock Options.

“Company Stock Option” has the meaning set forth in Section 3.3(a).

“Company Stock Option Holder” has the meaning set forth in Section 3.3(a).

“Company Stock Plans” has the meaning set forth in Section 4.2(b).

“Company Stockholders Meeting” has the meaning set forth in Section 7.3(a).

“Company’s Knowledge” means, with respect to any specific matter, the actual knowledge of the persons listed on Schedule CK to this Agreement, assuming such persons have made due inquiry of any officer or employee of the Company having responsibility for such matter.

“Consent” has the meaning set forth in Section 4.3(c).

“Contract” means written or oral contract, note, bond, mortgage, indenture, lease, license, or other legally binding agreement, instrument, commitment, guarantee, executory commitment, understanding or obligation.

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“Court” has the meaning set forth in Section 10.9.

“Covered Parties” has the meaning set forth in Section 7.7(a).

“Data Protection Legislation” has the meaning set forth in Section 4.19.

“Demand Notice” has the meaning set forth in Section 3.1(c)(i).

“DGCL” has the meaning set forth in the recitals hereof .

“Director Stockholder” has the meaning set forth in the recitals hereof.

“Dissenting Share” has the meaning set forth in Section 3.1(c)(i).

“DOJ” means the U.S. Department of Justice.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” has the meaning set forth in Section 7.10(a).

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement, arrangement, policy or practice involving direct or indirect compensation, including insurance coverage, severance benefits, vacation, paid time-off, disability benefits, deferred compensation, bonuses, allowances, educational assistance, loans, stock options, restricted stock, restricted stock units, stock purchase, phantom stock, stock appreciation or other forms of incentive or retention compensation or post-retirement compensation and all unexpired severance and retention agreements, written or otherwise, for the benefit of, or relating to, any current or former Company Person or any current or former officer, director, employee, consultant, contractor, subcontractor or agent of an ERISA Affiliate.

“End Date” means the six month anniversary of the date of this Agreement; provided, however, that if any of the conditions set forth in Section 8.1(b) relating to, or requiring receipt of, anti-trust or anti-competition approval by any Governmental Authority to consummate the Merger, have not been satisfied prior to the six month anniversary of the date of this Agreement and all of the other conditions set forth in Article VIII shall have been satisfied at such time, “End Date” shall mean the nine month anniversary of the date of this Agreement.

“Environmental Law” means any applicable Law, Permit or Order relating to (A) the protection, investigation or restoration of the environment, human health and safety as affected by the environment or natural resources or (B) the handling, use, storage, treatment, manufacture, transportation, management, disposal, Release or threatened Release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent and/or Purchaser in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, investment banking firms, accountants, experts and consultants to Parent and/or Purchaser but not to exceed $3 million.

“Fairness Opinion” has the meaning set forth in Section 4.22.

“Financial Advisor” means Houlihan Lokey Capital, Inc., the financial advisor to the Company.

“Foreign Export and Import Laws” has the meaning set forth in Section 4.18(a).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract with any Governmental Authority entered into by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is bound.

“Governmental Authority” means any government, any governmental or quasi-governmental authority or entity or municipality or political or other subdivision thereof, department, commission, board, regulatory or administrative or self-regulating authority, bureau, branch, authority, official, agency or instrumentality and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, municipal, county, local, provincial, foreign, international or multinational.

“Hazardous Substance” means any substance or waste that is (A) listed, classified, regulated as a “hazardous substance”, “hazardous material”, “hazardous chemical” or “hazardous waste” pursuant to any Environmental Law, (B) a petroleum product or by-product, asbestos-containing material, polychlorinated biphenyl, radioactive material or radon or (C) any other substance or waste which is regulated by any applicable Governmental Authority pursuant to any applicable Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Policies” has the meaning set forth in Section 4.7(g).

“Intellectual Property” means all intellectual property and intellectual property rights, whether protected, created or arising under the laws of the United States or a foreign jurisdiction, including: (i) all works of authorship including all copyrights and copyrightable works (whether registered or unregistered), and all applications, registrations and renewals thereof; (ii) all patents, patent applications, provisional applications, patent disclosures and invention disclosure statements, together with all reissuances, divisions, continuations, continuations-in-part,

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substitutes, extensions, renewals and reexaminations thereof, any confirmation patent, patent of addition and registration patent, as well as any foreign counterparts of any of the foregoing; (iii) all trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all Software; (vi) all trade names, fictional business names, trade dress rights, trademarks and service marks including all applications, registrations and renewals thereof and logos, including any Internet domain names, and applications therefor and the goodwill associated with the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights; (vii) all industrial designs and any registrations and applications therefor; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Part 120.

“IT Systems” means, collectively, any electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all Software, firmware, hardware and related documentation) and Internet websites and related content, including, without limitation, the Company’s proprietary software systems.

“Law” means any federal, state, local, municipal, foreign, international, multinational or administrative Order, constitution, law, common law, ordinance, judicial decision, writ, injunction, license, permit, regulation, rule, code, plan, statute or treaty of a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 3.2(b)(i).

“Liens” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing) and any option or other arrangement having the practical effect of any of the foregoing.

“Matching Bid” means a good faith written proposal by Purchaser or Parent in response to a Notice of Superior Proposal.

“Material Adverse Effect” means any fact, change, event, circumstance, occurrence, development or effect (any such item, an “Effect”) that (i) has or would reasonably be expected to have a materially adverse effect on the business, assets, operations, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect (except in the cases of clauses (a), (b), (c), (g) and (h) below to the extent such occurrence

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disproportionately affects the Company relative to other similarly situated participants in the industries in which the Company operates):

(a) changes affecting any industry or industries in which the Company or any of its Subsidiaries operates;

(b) changes in global or national political conditions or general economic or market conditions affecting the regions in which the Company or its Subsidiaries operate;

(c) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein;

(d) the announcement or pendency of the transactions contemplated hereby, including the Merger, including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships, any loss of employees and any actions taken by or inactions of competitors; provided that this exception shall not apply to:

(i) any such cancellation of or delays in customer orders or reduction in sales related to any Material Customer that has (A) from February 28, 2010 to the date hereof terminated, rescinded or repudiated any Contract prior to the anticipated end of the engagement contemplated by such Contract or (B) as of the date of this Agreement, indicated that it is such Material Customer’s intention to stop or decrease the rate of buying materials, products or services from the Company or any of its Subsidiaries or otherwise reduce or detrimentally alter such Material Customer’s business or relationship with the Company or any of its Subsidiaries (other than in the Ordinary Course of Business) and such termination, rescission, repudiation or indication was not disclosed by the Company in breach of Section 4.17; or

(ii) any such disruption in supplier, distributor, partner or similar relationships related to a Material Supplier that has (A) from February 28, 2010 to the date hereof terminated, rescinded or repudiated any Contract prior to the anticipated end of the engagement contemplated by such Contract or (B) as of the date of this Agreement, indicated that it is such Material Supplier’s intention to stop or decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries or otherwise reduce or detrimentally alter such Material Supplier’s business or relationship with the Company or any of its Subsidiaries (other than in the Ordinary Course of Business) and such termination, rescission, repudiation or indication was not disclosed by the Company in breach of Section 4.17;

(e) compliance with the terms of this Agreement, any action contemplated by this Agreement or any action taken, or failure to act, to which Parent has consented;

(f) stockholder class action or derivative litigation or other litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of this Agreement and/or the consummation or proposed consummation of any of the transactions contemplated hereby;

(g) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or

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national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement;

(h) changes in Law or GAAP after the date hereof;

(i) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(h) of this definition); or

(j) a decline in the price of the Company Common Stock on the NASDAQ Stock Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition);

“Material Customer” has the meaning set forth in Section 4.17.

“Material Supplier” has the meaning set forth in Section 4.17.

“Merger” has the meaning set forth in the recitals hereof.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“NDA” means the nondisclosure letter agreement dated May   , 2010 between Parent and the Company.

“Notice of Superior Proposal” means written notice from the Company to Parent advising Parent that the Company has received a Superior Proposal.

“Open Source Software” means any Software that is, in whole or in part, subject to the provisions of any Contract that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses), and that requires or conditions the use or distribution of any such Software on the disclosure, licensing or distribution of any source code for any portion of any Software owned or developed by the Company, or its Subsidiaries, or otherwise imposes any limitation, restriction or condition on the right or ability of the Company, or its Subsidiaries to use or distribute any Software owned or developed by the Company, or its Subsidiaries.

“Option Payments” has the meaning set forth in Section 3.3(a).

“Order” means any order, award, injunction, writ, judgment, stipulation, decree or determination entered, issued, promulgated, made or rendered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

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“Other Antitrust Laws” means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition and any analogous or similar Laws of any foreign jurisdiction.

“Parent” has the meaning set forth in the first paragraph hereof.

“Parent Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, arrangement, policy or practice involving direct or indirect compensation, including insurance coverage, severance benefits, vacation, paid time-off, disability benefits, deferred compensation, bonuses, allowances, educational assistance, loans, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive or retention compensation or post-retirement compensation that is maintained or sponsored by, or contributed to by, Parent and/or any of its Affiliates.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permit” means permit, license, franchise, concession, variance, exemption, certificate, approval and/or other similar authorization from a Governmental Authority.

“Permitted Actions” has the meaning set forth in Section 6.2(b).

“Permitted Liens” means (i) any Lien reflected on the Company Balance Sheet, (ii) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, (iii) Liens for carriers, warehousemen, mechanics and materialmen and (iv) Liens incurred in the Ordinary Course of Business that are insignificant, individually or in the aggregate, to the operation of the Company’s business.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint stock company, organization, trust, association, entity, or government, political subdivision, agency or instrumentality of a government.

“Personal Information” has the meaning set forth in Section 4.19.

“Proceeding” means an action, audit, suit, proceeding, claim, arbitration or investigation.

“Proxy Statement” has the meaning set forth in Section 7.3(b).

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Recommendation” has the meaning set forth in Section 4.3(e).

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (i) issued patents and patent applications; (ii) trademark registrations, renewals and applications; (iii) copyright registrations and applications and (iv) domain name registrations.

“Release” or “Released” means the actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment

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(including the abandonment or disposing of barrels, containers and other closed receptacles containing any Hazardous Substance), whether intentional or unintentional, of any Hazardous Substance.

“Representatives” has the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software and firmware (including object code, source code, data and related documentation).

“Stockholder Approval” has the meaning set forth in Section 7.3(a).

“Subsidiary” means, with respect to the Company, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) the Company or any other subsidiary of the Company is a general partner or a managing member, (ii) the Company and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions or (iii) the Company and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than fifty percent (50%) of the equity, membership, partnership or similar interests.

“Superior Proposal” means any bona fide written Acquisition Proposal to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a sale of its assets or other similar transaction, on terms and conditions that the Company Board concludes in good faith (after consultation with the Financial Advisor and outside legal counsel) (a) is reasonably capable of being completed timely on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, (b) for which financing, to the extent required, is then fully committed or which, in the good-faith judgment of a Board of Directors (based on the advice of the Financial Advisor), is reasonably capable of being timely financed by the Person making the proposal to finance the Acquisition Proposal, and (c) would, if consummated result in a transaction that is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (but excluding any impact on the Director Stockholders of the terms of any stockholders agreement or the absence thereof included as a facet thereof) taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement and the Voting Agreements (including any bona fide offer or proposal by Parent to amend the terms of this Agreement and/or the Voting Agreements).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Law” means any state “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Law.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied (including electronically) to a taxing authority in connection with Taxes.

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“Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, unclaimed property, payroll and franchise taxes imposed by any Governmental Authority responsible for the imposition of taxes and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, including liability for the payment of any Taxes as a result of being or having been a member of an Affiliated Group on or before the Effective Time, or a party to any agreement or arrangement whereby liability of the Company or any of its Subsidiaries for payments of such amounts was determined or taken into account with reference to the liability or income of any other Person.

“Termination Fee” means an amount equal to three percent (3%) of the aggregate of the Merger Consideration and Option Payments, plus Expenses, less any Expenses theretofore paid by the Company to Parent pursuant to Section 9.3(b).

“Third Party Intellectual Property” means any Intellectual Property owned by a third party to which the Company or any of its Subsidiaries has a license, sublicense or other agreement, including Software used for internal business processes and operations, but excluding any Intellectual Property that is licensed on an exclusive basis to Company or any of its Subsidiaries.

“U.S. Export and Import Laws” has the meaning set forth in Section 4.18(a).

“Voting Agreements” has the meaning set forth in the recitals hereof.

1.2 Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Annex”, “Appendix”, “Article”, “Exhibit”, “Schedule” and “Section” refer to annexes, appendices, articles, exhibits, schedules and sections of this Agreement. Whenever used in this Agreement, the terms “hereby”, “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include”, “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. “Days” means calendar days unless otherwise specified. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and also shall be deemed to refer to such Laws as they may be amended after the date of this Agreement. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or Subsidiary of Purchaser or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of any provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

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ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and, in accordance with the DGCL, shall succeed, without other transfer, to all the rights and property of Purchaser and shall be subject to all the debts and liabilities of Purchaser in the same manner as if the Surviving Corporation had itself incurred them.

2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. on the second (2nd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions); provided, however, that in the event that such satisfaction occurs on any date from December 13, 2010 to December 31, 2010, the Closing shall occur on January 3, 2011 unless otherwise agreed to by Parent and the Company.  The Closing shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, or at such other location as may be mutually agreed to by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause (a) a Certificate of Merger prepared and executed in accordance with Section 252(c) of the DGCL to be filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and (b) all other filings, recordings, certifications, publications required by the DGCL, in such forms as required by such Laws, to be duly prepared, executed and made. The Merger shall become effective on the date of the filings of the Certificate of Merger with the Secretary of State of the State of Delaware at the time specified therein or at such subsequent time and date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company, as amended, shall be amended in its entirety to read as set forth on Exhibit A hereto, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law, and the bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

2.6 Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors are elected and qualified.

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ARTICLE III
CONVERSION OF SECURITIES IN THE MERGER

3.1 Effect of Merger on Capital Stock.

(a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(a)(ii) below and any Dissenting Shares) shall be automatically cancelled and extinguished and be converted into and become the right to receive from the Surviving Corporation $7.00 in cash per share without any interest thereon (the “Merger Consideration”), and all other rights of the holder thereof with respect thereto shall cease to exist;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Purchaser or the Company or any direct or indirect Subsidiary of Parent or the Company shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii) each share of Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation.

(b) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(c) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a holder who: (A) is entitled to demand and who has made written demand upon the Company for the purchase of such shares and payment in cash of the “fair market value” thereof in the manner prescribed by Section 262 of the DGCL (the “Demand Notice”) and (B) has perfected such holder’s rights in accordance with Section 262 of the DGCL, shall be deemed a “Dissenting Share.”

(ii) Notwithstanding anything to the contrary herein, if a holder of any Dissenting Shares shall fail to perfect or otherwise waives, withdraws or loses such holder’s rights under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to relief under Section 262 of the DGCL, then any such shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as set forth in Section 3.1(a)(i) of this Agreement, without any interest thereon.

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(iii) The Company shall give Parent (A) prompt notice of any Demand Notice received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of any rights of the holder of Dissenting Shares under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of any such rights of the holder of Dissenting Shares under Section 262 of the DGCL or offer to settle or settle any such rights. The parties hereto agree that they will not, and this Agreement does not, confer or seek to confer upon any holder of Company Common Stock any dissenters rights or appraisal rights greater than those provided by Section 262 of the DGCL or otherwise expand or seek to expand the rights provided by Section 262 of the DGCL.

3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, the Company and Parent shall enter into an agreement with the Company’s transfer agent or another paying agent selected by Parent and reasonably acceptable to the Company to act as agent (the “Paying Agent”) and Parent will deposit or cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 3.1(a)(i), cash in an aggregate amount equal to the sum of (i) the product of the Merger Consideration and the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (provided, however, that the portion of the aggregate Merger Consideration allocable to the Dissenting Shares shall not be required to be deposited with the Paying Agent) plus (ii) the aggregate Option Payments (such aggregate amounts being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure.

(i) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to deliver to each holder of record of (A) a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) or (B) shares of Company Common Stock represented immediately prior to the Effective Time by book-entry (“Book-Entry Shares”), appropriate transmittal materials and instructions (collectively, the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal). The Certificates so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, the consideration provided in Section 3.1(a)(i) may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed,

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upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (z) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

(ii) Promptly after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to deliver the Option Payments, as appropriate, to each individual whose Company Stock Options are cancelled pursuant to the provisions of Section 3.3 hereof.

The Paying Agent may establish such other reasonable and customary rules and procedures to effect an orderly exchange. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

(c) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided for in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates on the date that is nine (9) months after the Effective Time shall, upon demand, be delivered by the Paying Agent to Parent, and any holder of a Certificate who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration, but shall have no greater rights against Parent than may be accorded to a general unsecured creditor of Parent under applicable Law.

(e) No Liability. None of Parent, its Affiliates, Purchaser, the Company, the Surviving Corporation or the Paying Agent or their respective Representatives shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the one (1) -year anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. No investment loss or other loss incurred by the

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Exchange Fund shall affect the Merger Consideration payable pursuant to this Article III, and if such loss is realized Parent shall promptly deposit cash into the Exchange Fund to the extent necessary to satisfy the payment obligations set forth in this Article III.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall, upon written notice to the Paying Agent, be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent. If and to the extent that amounts so withheld are not paid to a taxing authority, such amount shall be tendered to the former holder of the shares of Company Common Stock in respect of which such deduction and withholding were made by Purchaser.

3.3 Stock Options and Other Stock-based Compensation.

(a) Payment for Company Stock Options. At the Effective Time, each then-outstanding option to acquire shares of Company Common Stock (each, a “Company Stock Option” and each holder thereof a “Company Stock Option Holder”), whether or not vested or exercisable, shall be cancelled and converted into the right to receive from Parent or the Survivng Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option (the “Option Payment”).  Promptly following the execution of this Agreement, the Company shall (i) deliver written notice to each Company Stock Option Holder informing such holder of the treatment of Company Stock Options as provided above in this paragraph, (ii) use its best efforts to obtain an option surrender agreement from each Company Stock Option Holder who is entitled to an Option Payment, which written notice and option surrender agreement shall be in forms satisfactory to Parent and (iii) take all reasonable action to effectuate the foregoing.

(b) Payment for Company Restricted Shares. At the Effective Time, each then-outstanding share of restricted Company Common Stock (each, a “Company Restricted Share”) shall become vested and shall be treated in the same manner as Company Common Stock hereunder.

(c) Necessary Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 3.3.

(d) Withholding. All amounts payable pursuant to this Section 3.3 shall be subject to any required withholding of Taxes and shall be paid without interest.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid.

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(e) Termination of Company Stock Plans. The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company Employee Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall terminate and be deleted as of the Effective Time and the Company shall take all necessary actions prior to the Effective Time to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Employee Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser, subject to those exceptions set forth in the disclosure schedule delivered by the Company to Parent herewith (the “Company Disclosure Schedule”) (the disclosure of an item in one section of the Company Disclosure Schedule as an exception or information relating to a particular representation or warranty being deemed adequately disclosed as an exception with respect to all other representations and warranties to the extent that the relevance of such item to such representations and warranties is reasonably apparent on the face of the disclosed item), as follows:

4.1 Organization, Standing and Power; Subsidiaries.

(a) Organization, Standing and Power.  (i) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.  (ii) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would reasonably result in a Material Adverse Effect.

(b) Subsidiaries. Section 4.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries as of the date hereof, the jurisdiction of organization or incorporation of each such Subsidiary, and the Company’s direct or indirect equity interest therein.  Except as so listed or set forth in Section 4.1(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.  None of the Company or any of its Subsidiaries has at any time been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

(c) Organizational Documents. The Company has made available to Parent complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company, each as amended, and the charter, bylaws or other organizational documents of each Subsidiary of the Company, each as amended. All of such organizational documents are in full force and in effect as of the date hereof in the form made available to Parent.

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4.2 Capitalization.

(a) Authorized and Outstanding Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, $0.0066 par value, and 1,000,000 shares of Company Preferred Stock, $1.00 par value. As of August 31, 2010, (i) 18,536,718 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock are held by Subsidiaries of the Company and (iv) no shares of Company Preferred Stock were issued and outstanding. No issued and outstanding shares of Company Common Stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.

(b) Options and Other Shares Reserved for Issuance.  Section 4.2(b)(i) of the Company Disclosure Schedule lists as of August 31, 2010 (1) the number of shares of Company Common Stock reserved for future issuance pursuant to Company Stock Options and Company Stock Awards granted and outstanding and (2) the plans or other arrangements under which such Company Stock Options and Company Stock Awards were granted (collectively, the “Company Stock Plans”).  Section 4.2(b) of the Company Disclosure Schedule sets forth as of August 31, 2010 a complete and accurate list of all holders of outstanding Company Stock Options or Company Stock Awards, indicating with respect to each Company Stock Option and Company Stock Award, (1) the number of shares of Company Common Stock subject to such Company Stock Option or Company Stock Award, (2) the exercise price, date of grant and expiration date of such Company Stock Option or Company Stock Award, (3) any acceleration provisions or milestones / vesting dates applicable to such Company Stock Option or Company Stock Award and (4) whether the exercisability of such Company Stock Option or Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement (and if so, under which Company Stock Plan and to what extent).  Except as set forth in Sections 4.2(a) and 4.2(b) of this Agreement and Section 4.2(b) of the Company Disclosure Schedule, (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, securities, calls, rights, commitments, instruments or agreements of any kind or character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, except as expressly contemplated by this Agreement.  The Company has made available to Parent accurate and complete copies of all Company Stock Plans and forms of all agreements evidencing Company Stock Options and Company Stock Awards; except as set forth in Section 4.2(b) of the Company Disclosure Schedule, all Company Stock Options and Company Stock Awards are pursuant to such forms.

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(c) Status of Shares.  All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 4.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or Bylaws, each as amended, or any agreement to which the Company is a party or is otherwise bound.  Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or, except as contemplated by this Agreement, make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other Person.

(d) Capital Stock of Subsidiaries.  Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, all of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid (to the extent applicable), nonassessable (to the extent applicable) and free of preemptive rights, and all such shares are owned, of record and beneficially, by the Company free and clear of all Liens, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) Power and Authority; Execution and Delivery.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company.  Other than, in connection with the Merger, approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as and to the extent such may be required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the other parties to this Agreement, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought).

(b) Absence of Conflicts.  The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company, each as amended, or the charter,

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bylaws, or other organizational document of any Subsidiary of the Company, (ii) except as set forth in Section 4.3(c) of the Company Disclosure Schedule, conflict with or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit or creation of any material obligation) under, or require a consent, waiver, approval, authorization or notice under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any material Lien on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any material written Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or (iii) subject to compliance with the requirements specified in clauses (i) through (vi) of Section 4.3(c) hereof, conflict with or violate any Permit, Order or Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clause (iii) of this Section 4.3(b) for any matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) Absence of Required Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing (any of the foregoing, a “Consent”) with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and Other Antitrust Laws, (ii) the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings or consents under and compliance with the Exchange Act as may be required in connection with this Agreement and the Merger, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, (v) filings with the NASDAQ Stock Market and the SEC, (vi) the consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings set forth in Section 4.3(b) of the Company Disclosure Schedule and (vii) such other Consents which are not, individually or in the aggregate, material.

(d) Required Vote. The affirmative vote for approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary to adopt this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(e) Actions by the Company Board. The Company Board, at a meeting duly called and held, has (i) determined that each of the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared the advisability of and duly approved this Agreement and the transactions contemplated hereby, including the Merger, which approval is sufficient to satisfy the requirements of the DGCL, (iii) resolved to recommend that holders of shares of Company Common Stock approve the principal terms of the Merger (the “Recommendation”) and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state Takeover Law or similar Law

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that might otherwise apply to the Merger and any other transactions contemplated by this Agreement, and, as of the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.  To the Company’s Knowledge, no Takeover Law is applicable to the Merger or the transactions contemplated by this Agreement.  The Company has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement.  The Company does not have any “poison pill” or similar antitakeover device.

4.4 SEC Filings; Financial Statements; Information Provided.

(a) Company SEC Reports. Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, the Company has filed with the SEC all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since March 1, 2007 (including all certifications required pursuant to the Sarbanes-Oxley Act), and copies of all such registration statements, forms, reports and other documents filed by the Company with the SEC since such date are publicly available. All such registration statements, forms, reports, certificates and other documents filed by the Company and that it may file after the date hereof until the Closing are referred to herein as the “Company SEC Reports.”  The Company SEC Reports (i) except as set forth in Section 4.4(a) of the Company Disclosure Schedule, were filed on a timely basis, (ii) at the time filed, or if amended, as of the time of the last such amendment prior to the date of this Agreement, were prepared in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (iii) except as set forth in Section 4.4(a) of the Company Disclosure Schedule, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 15(d) of the Securities Act or Section 13(a) of the Exchange Act. Neither the Company nor any of its Subsidiaries is a party to or is bound by, and neither the Company’s nor its Subsidiaries’ assets or properties are subject to, any Contract required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K filed prior to the date hereof that is not disclosed in the Form 10-K for the year ended February 28, 2010, as filed with the SEC on May 7, 2010, including the consolidated financial statements of the Company set forth therein and the information incorporated by reference to the Company’s definitive proxy statement filed with the SEC on June 14, 2010 (the “2010 Form 10-K”).

(b) Financial Statements.  Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes and schedules) (the “Company Financial Statements”) contained in the Company SEC Reports (i) complied as to form in all material respects, as of their respective dates of filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly presented in all

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material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not material in amount and (iv) were prepared from, are in accordance with and accurately reflect in all material respects, the Company’s books and records as of the times and for the periods referred to therein.

(c) Sarbanes-Oxley Act. The Company and its Subsidiaries are, and have been, in compliance with the applicable provisions of the Sarbanes-Oxley Act. Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and except as set forth in Section 4.4(c) of the Company Disclosure Schedule, the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Subsidiary of the Company has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)). The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Since March 1, 2005, there has not been any change in or waiver of the Company’s code of ethics, and to the Company’s Knowledge, there have been no violations of the Company’s code of ethics by its principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or other senior executive officers.  The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ Global Market.

(d) Internal Controls. The Company and each of its Subsidiaries has established and maintains an effective system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act).  No material weakness was identified in management’s assessment of internal controls as of February 28, 2010 (nor has any such material weakness since been identified).  The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and in Section 4.4(d) of the Company Disclosure Schedule (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that

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involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of the foregoing, the terms “significant deficiency” and “material weakness” have the meaning assigned to such terms in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement. The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(e) Disclosure Controls and Procedures. The Company and its Subsidiaries have established and maintain “disclosure controls and procedures” (as defined in Rules 13a-5(e) and 15d-15(e) of the Exchange Act).

(f) No Resignation. Without limiting the generality of the foregoing, Ernst & Young LLP has not resigned or been dismissed as the independent registered public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied upon.

4.5 Absence of Undisclosed Liabilities. Except (a) as set forth in Section 4.5 of the Company Disclosure Schedule, (b) as disclosed in the Company Financial Statements or (c) for normal or recurring liabilities incurred since May 31, 2010 in the Ordinary Course of Business, neither the Company nor its Subsidiaries have incurred any material liabilities, either accrued, contingent or otherwise, required to be reflected in financial statements in accordance with GAAP.

4.6 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.6 of the Company Disclosure Schedule, since May 31, 2010, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and have not suffered a Material Adverse Effect.

(b) Except as disclosed in Section 4.6 of the Company Disclosure Schedule, since May 31, 2010, there has not been any action taken by the Company through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 6.1.

4.7 Agreements, Contracts and Commitments; Insurance.

(a) All of the Contracts required to be set forth in paragraphs (b), (c), (f) and (g) of Section 4.7 of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company or one of its Subsidiaries, as applicable, and, to the Company’s Knowledge, binding upon the other parties thereto in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought).  No condition exists that with notice or lapse

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of time or both would constitute a material default by the Company and/or any of its Subsidiaries, as applicable, of any Contract required to be set forth in Company Disclosure Schedule under this Section 4.7.  The Company has made available to Parent true and complete copies of all of the Contracts referred to in paragraphs (b), (c), (f) and (g) of this Section 4.7.

(b) Except as set forth in Section 4.7(b) of the Company Disclosure or as described in the 2010 Form 10-K, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(c) Section 4.7(c) of the Company Disclosure Schedule sets forth a list of (i) each employment and severance agreement between the Company (or any of its Subsidiaries) and (A) the chief executive officer of the Company and (B) each other “named executive officer” identified in the 2010 Form 10-K and (ii) all change in control agreements to which the Company or any of its Subsidiaries is a party.

(d) Except as set forth in Section 4.7(d) of the Company Disclosure Schedule, the Company has no Government Contracts.

(e) Except as described in the 2010 Form 10-K, neither the Company nor any of its Subsidiaries has entered into any transaction with any Company Person or any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K of the SEC.

(f) Except as set forth in Section 4.7(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or subject to a material non-competition or other similar Contract or Order that has or could have the effect of prohibiting the conduct of the business by the Company or any of its subsidiaries in any material respect.  Except as set forth in Section 4.7(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it or any of its Subsidiaries or their respective successors is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business. None of the Company or any of its Subsidiaries is a guarantor of indebtedness of any other Person other than the Company or its Subsidiaries.

(g) The Company maintains insurance policies (the “Insurance Policies”) for itself and its Subsidiaries with reputable insurance carriers against all risks of a character and, to the Company’s Knowledge, in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  Section 4.7(g) of the Company Disclosure Schedule lists each Insurance Policy (including Insurance Policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Company or any Subsidiary is currently a named insured.  The premiums have been paid on the Insurance Policies for the coverage periods disclosed and, except as set forth in Section 4.7(g) of the Company Disclosure Schedule, to the Company’s Knowledge, each of the Insurance Policies is in full force and effect and is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or

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other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought).

4.8 Litigation. Except for Proceedings that do not involve an amount in controversy in excess of $100,000.00 or as set forth in Section 4.8 of the Company Disclosure Schedule or as set forth in the Company SEC Reports, there are no Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, or any of their material properties, assets or rights.  None of the Company or any of its Subsidiaries is subject to any Order, whether temporary, preliminary or permanent which would reasonably be expected to be, individually or in the aggregate, material to the Company and/or any of its Subsidiaries.

4.9 Environmental Matters.

(a) Compliance.  Except as set forth in Section 4.9(a) of the Company Disclosure Schedule:

(i) to the Company’s Knowledge, there is no and has been no Release or threatened Release of any Hazardous Substance at the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries so as to give rise to any material liability or material investigatory, corrective or remedial obligation by the Company or any of its Subsidiaries under applicable Environmental Law;

(ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information, or is aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries is or may be liable for material violations under any applicable Environmental Law or have any material liability under any applicable Environmental Law;

(iii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written Orders, or is aware of any pending or threatened Orders issued by any Governmental Authority or any indemnity or other agreement entered with any other Person, including leases for real property, imposing any material liabilities or obligations on the Company or any of its Subsidiaries under any applicable Environmental Law (other than standard lease indemnities or obligations to adhere to Environmental Law or Hazardous Substance control requirements);

(iv) to the Company’s Knowledge, the Company and its Subsidiaries comply and have at all times complied with applicable Environmental Law, in all material respects, and have obtained, maintain in full force and effect and comply with, in all material respects, all Permits required for their operations under any applicable Environmental Law.

(b) Sole Environmental Representation. Notwithstanding the terms of any other representation and warranty contained in this Agreement, this Section 4.9 constitutes the sole representation and warranty of the Company and its Subsidiaries with respect to Environmental Law and Environmental Matters.

4.10 Taxes.

(a) Filing of Tax Returns and Payment of Taxes; Definitions. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, the Company and each of its

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Subsidiaries and any affiliated, consolidated, combined, unitary or aggregate group (each, an “Affiliated Group”) of which the Company or any of its Subsidiaries is or was a member has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects based on all applicable Laws and regulations. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have paid on a timely basis all material Taxes that are or were due and payable regardless of whether they were shown as payable on the applicable Tax Return. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed by any material amount the accruals and reserves for Taxes set forth on the Company Balance Sheet (other than any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles) as adjusted for operations through the Effective Date in accordance with past custom and practice. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, all material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any other Laws) have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

(b) Deficiencies and Audits. The Company has made available to Parent correct and complete copies of all material federal income Tax Returns for all periods from and after January 1, 2006, together with related material examination reports and material statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all periods from and after January 1, 2006. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, no material examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the Company’s Knowledge, threatened or contemplated. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to an extension of time with respect to a material Tax assessment or deficiency.

(c) FIRPTA. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d) Change in Accounting Method. Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, there are no adjustments under Section 481 of the Code (or any similar adjustments or any provision of the Code or the corresponding federal, state or local Laws related to Taxes) that are required to be taken into account by the Company or any of its Subsidiaries by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(e) Absence of Group Memberships and Tax Agreements. Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an Affiliated Group, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, or is liable for the Taxes of any other person (other than the Company or any of its Subsidiaries) as a transferee or successor, by contract, or otherwise.

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(f) Section 355. Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g) Tax Shelters; Disclosure Statements. Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has ever entered into or been a party to (i) a transaction subject to registration pursuant to Code Section 6111 as a “reportable transaction” as defined in Code Section 6707A(c)(1) and within the meaning of Code Section 6111(b)(2) or a “tax shelter” as defined in former Code Section 6111(c) or (d), (ii) a transaction subject to the list requirements of Code Section 6112 or (iii) a tax shelter within the meaning of Code Section 6662(d). None of the Tax Returns filed by the Company or any of its Subsidiaries contained a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of any other Law.

(h) Liens. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.

(i) Tax Jurisdictions. No material unresolved claim has been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(j) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(k) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date or (ii) installment sale made on or prior to the Closing Date.

4.11 Real Property; Assets.

(a) Owned Property. The Company does not own real property.

(b) Leased Real Properties. Section 4.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real properties leased, subleased or licensed by the Company or its Subsidiaries (collectively “Company Leases”) and the location, lessor(s) and lessee(s) of such real properties.  The Company or a Subsidiary thereof has a valid leasehold estate in and the right to quiet enjoyment of each property covered by a Company Lease.  None of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge,

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any other party to any Company Lease, has materially violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any Company Lease.  Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, each material Company Lease is in full force and effect and is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought) and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, all buildings, structures, fixtures and leasehold improvements, whether required to be maintained or repaired by the Company or any Subsidiary of the Company or lessee under each Company Lease or by the lessor thereunder, are in good repair and operating condition in all material respects, subject only to ordinary wear and tear, and are adequate and suitable in all material respects for the purposes for which they are presently being used or held for use, and to the Knowledge of the Company, there are no facts or conditions that, in the aggregate, would reasonably be expected to materially and adversely interfere with the current use, occupancy or operation thereof.  Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, the Company has made available to Parent complete and accurate copies of the Company Leases.

(c) Assets.  Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all buildings, plants, machinery, equipment and other tangible assets used by them, reflected on the Company Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Company Balance Sheet, (ii) all such properties and assets (w) together are sufficient for the continued conduct of such businesses immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing, (x) are structurally sound in all material respects, (y) are in good operating condition and repair, normal wear and tear excepted and (z) are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost or for which Company or its Subsidiaries is not liable and (iii) all such properties and assets are owned free and clear of all Liens, except for Permitted Liens.

4.12 Intellectual Property.

(a) Schedule of Company Intellectual Property. Section 4.12(a) of the Company Disclosure Schedule is a complete and accurate list of (i) all Registered Intellectual Property included among the Company Intellectual Property (the “Company Registered Intellectual Property”) and (ii) all material unregistered trademarks included among the Company Intellectual Property. For each listed item, Section 4.12(a) of the Company Disclosure

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Schedule indicates, as applicable, the record owner of and the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered.

(b) Company Intellectual Property Rights. The Company or one of its Subsidiaries, as applicable, owns, or licenses or otherwise possesses rights to use, without any obligation to make any fixed or contingent payments (except as provided in license agreements or support agreements related to Third Party Intellectual Property, including any royalty payments or honorariums, all as identified in Section 4.12(b) of the Company Disclosure Schedule), all Company Intellectual Property and Third Party Intellectual Property used or necessary in the conduct of its respective businesses as currently conducted. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has previously licensed, assigned, transferred or otherwise conveyed any right, title or interest in, to or under any of the Company Intellectual Property to any other Person. Neither the Company nor any of its Subsidiaries is under any obligation to transfer ownership of, or grant any exclusive license with respect to any Company Intellectual Property to any third party. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, the Company Intellectual Property is free and clear of all Liens or rights of any other Person to possession or use. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, to the extent that any Company Intellectual Property has been developed or created by a Company Person or any third party for the Company (or one of its Subsidiaries), the Company (or its applicable Subsidiary) either (i) has obtained ownership of and is the exclusive owner of such Intellectual Property by operation of Law or by valid assignment or (ii) has obtained a license thereto sufficient for the conduct of its business as currently conducted. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, the IT Systems of the Company and each of its Subsidiaries (i) are adequate in all material respects for their intended use and for the operation of the business as currently operated and to the Company’s Knowledge as currently contemplated to be operated by the Company and its Subsidiaries, (ii) are capable of being operated and maintained for their intended use in connection with the operation of the business as currently operated and to the Company’s Knowledge as currently contemplated to be operated other than those third party services that are customary to companies that offer services and products similar to those offered by the Company, (iii) to the extent that specifications exist for portions of the IT Systems, conform in all material respects to such specifications, (iv) are in good working condition, (v) only use Open Source Software or generally commercially available software(including off-the-shelf Software subject to a shrinkwrap or clickwrap license) that is in material compliance with the terms and conditions for use thereof, (vi) to the Company’s Knowledge, (A) are free of all viruses, worms, Trojan horses and other known contaminants and (B) do not contain any bugs, errors or problems, in either case, of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the IT Systems of each of the Company and its Subsidiaries and (vii) other than Third Party Intellectual Property and Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, only include Intellectual Property (A) developed by employees of the Company or its Subsidiaries within the scope of their employment, (B) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements or (C) otherwise acquired by the Company or its Subsidiaries from a third party

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who has assigned all Intellectual Property rights and ownership of all Software to the Company or one of its Subsidiaries.

(c) Contractual Intellectual Property Rights. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement and consummation of the Merger will not result in the material breach of, or create on behalf of any other Person the right to terminate or modify, (i) any Contract relating to any Company Intellectual Property or (ii) any Contract relating to Third Party Intellectual Property. Section 4.12(c) of the Company Disclosure Schedule identifies each material Contract pursuant to which the Company or any of its Subsidiaries has been granted any rights to any (x) Third Party Intellectual Property (except for any generally commercially available software, including off-the-shelf Software subject to a shrinkwrap or clickwrap license), or (y) Company Intellectual Property that has been exclusively licensed to the Company or one of its Subsidiaries. None of the Third Party Intellectual Property contains any Software code licensed under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with, based on, derived from or accessing the Software code:  (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works or (iii) be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind.  Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, all of the foregoing contractual Intellectual Property rights will be available for use by the Surviving Corporation on substantially similar terms and conditions following the Closing.

(d) Valid Rights; No Infringement or Challenge by Others. The Company’s ownership of all Company Intellectual Property and, to the Company’s Knowledge, its rights to all Third Party Intellectual Property, are subsisting and valid. All registrations with the appropriate domestic and foreign agencies in respect of such Company Intellectual Property are valid and in full force and effect and all such registrations and any applications are not subject to the payment of any Taxes or maintenance fees that are unpaid as of Closing by the Company and each of its Subsidiaries, as the case may be, to maintain their validity or effectiveness. To the Company’s Knowledge, no other Person is infringing or misappropriating, and no claim has been made challenging the enforceability or validity of, any of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is investigating any potential infringement or misappropriation of the Company Intellectual Property.

(e) No Infringement By the Company. Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, to the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as such business has been or currently is conducted (including products and Software previously or currently sold, licensed or distributed by the Company or any of its Subsidiaries) has not and does not infringe(d) or misappropriate(d) any Intellectual Property right or other right of any third party. Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and there are no other suits, judicial, arbitral or other similar proceedings or claims pending or threatened against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company or its Subsidiaries has infringed or misappropriated the Intellectual Property of

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any other Person. None of the items set forth in Section 4.12(e) of the Company Disclosure Schedule, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect on the Company or any of its Subsidiaries.

(f) Protection of Proprietary Rights. The Company and each of its Subsidiaries have taken all reasonably necessary measures to protect the secrecy, confidentiality, and value of the Company Intellectual Property (including trade secrets and corresponding rights in confidential information) and any proprietary information of third parties provided to the Company or any of its Subsidiaries. To the Company’s Knowledge, there has been no unauthorized disclosure of any material trade secret owned by the Company or its Subsidiaries to any third parties.

(g) No Intellectual Property Contracts Affecting Parent. To the Company’s Knowledge, the Company is not party to any Contract under which any other Person would be entitled to receive a license or any other right to Intellectual Property of Parent or any of its Affiliates (other than the Company and its Subsidiaries) following the Closing.

4.13 Employee Benefit Plans.

(a) Company Employee Plans; Definitions. Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans currently maintained, contributed to, or sponsored, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates and any other material Employee Benefit Plans with respect to which the Company or its Subsidiaries have contingent or ongoing liabilities or obligations (together, the “Company Employee Plans”).

(b) Documentation Relating to Company Employee Plans. With respect to each Company Employee Plan, the Company has made available to Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) (with respect to those plans for which such form is legally required) filed with the United States Department of Labor — Employee Benefits Security Administration, (iii) each current trust agreement, group annuity contract and summary plan description, if any, relating to any such Company Employee Plan that is subject to the provisions set forth in the Code, (iv) the most recent financial statements for each Company Employee Plan that is funded and (v) the most recent actual report or valuation of each Company Employee Plan.

(c) Administration of Company Employee Plans. Each Company Employee Plan has been administered in all respects in accordance with all applicable Laws (including, where applicable, ERISA and the Code) and the regulations thereunder and in all respects in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet).  All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been submitted. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable Law.

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(d) Benefit Obligations. With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued as required by such Company Employee Plan or applicable Law, and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan if so required under the terms of such Company Employee Plan or applicable Law.

(e) Qualification of Company Employee Plans. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion, or advisory letter, as applicable, from the Internal Revenue Service to the effect that such Company Employee Plan is so qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. If a determination, opinion or advisory letter has been issued with respect to any Company Employee Plan, such determination, opinion or advisory letter has not been revoked and revocation has not been threatened, no act or omission has occurred, that, in any case, could reasonably be expected to adversely affect its qualification.

(f) Absence of Certain Obligations. None of the Company, any Company Subsidiary or any ERISA Affiliate has ever sponsored, maintained or contributed to a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA. No Company Employee Plan is funded by a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except as set forth in Section 4.13(f) or Section 4.13(a) of the Company Disclosure Schedule, no Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(g) Ability to Amend or Terminate. Except as set forth in Section 4.13(g) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company, as applicable, may amend or terminate each Company Employee Plan sponsored or maintained by the Company or the Subsidiary at any time without material liability to the Company or the Subsidiary other than the payment of benefits, and any of the Company’s Subsidiaries which are a party thereto may terminate their participation therein in accordance with the applicable Company Employee Plan documents at any time without material liability to the Company or its Subsidiary other than the payment of benefits, and subject to applicable Law. No Company Employee Plan, plan document or agreement, summary plan description or other written communication distributed generally to Company Persons, by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any Company Employee Plan sponsored or maintained principally by such Company or Subsidiary, as applicable, in accordance with the Company Employee Plan document.

(h) Employment Related Agreements. Except as set forth in Section 4.13(h) of the Company Disclosure Schedule separately for each item in this section, neither the Company nor any of its Subsidiaries is a party to (i) any agreement with any current or former stockholder, director, officer, employee, consultant, contractor, subcontractor or agent of the Company or any of its Subsidiaries (A) the benefits of which are contingent, in whole or in part, or the terms of which are materially altered, upon the occurrence of a transaction

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involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment, compensation or benefit guarantee or (C) providing severance benefits, welfare benefits or other benefits after the termination of employment of such stockholder, director, officer or employee (except as may be required by COBRA), (ii) any agreement, plan or arrangement under which any “disqualified individual,” as defined in Section 280G(c) of the Code, may receive payments from the Company or any of its Subsidiaries that will be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4) or (iii) any material agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which will be materially increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. With respect to any agreement, plan or arrangement identified pursuant to Section 4.13(h)(ii) or (iii), the Company has provided to Parent (A) the information necessary to calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement if the Company or Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement and (B) the Company’s calculation of such excise tax. The Company has made available to Parent a complete and accurate copy of all of the Employee Benefit Plans, Contracts, documents and other instruments referred to in Section 4.13(h) of the Company Disclosure Schedule.

(i) Retiree Benefits. Except as set forth in Section 4.13(i) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by COBRA or similar state Law.

(j) No Violation. (i) Except as set forth in item (i) of Section 4.13(j) of the Company Disclosure Schedule, to the Company’s Knowledge, no Company Person is in violation of any material term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant of a former employer or contracting entity relating to the right of any such Company Person to be employed or retained by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary or confidential information of others and (ii) except as set forth in item (ii) of Section 4.13(j) of the Company Disclosure Schedule, no officer of the Company or Person performing an equivalent function for any of the Company’s Subsidiaries has given written notice to the Company or any of its Subsidiaries that such officer or Person, or any group of employees, intends to terminate his or her employment with the Company or its Subsidiaries, as applicable, and neither the Company nor any of its Subsidiaries have given notice of intention to terminate the employment of any such officer or Person.

(k) Multiemployer Plan. No Company Employee Plan is a “multiemployer plan,” as that term is defined in ERISA Section 4001(a)(3) and neither the Company, any

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Subsidiaries, or any ERISA Affiliate has contributed to any such plan in the past six (6) years.

(l) Section 409A Compliance.  Each Company Employee Plan that is subject to Section 409A of the Code has been operated and maintained in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(m) Health Care Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(n) No Litigation. (i) There are no actions, suits or claims pending (other than routine claims for benefits in the ordinary course) or, to the Company’s Knowledge, threatened against, or with respect to, any Company Benefit Plan or its assets and (ii) to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to an action, claim or lawsuit against, or with respect to, any Company Employee Plan or its assets.

(o) Non-U.S. Plans.  Section 4.13(o) of the Company Disclosure Schedule lists each Company Employee Plan subject to the laws of any jurisdiction outside of the United States.  Except for matters that, individually or in the aggregate, would not be reasonably expected to result in material liability to the Company or any of its Subsidiaries, with respect to each such Company Employee Plan listed in Section 4.13(o) of the Company Disclosure Schedule:  (i) if it is intended to be funded and/or book-reserved, the fair market value of the assets of such funded plan, or the book reserve established for such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; (ii) if it is intended to qualify for special tax treatment it meets all requirements for such treatment; and (iii) it has been registered as required and has been maintained in good standing with applicable Law.

4.14 Permits. The Company and each of its Subsidiaries have all material Permits required to conduct their businesses as now being conducted. No suspension or cancellation of any material Permits of the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened. The Company and its Subsidiaries are in material compliance with the terms of all such Permits. To the Company’s Knowledge, no such Permit will cease to be effective as a result of the consummation of any of the transactions contemplated by this Agreement.

4.15 Compliance With Laws.  Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries, since March 1, 2005, has materially complied with, is not in material violation of, and has not received any notice alleging any material violation with respect to, any applicable provision of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets.

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4.16 Labor Matters.

(a) Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries nor their respective Company Persons is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, since March 1, 2007, neither the Company nor any of its Subsidiaries has been or is the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, in relation to any union organizing activity, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, nor (except as set forth in Section 4.16(a) of the Company Disclosure Schedule), to the Company’s Knowledge, have any such Proceedings or actions been threatened. Section 4.16(a) of the Company Disclosure Schedule lists all Company employees who are not citizens or permanent resident aliens of the United States who are employed by the Company in the United States. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws regarding employment practices, including, without limitation, Laws relating to workers’ safety and health, sexual harassment, discrimination, equal pay, immigration, wages and hours, workers’ compensation, payment and withholding of taxes and information privacy and security.

(b) All individuals who are or were performing consulting or other services for the Company or its Subsidiaries are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be, and, at the Closing Date, will qualify for such classification, except for such misclassifications, if any, individually or in the aggregate, which would not be material to the Company. Other than as disclosed in Section 4.16(b) of the Company Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company or its Subsidiaries by or on behalf of or related to any individuals currently or formerly classified by the Company or its Subsidiaries as “independent contractors” or “consultants” and, to the Company’s Knowledge, there is no basis for any such Proceedings, except for such Proceedings, if any, individually or in the aggregate, would not be material to the Company.

(c) Neither the Company nor any of its Subsidiaries has effectuated or announced (i) a plant closing (as defined in the Worker Adjustment and Restraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Law.

4.17 Customers and Suppliers. Section 4.17 of the Company Disclosure Schedule lists each customer of the Company or any of its Subsidiaries that constituted one of the Company’s ten (10) largest customers based upon consolidated revenues in the fiscal year ended February 28, 2010 (each, a “Material Customer”).  Except as set forth in Section 4.17 of the Company Disclosure Schedule, (i) from February 28, 2010 to the date hereof no Material Customer has terminated, rescinded or repudiated any Contract prior to the anticipated end of the engagement contemplated by such Contract or (ii) as of the date of this Agreement, no Material Customer has indicated that it is their intention to stop or decrease the rate of buying materials, products or

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services from the Company or any of its Subsidiaries or otherwise reduce or detrimentally alter their business or relationship with the Company or any of its Subsidiaries, other than in the Ordinary Course of Business.  Section 4.17 of the Company Disclosure Schedule lists each supplier of the Company, or of any of its Subsidiaries, that constituted one of the Company’s ten (10) largest suppliers in the fiscal year ended February 28, 2010 (each a “Material Supplier”).  Except as set forth in Section 4.17 of the Company Disclosure Schedule, (i) from February 28, 2010 to the date hereof no Material Supplier has terminated, rescinded or repudiated any Contract prior to the anticipated end of the engagement contemplated by such Contract or (ii) as of the date of this Agreement, no Material Supplier has indicated that it is their intention to stop or decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries or otherwise reduce or detrimentally alter their business or relationship with the Company or any of its Subsidiaries, other than in the Ordinary Course of Business other than customary decreases effected in the ordinary course of business of such Material Supplier.

4.18 Export and Import Laws and Regulations Compliance.

(a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, to the Company’s Knowledge, (i) the Company and each of its Subsidiaries is, and for the last five (5) years has been, in compliance in all material respects with all applicable U.S. export and import Laws, including the Arms Export Control Act (22 U.S.C. § 2778), ITAR, the Trading With the Enemy Act (50 U.S.C. § 5), the Export Administration Act (P.L. 96-72), the International Emergency Economic Powers Act (50 U.S.C. § 1701), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Customs Regulations (19 C.F.R. 141 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury (collectively, “U.S. Export and Import Laws”), and there are no claims, complaints, charges, investigations, requests for information or disclosures, or Proceedings pending or expected or threatened between the Company, any of the Company’s Subsidiaries and the United States government alleging non-compliance with or liability under U.S. Export and Import Laws and (ii) the Company and each of its Subsidiaries is in compliance in all material respects with all currently applicable non-U.S. export and import laws (“Foreign Export and Import Laws”), and there are no claims, complaints, charges, investigations or Proceedings pending or expected or threatened between the Company, any of the Company’s Subsidiaries and a foreign government alleging non-compliance with or liability under Foreign Export and Import Laws.

(b) Except as set forth in Section 4.18 of the Company Disclosure Schedule, to the Company’s Knowledge, the Company and each of its Subsidiaries has prepared and timely applied for all required import and export licenses or other government approvals required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of their respective businesses, and has conducted their respective businesses in compliance with such licenses in all material respects.

(c) No action has been taken by the Company or any of its Subsidiaries, or, as applicable, any director, officer, agent, employee or, to the Knowledge of the Company, any Affiliate thereof, directly or indirectly, that would result in a violation by the Company or any of its Subsidiaries of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78 et seq.), as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce

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corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and each of its Subsidiaries or, as applicable, any director, officer, agent, employee or Affiliate thereof have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which would be reasonably expected to continue to ensure, continued compliance therewith.

4.19 Data and Records. For the purposes of this Section 4.19, “Data Protection Legislation” means the Laws concerning the protection and/or processing of Personal Information, and “Personal Information” means information about an individual who can be identified by the Person who holds that information.

(a) To the Company’s Knowledge, the Company and each of its Subsidiaries has complied in all material respects with all applicable requirements of Data Protection Legislation, including (i) the data protection principles, (ii) requests from data subjects for access to data and (iii) notification to, or registration with, applicable data protection regulators.

(b) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any notice from any data protection regulator, a data controller or a data subject (i) alleging non-compliance with any Data Protection Legislation, (ii) requiring the Company or any of its Subsidiaries to change or delete any data (other than as requested by data subjects in the Ordinary Course of Business) or (iii) prohibiting any transfer of data to a place outside the relevant jurisdiction or the European Economic Area.

(c) No individual has claimed or, to the Company’s Knowledge, has the right to claim compensation from the Company or any of its Subsidiaries under any Data Protection Legislation, including for unauthorized or erroneous processing or loss or unauthorized disclosure of data.

4.20 Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement, letter to the stockholders, notice of meeting or forms of proxy to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Purchaser or their Representatives expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.21 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, or has claimed entitlement to, or is party to a Contract or commitment of the Company regarding any broker’s, finder’s, financial advisor’s or other similar fee or

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commission in connection with any of the transactions contemplated by this Agreement, except for the Financial Advisor, whose fees and expense will be paid by the Company.

4.22 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company a written opinion dated the date of this Agreement to the effect, as of such date, that, on the basis of and subject to the assumptions set forth therein, the cash consideration of $7 per share of Company Common Stock to be received by holders of shares of Company Common Stock pursuant to the Merger is fair to the holders of shares of Company Common Stock from a financial point of view (the “Fairness Opinion”), and the Fairness Opinion has not been withdrawn, revoked or modified. The Company has delivered to Parent and Purchaser a signed copy of the Fairness Opinion.

4.23 Accounts Receivable.  Except as set forth in Section 4.23 of the Company Disclosure Schedule, the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheets included in the most recent Financial Statements, and all accounts and notes receivable arising subsequent to the date of the most recent Financial Statements, (i) arose from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (ii) to the Company’s Knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) to the Company’s Knowledge, are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are not owed by any Affiliate of the Company and (vi) are not the subject of any Proceedings.  Section 4.23 of the Company Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of the Company and or its Subsidiaries.  All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or its Subsidiaries, as the case may be, a perfected security interest in the related collateral, have been taken.

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4.24 Inventory.

(a)   Except as disclosed in Section 4.24 of the Company Disclosure Schedule, none of the inventory was purchased from a source other than the manufacturer thereof or a distributor duly licensed or franchised to distribute such items by such manufacturer and, except for inventory purchased for customer specific requirements (so long as such inventory is subject to a contract for the purchase thereof by such customer), all such items of inventory meet the requirements for return to the manufacturer under the applicable franchise agreement other than as a result of quantity limitations with respect to such return rights.  All the inventory is good and merchantable and consists of a quality and quantity usable and salable in the Ordinary Course of Business, subject to normal and customary allowances in the industry for spoilage, damage and outdated items.  With respect to any inventory disclosed in Section 4.24 of the Company Disclosure Schedule, the Company, as part of its normal business practices, has a policy requiring it to disclose to any purchaser of such inventory that such items were not purchased directly from the manufacturer or distributor and, to the Company’s Knowledge, the Company complies with such policy.  The Company implements, as a matter of ordinary course business practice, processes for validating the origin, authenticity and integrity of the products they sell, and such validation processes are adequate to ensure the origin, authenticity and integrity of such products.

(b)   To the extent that any inventory intended to be sold to the military are, in order to meet military or other specifications, required to be accompanied by (or the seller thereof is required to maintain) traceability, testing or other documentation, all such documentation has been so maintained and is in the possession of the Company.

(c)   Except as disclosed in Section 4.24(c) of the Company Disclosure Schedule, all items included in the inventory are the property of the Company, are free and clear of any Liens other than Permitted Liens, have not been pledged as collateral, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

(d)   Except as disclosed in Section 4.24(d) of the Company Disclosure Schedule, the Company has not sold any inventory with respect to which the purchaser thereof has the right of return to the Company or to cause the Company to repurchase, for any reason, except pursuant to the standard product warranties of such entity for product quality or mistake in shipment or implied warranties at law for title against infringement.

4.25 Books and Records.  Except as disclosed in Section 4.25 of the Company’s Disclosure Schedule, the minute books and other similar records of the Company and each of its Subsidiaries as made available to Parent prior to the execution of this Agreement (a) are under the exclusive ownership and direct control of the Company or the Subsidiary of the Company to which such books and records pertain, and are located at the principal offices of the Company or such Subsidiary (if different than the principle offices of the Company) and (b) contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and each of its Subsidiaries.  The stock transfer ledgers and other similar records of the Subsidiaries as made available to Parent prior to the execution of this

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Agreement accurately reflect all record transfers after March 1, 2005, and prior to the execution of this Agreement in the capital stock of the Subsidiaries.

4.26 Product and Service Warranties.  Copies of the standard terms and conditions for products sold by the Company or any of its Subsidiaries have been delivered or otherwise made available to Parent.  Except as disclosed in Section 4.26 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has made any other written warranties relating to its products or services, that would increase their respective warranty obligations.  There are no material pending claims against the Company or any of its Subsidiaries on account of product or services warranties or with respect to the sale of defective or inferior products.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser each represent and warrant to the Company as follows:

5.1 Organization, Standing and Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would materially impair its ability to perform its obligations hereunder.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Power and Authority; Execution and Delivery. Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser, subject to adoption of this Agreement by Parent in its capacity as the sole stockholder of Purchaser immediately after the execution and delivery hereof, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming due and valid authorization, execution, and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Purchaser, enforceable in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought.

(b) Absence of Conflicts. The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent,

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each as amended, or the Certificate of Incorporation or Bylaws of Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party or by which either of them or any of their respective properties or assets may be bound or (iii) subject to compliance with the requirements specified in clauses (i) through (vi) of Section 5.2(d), conflict with or violate any Permit, Order or Law applicable to Parent or Purchaser or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

(c) Board Recommendation. The respective Boards of Directors of Parent and Purchaser have declared the advisability of, and have duly adopted and approved, this Agreement and the transactions contemplated hereby, including the Merger.

(d) Absence of Required Consents. No Consent of or with any Governmental Authority is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and Other Antitrust Laws, (ii) the filing of the applicable Certificates of Merger with the Secretary of State of the State of Delaware, (iii) filings or consents under and compliance with the Securities Act and the Exchange Act as may be required in connection with this Agreement and the Merger, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, (v) compliance with any applicable requirements of the New York Stock Exchange and the SEC and (vi) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the failure of which to make or obtain, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

5.3 Absence of Certain Changes. Since the date of the Parent’s last periodic report filed with the SEC, the Parent has (a) conducted its and the Purchaser’s business in the Ordinary Course of Business, except for such conduct that may be deemed to be outside the Ordinary Course of Business that, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder, and (b) has not suffered an adverse effect that would materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

5.4 Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

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5.5 Litigation. There are no Proceedings pending, or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries or any of their respective properties before any Governmental Authority or any arbitrator that could reasonably be expected to materially restrict or enjoin the consummation of the transactions contemplated by this Agreement or prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or of Parent or Purchaser to perform their respective obligations hereunder.

5.6 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, or has claimed entitlement to, or is party to a Contract or commitment of Parent or Purchaser regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Goldman Sachs & Co., whose fees and expense will be paid by Parent.

5.7 Financial Capability. Parent has or will have, and will cause Purchaser to have, prior to the Effective Time, sufficient funds from cash on hand and available to it under existing commercial financing arrangements and lines of credit to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Purchaser contemplated by this Agreement.

5.8 Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser or their Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at any time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order the make the statements made therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Conduct Prior to Effective Time. Except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act in the Ordinary Course of Business, and use commercially reasonable efforts to maintain and preserve its and each Subsidiary’s business organization, assets, and properties, and to preserve the goodwill of the Company.

Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other

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securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options (other than the forfeiture (at no cost to the Company or its Subsidiaries) of Company Stock Options pursuant to any Company Stock Plan, by employees in connection with the termination of such employee’s employment) to acquire any such shares or other securities or securities the value of which is measured by such securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or securities the value of which is measured by such securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Stock Awards outstanding on the date of this Agreement in accordance with their present terms), or amend the terms of any of the foregoing, except as expressly contemplated by Section 3.3 of this Agreement;

(c) amend its (or permit any of its Subsidiaries to amend their respective) Certificate of Incorporation, Bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other Person or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except inventory purchased in the Ordinary Course of Business;

(e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or assets of the Company or of any of its Subsidiaries;

(f) except for sales of inventory that are in the Ordinary Course of Business, sell, dispose of, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, Contracts or Intellectual Property or any assets or the stock of any Subsidiaries);

(g) adopt or implement any stockholder rights plan;

(h) except as contemplated in Sections 6.2(d) and 9.1, enter into a Contract with respect to any merger, consolidation, liquidation, dissolution, restructuring, recapitalization or other reorganization or business combination, or any acquisition or disposition of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;

(i) (i) incur any new indebtedness for borrowed money, other than such indebtedness as is reflected on the Company Balance Sheet or pursuant to existing lines of credit disclosed thereon, or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans or advances (in each case other than for employee travel or

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other business purposes or for employee tuition reimbursement in each case in the Ordinary Course of Business) or capital contributions to, or investments in, any other Person, other than the Company or any of its direct or indirect wholly- or majority-owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement the value of which may change with fluctuations in commodities or equities, prices or exchange rates or other derivative instruments;

(j) make any capital expenditures or other expenditures with respect to property, plant or equipment during any fiscal quarter period in excess of $100,000.00 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any change in its pricing policies, credit practices, the rate or timing of its payment of accounts payable, the collection of its accounts receivable, its earnings accrual rates on Contracts or change its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalue any assets, or make any change in its fiscal year;

(l) (i) pay, discharge, settle, satisfy, fund or accept any material claims, liabilities, disputes, audit or investigation findings or results or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in existence as of the date hereof, other than in accordance with their terms as in effect on the date of this Agreement, or claims, liabilities or obligations reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar Contracts to which the Company or any of its Subsidiaries is a party;

(m) terminate any material Contract to which the Company or any of its Subsidiaries is party (other than expiration of any such Contract pursuant to its terms), or waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries), or except in the Ordinary Course of Business modify or amend any material Contract to which the Company or any of its Subsidiaries is party;

(n) terminate any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is party (other than expiration of any such Contract pursuant to its terms), or waive, release or assign any rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries), or modify or amend any such Contract to which the Company or any of its Subsidiaries is party;

(o) except in the Ordinary Course of Business (i) enter into, or modify the terms of, any Contract relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its Subsidiaries or (ii) license, or modify the terms of any license of, any material intellectual property rights to or from any third party, other than non-exclusive licenses which may be canceled without penalty by the Company or its Subsidiaries upon written notice of thirty (30) days or less;

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(p) except as expressly provided by Section 3.3 or as may be required by applicable Law, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement, policy, practice or arrangement or benefit plan or compensation for the benefit or welfare of any current or former Company Person (other than in the Ordinary Course of Business with respect to any employment-related actions taken with respect to a current or former Company Person) or any collective bargaining agreement, (ii) increase the compensation or benefits of (including promotions), or, other than as may be required under an existing Contract, pay any bonus to, any Company Person, (iii) amend or accelerate the right to payment or vesting of any compensation or benefits, including any outstanding options or any restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, (v) adopt, grant any awards under, or otherwise change or expand the benefits of or the persons entitled to participate in, any bonus, incentive, performance, severance or other compensation plan or arrangement or benefit or compensation plan (including, without limitation, any medical, dental or related or similar healthcare benefit plan), policy, practice or arrangement, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (vi) terminate the employment or take other adverse actions with respect to any of the Company executives and other employees identified in Section 6.1(p) of the Company Disclosure Schedule, (vii) employ or offer to employ or promote or offer to promote, terminate or give notice of intent to terminate, any executive officer of the Company or Person performing an equivalent function for any of the Company’s Subsidiaries or (viii) take any action (other than in the Ordinary Course of Business with respect to payment of compensation) to fund or in any other way secure the payment of compensation or benefits under any Employee Plan or Contract;

(q) (i) rescind or, other than consistent with prior year Tax reporting of similar items, make any Tax election, (ii) settle or compromise any Tax liability, (iii) amend any Tax Return, (iv) make a request for a written ruling of a taxing authority relating to Taxes or file a request for a pre-filing agreement or similar procedure or (v) enter into a legally binding agreement with a taxing authority with respect to Taxes;

(r) close (except pursuant to the existing terms of leases disclosed in Section 4.11(b) of the Company Disclosure Schedule entered into prior to the date of this Agreement (and without giving effect to the transactions contemplated by this Agreement)) or open any material facility or office, or initiate, compromise or settle any material Proceeding;

(s) authorize any transfer of any shares of Company Common Stock in violation of the Voting Agreements or authorize the removal of any legend restricting the transfer of such shares;

(t) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement or to timely file claims thereunder (provided that the Company shall not pay or incur liability for any materially increased premium without Parent’s consent, not to be unreasonably withheld);

(u) fail to pay accounts payable and other obligations in the Ordinary Course of Business;

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(v) agree to any covenant of the Company or any of its Subsidiaries not to compete or other covenant of the Company or any of its Subsidiaries restricting the marketing or distribution of the products or services of the Company or any of its Subsidiaries or otherwise limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its affiliates after the consummation of the Merger, except for territorial limitations set forth in supplier or distribution agreements entered into in the Ordinary Course of Business; or

(w) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions described in (a) through (v) above.

6.2 Acquisition Proposals.

(a) Subject to Section 6.2(b), following the date of this Agreement and prior to the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, nor shall it permit any of the Company’s Subsidiaries or any of their respective directors, officers, employees, investment bankers, attorneys, accountants, other agents, advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other agents, advisors and representatives collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage (including by way of providing information), facilitate or induce the submission of any inquiries, proposals or offers relating to any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide or cause to be provided any non-public information relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, except as provided in Section 6.2(d) or (iv) enter into any letter of intent, agreement in principle, merger agreement, option agreement or other similar Contract relating to any Acquisition Proposal. The Company shall promptly notify Parent after receipt of an actual or proposed Acquisition Proposal orally and in writing (which notice shall include the material terms and conditions of the Acquisition Proposal and the Person submitting the same). The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. The Company shall ensure that its Representatives and its Subsidiaries’ Representatives are aware of the provisions of this Section 6.2.

(b) Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to the receipt of the Stockholder Approval, (i) the Company receives an unsolicited written Acquisition Proposal that was not received in violation of Section 6.2(a) and that the Company Board believes in good faith to be bona fide and (ii) the Company Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may, prior to the receipt of the Stockholder Approval and subject to compliance with the provisions of

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this Section 6.2, (A) furnish information with respect to the Company and its Subsidiaries to the Person (and its Representatives) making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person (and its Representatives) making such Acquisition Proposal regarding such Acquisition Proposal (“Permitted Actions”) if the Company Board concludes in good faith, after consultation with the Financial Advisor and outside legal counsel, that, as a result of such Acquisition Proposal, the failure to take such Permitted Action would be inconsistent with its fiduciary duties under applicable Law. With respect to an Acquisition Proposal that constitutes or could reasonably be expected to result in a Superior Proposal, the Company will not, and will not allow its or its Subsidiaries’ Representatives to, disclose any non-public information to such Person without entering into one or more confidentiality agreements with such Person on terms no less favorable in the aggregate to the Company than those contained in the NDA (“Acceptable Confidentiality Agreements”) and will promptly provide Parent with a copy of such executed Acceptable Confidentiality Agreement and any information provided thereunder not previously provided to Parent; and provided further that the Company shall have delivered written notice to Parent at least two (2) Business Days in advance of taking any action permitted pursuant to subclauses (A) and (B) of clause (ii) of this Section 6.2(b). The Company shall promptly (and in no event later than 24 hours following the Company’s Knowledge of, but in no event later than two (2) Business Days after, receipt thereof) notify Parent and Purchaser orally and in writing (which notice shall include the material terms and conditions of the Acquisition Proposal and the Person submitting the same) in the event it receives an Acquisition Proposal (or any communication from a Person that such Person is considering making an Acquisition Proposal) from a Person or group of related Persons and shall keep Parent and Purchaser reasonably informed orally and in writing as to the status and any material developments, discussions and negotiations concerning the same, including prompt written notice to Parent of any determination by the Company Board (or any special committee thereof) that a Superior Proposal has been made.

(c) Except as permitted by Section 6.2(d), neither the Company Board nor any committee thereof shall directly or indirectly (i) amend, withdraw, modify, change, condition or qualify or publicly propose to withdraw or modify, the Recommendation, (ii) approve or recommend or publicly propose to approve or recommend, any Acquisition Proposal or (iii) except as permitted by Section 6.2(f), take any other action or make any other public statement inconsistent with the Recommendation.

(d) Notwithstanding Section 6.2(a) and Section 6.2(c), at any time prior to the receipt of the Stockholder Approval, in response to a Superior Proposal, the Company Board may withdraw, modify, change, condition or qualify the Recommendation in a manner adverse to Parent and Purchaser (“Change in Board Recommendation”); provided, however, that the Company Board may not effect a Change in Board Recommendation pursuant to this Section 6.2(d) unless:  (i) the Company has complied with this Section 6.2; (ii) (A)  the Company has delivered a Notice of Superior Proposal to Parent and (B) either (1) Parent does not make a Matching Bid on or before the fifth (5th) Business Day following Parent’s actual receipt of such Notice of Superior Proposal or (2) following receipt of a Matching Bid within such five (5) Business Day period, the Company Board concludes in good faith, after consultation with the Financial Advisor and outside legal counsel and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal (provided that any material amendment

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to the terms of such Superior Proposal after the initial Notice of Superior Proposal shall require a new Notice of Superior Proposal and restart the five (5) Business Day period referred to above) and (iii) the Company Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel, that the failure to effect a Change in Board Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(e) Notwithstanding anything in this Section 6.2 to the contrary, at any time prior to receipt of the Stockholder Approval, the Company Board may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 9.1(d) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement unless:  (i) the Company shall have complied in all material respects with the provisions of this Section 6.2; (ii) (A) the Company has negotiated in good faith with Parent if Parent has notified the Company of its intent to submit a Matching Bid or (B) Parent has not made a Matching Bid and five (5) Business Days have elapsed since the Company has provided the Notice of Superior Proposal and, in each case, the Acquisition Proposal remains a Superior Proposal; (iii) the Company Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel, that the failure to effect such termination would be inconsistent with its fiduciary duties under applicable Law and (iv) the Company has complied with all applicable requirements of Section 9.3(b) (including the payment of the Termination Fee prior to or on the date of such termination) in connection with such Superior Proposal.

(f) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure other than (x) a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company), (y) an express rejection of any applicable Acquisition Proposal or (z) an express reaffirmation of its Recommendation to the stockholders of the Company in favor of the Merger shall be deemed to be a Change of Recommendation or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 6.2(d).

6.3 Certain Tax Matters.

(a) From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) promptly notify Parent of any Proceeding arising from the date hereof until the Effective Date against or with respect to the Company or any Subsidiaries in respect of any material Tax and not settle or compromise any such Proceeding or other action without Parent’s prior written consent and (ii) promptly provide to Parent a written copy of any U.S. Federal income Tax Return filed with the Internal Revenue Service during the period from the date hereof through the Effective Date.

(b) The Company shall not, and shall not permit any Subsidiary to, enter into or effect any transaction that would result in a material recognition of income or gain by the

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Company or any Subsidiary, other than transactions entered into or effected in the Ordinary Course of Business.

6.4 Employee Stock Ownership Plan and Trust.  In the event that, prior to the Stockholder Approval, the Nu Horizons Electronic Corp. Employee Stock Ownership Plan and Trust has not been terminated, and all assets thereof have not been distributed to the participants and beneficiaries thereto, the Company shall retain an independent fiduciary to vote the shares of the Company held under such plan and trust at any Company Stockholders Meeting held in connection with the Merger.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Efforts; Consents, Notices and Approvals.

(a) General.

(i) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable following the date of this Agreement, the Merger and the other transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using commercially reasonable best efforts: (A) to obtain all necessary waivers, consents and approvals from third parties; (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Laws; (C) to lift or rescind any Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (D) to effect all necessary registrations, notifications, applications and filings with Governmental Authorities, as promptly as is reasonably practicable and (E) to fulfill all conditions to this Agreement. In furtherance and not in limitation of the foregoing, each party shall: (I) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any applicable Other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or applicable Other Antitrust Laws (including by substantially complying with any second request for information pursuant to the HSR Act or applicable Other Antitrust Laws); (II) make any additional filings required by any applicable antitrust Laws and take all other actions reasonably necessary, proper or advisable, as determined upon the reasonable mutual agreement of the parties, subject to Section 7.1(a)(ii), to cause the expiration or termination of the applicable waiting periods under the HSR Act or Other Antitrust Laws, and comply with applicable antitrust Laws, as promptly as practicable and (III) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (x) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any antitrust Law; (y) keep the other parties informed of any communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other

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Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement and (z) consult with the other parties in advance of any meeting or conference with the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

(ii) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent’s prior written consent, commit to, and none of Parent or Purchaser shall be required to (a) propose or agree to accept any undertaking or condition, enter into any consent decree, effect any divestiture, hold separate any assets, business or other holdings or otherwise take or commit to take any action, that (1) limits its or its Affiliates’ freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of the Company, Parent or any of Parent’s Affiliates, (2) would result in a change, event, circumstance, development or effect that is or is reasonably likely to have an adverse effect on the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of Parent and/or Affiliates of Parent or (3) would impose or result in any material limitation on the ability of Parent to exercise full rights of ownership with respect to the shares of the Surviving Corporation following the Closing, or (b) commence or defend any litigation or Proceeding involving any Governmental Authority.

(iii) Without expanding its obligations hereunder, the obligation of Parent and Purchaser to use “reasonable best efforts” under Section 7.1(a)(i) to obtain waivers, consents and approvals to loan agreements, leases and other Contracts specifically shall not include any obligation to agree to, and neither the Company nor any of its Subsidiaries shall agree (without the prior consent of Parent, which shall not be unreasonably withheld) to, a modification of the terms of such documents, or to make any guaranty or monetary payment in consideration of such waiver, consent or approval.

(iv) Without prejudice or limitation to the representations, warranties or covenants in this Agreement, each party acknowledges and agrees that the issuance of security clearances is in the discretion of the appropriate Governmental Authorities, and no party shall bear responsibility for the results of the exercise of such discretion.

(b) State Takeover Law. Without limiting the generality of Section 7.1(a), if any Takeover Law or any state “blue sky” Law shall become applicable to the transactions contemplated by this Agreement or by the Voting Agreements, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

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7.2 Financing. The Company shall and shall cause its Subsidiaries, and shall use commercially reasonable efforts to cause each of its and their respective Representatives, including legal and accounting Representatives, to provide all commercially reasonable cooperation that is reasonably requested by Parent in obtaining any financing necessary to consummate the Merger and the other transactions contemplated by this Agreement (provided that such requested cooperation does not materially interfere with the ongoing operations of the Company and its Subsidiaries).

7.3 Company Stockholder Adoption of the Agreement.

(a) Calling of Company Stockholders Meeting.  The Company shall, acting through the Company Board, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the approval of the principal terms of the Merger by the stockholders of the Company (the “Stockholder Approval”). Without limiting the generality of the foregoing, the obligations of the Company pursuant to the first sentence of this Section 7.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.

(b) Preparation of Proxy Statement.  The Company shall, no later than fifteen (15) Business Days following the execution of this Agreement, prepare and file with the SEC a proxy statement (the “Proxy Statement”) in accordance with the Exchange Act and any other applicable Laws, will use its commercially reasonable efforts to respond to any comments of the SEC or its staff to the satisfaction of the SEC or its staff within five (5) Business Days following receipt thereof and to cause the Proxy Statement to be mailed to the Company’s stockholders within five (5) Business Days following clearance of the Proxy Statement by the SEC, provided that the preceding time periods shall be extended to the extent of any failure by Parent to provide comments within the time periods set forth in the last sentence of this Section 7.3(b).  The Proxy Statement shall include the Recommendation unless prior to the date of mailing a Change in Board Recommendation shall have occurred pursuant to Section 6.2(d).  The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff, or any other government officials, on the other hand, with respect to the Proxy Statement.  The Company shall consult with Parent and its counsel prior to responding to any comments from the SEC or its staff or any other government officials.  If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders and file with the SEC any such amendment or supplement.  The Company shall not file or mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders prior to consultation with Parent and consideration in good faith of any comments submitted by Parent, which comments of Parent shall be accepted so long as they are reasonable and not in violation of applicable Law.  Parent shall provide comments regarding any draft of the Proxy Statement or any amendment or supplement thereto

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promptly, and in any event, with respect to the initial draft of the Proxy Statement, within five (5) Business Days following Parent’s receipt thereof, and with respect to any amendment or supplement thereto, within three (3) Business Days following Parent’s receipt thereof.

(c) Voting of Shares by Parent and Purchaser.  Parent shall cause all shares of Company Common Stock owned by Parent or Purchaser or any other subsidiary of Parent to be voted in favor of the approval of the principal terms of the Merger.

7.4 Notification of Certain Matters. The Company shall give prompt written notice to Parent of (a) the inaccuracy of any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (b) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or waive the conditions to the obligations of the parties hereunder.  Nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

7.5 Access to Information.

(a) Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to Parent and its Representatives access, upon reasonable notice and at all reasonable times, during the period prior to the Effective Time, to all of the Company’s and all of its Subsidiaries’ properties, books, records, Contracts, commitments and personnel and shall furnish Parent all financial, operating and other data and information as Parent may request. Unless otherwise required by Law, Parent will hold any such information which is non-public in confidence in accordance with the NDA.  No information or knowledge obtained in any investigation pursuant to this Section 7.5 or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger.  Notwithstanding anything to the contrary, it is understood and agreed to by each party that (i) any exchange of information under this Agreement shall not affect, in any way, each party’s relative competitive position to the other party or to other entities and (ii) the Company and its Subsidiaries may deny access to any information if the Company believes, upon advice of outside counsel, that providing access to such information to Parent and its Representatives would violate applicable antitrust Laws or any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (which the Company shall use commercially reasonable best efforts to cause the counterparty thereto to waive).

(b) The parties acknowledge that Parent and the Company have previously executed the NDA, which shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

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(c) Promptly following the date hereof, the Company shall use reasonable best efforts to cause Ernst & Young LLP to allow Parent full and complete access to its work papers with respect to its audit of the consolidated balance sheet of the Company as of May 31, 2010, and the related statements of income, cash flows and changes in equity for the fiscal year then ended.

7.6 Public Disclosure. Except as may be required by Law or applicable stock exchange rules, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed by the Company and Parent and (b) Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release prior using such efforts; provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by Law or stock exchange rules. Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any written communications to Company employees with respect to the transactions contemplated by this Agreement, including the Merger.

7.7 Indemnification.

(a) For six (6) years after the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company and its Subsidiaries (the “Covered Parties”) in respect of acts or omissions occurring on or prior to the Effective Time to the fullest extent provided in their respective Certificate of Incorporation, Bylaws or similar governing instruments as in effect as of the date of this Agreement; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.  For a period of six (6) years following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide for indemnification and exculpation of the Covered Persons in respect of acts or omissions occurring prior to the Effective Time, other than such acts or omissions deemed by an applicable arbitral or judicial body in a final non-appealable order or judgment to be gross negligence or willful misconduct, in a manner consistent with and no less favorable than the indemnification and exculpation provisions with respect to the Covered Parties that are presently set forth in the Company’s and its Subsidiaries’ Certificate of Incorporation, Bylaws or similar governing instruments and any indemnification agreement between the Company and any Covered Party.

(b) Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six (6) years from the Effective Time the insurance coverage provided under the policies of directors’ and officers’ liability insurance maintained by the Company at the date of this Agreement; provided, that (i) after the Effective Time, Parent or the Surviving Corporation may substitute therefor policies issued by reputable and financially sound carriers reasonably acceptable to the beneficiaries of such policies that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons but only if such substitution does not result in any gaps or lapses in coverage with respect to matters

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occurring prior to the Effective Time and (ii) the Surviving Corporation shall not be required to pay an annual premium for such coverage in excess of two hundred fifty percent (250%) of the last annual premium paid by the Company prior to the date of this Agreement; and if the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for such six-year period for an annual premium equal to such maximum amount.  Parent’s obligations under this paragraph may be satisfied by the purchase of a “tail” insurance policy that provides the coverage described above.

(c) Subject to applicable Law, Parent and the Surviving Corporation shall honor all indemnification agreements between the Company and the Covered Parties in effect as of the date hereof.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary to effect the purposes of this Section 7.7, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.7; provided, however, that, in the case of any such assignment by the Surviving Corporation, the Surviving Corporation shall remain liable for all of its obligations under this Agreement. The obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.7 applies without the written consent of such affected indemnitee. This Section 7.7 shall survive the Effective Time, is intended to benefit the Covered Persons, and shall be enforceable by any of them.

7.8 Stockholder Litigation. The Company shall keep Parent fully informed of any stockholder litigation against the Company and its directors relating to this Agreement, the Voting Agreements, the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

7.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

7.10 Post-Closing Employment Matters. Subject to Section 7.10(e), Parent covenants as follows:

(a) From the Closing Date until its first (1st) anniversary, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each active employee of the Company or its Subsidiaries as of the Effective Time (each, an “Employee”) with benefits and compensation that are substantially comparable in the aggregate to the benefits and compensation, excluding equity and equity-based incentive plans and individual

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agreements, that are provided by the Company to the Employee immediately prior to the date of this Agreement.  Nothing in this Section 7.10 shall be deemed to prohibit Parent from, at any time after the Effective Time, changing the title, rank or job duties of any Employee or from terminating any Employee.

(b) Subject to applicable Law, with respect to each Parent Benefit Plan in which any Employee will participate after the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, recognize all service of the Employees with the Company or any of its Subsidiaries, as the case may be, for purposes of eligibility to participate and vesting and, only in the case of any Parent Benefit Plan that provides vacation benefits or any other form of paid time-off benefits, for purposes of benefit accrual, under any such Parent Benefit Plan, but only to the extent such service was recognized under a similar Company Employee Plan immediately prior to the Closing Date.

(c) Subject to applicable Law, Parent shall use commercially reasonable efforts to, and cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Employees immediately prior to the Closing Date and (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plans that are welfare plans in which such Employees are eligible to participate in after the Closing Date, in each of cases (i) and (ii) above, without duplication of benefits.

(d) If any Employee is terminated from employment by Parent, the Surviving Corporation or any of its Subsidiaries on or after the Closing Date and before the first anniversary of the Closing Date, such Employee shall be eligible to receive severance benefits comparable to those that would have been provided by the Company or its Subsidiaries to such Employee under the terms of any generally applicable severance policy of the Company or its Subsidiaries in effect immediately prior to the date of this Agreement.

(e) Nothing contained in this Section 7.10 shall (i) be treated as an amendment of any particular Parent Benefit Plan, (ii)  obligate Parent or any of its Subsidiaries to (A) maintain any particular Company Employee Plan or Parent Benefit Plan, other than as set forth in Section 7.10 of the Company Disclosure Schedule or (B) retain the employment of any particular Employee or (iii) create any third party beneficiary rights in any Person, including any current or former Company Person.

7.11 Maintenance of Insurance Policies.  The Company will use its commercially reasonable efforts to ensure that all of the Insurance Policies will be in full force and effect following the Effective Time.

7.12 Further Assurances. From and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and

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do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

7.13 No Other Representations.  Parent and Purchaser acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV, and that Parent and Purchaser are not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV.  The Company acknowledges and agrees that Parent and Purchaser have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V, and that the Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by such party at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under the DGCL and the Company’s Certificate of Incorporation, as amended;

(b) Regulatory Approvals.  Any requisite waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any Other Antitrust Laws shall have expired or been terminated, and there shall be no Order issued by any other Governmental Authority pursuant to any Other Antitrust Laws; and

(c) No Injunctions, Restraints or Illegality.  There shall not be in effect any Order or Law enacted, entered, promulgated or enforced by any court or other Governmental Authority which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and there shall not be pending any Proceeding in, before or by any Governmental Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Parent or the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement of any such Law.

8.2 Conditions to Obligations of Parent and Purchaser to Effect the Merger.  The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent and Purchaser on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in Sections 4.1(a)(i), (b) and (c) shall be true and correct in all material

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respects immediately prior to the Effective Time, as if made at and as of such time.  The representations and warranties of the Company set forth in Sections 4.2, 4.3(a), (b)(i), (c), (d) and (e), 4.20, 4.21 and 4.22 shall be true and correct immediately prior to the Effective Time, as if made at and as of such time (except, with respect to the representations and warranties in Section 4.2, for such inaccuracies that are de minimis in amount and except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).  All other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exceptions contained therein except in the representations and warranties contained in Section 4.6(a)) immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be true and correct would not have, or could not reasonably be expected to result in, a Material Adverse Effect.

(b) Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d) Officers Certificate.  Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) hereof.

(e) FIRPTA Certificate.  Parent shall have received from the Company a duly executed certificate meeting the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3).

(f) Consents.  The consents, waivers, approvals, authorizations and notices set forth in Section 8.2(f) of the Company Disclosure Schedule (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

(g) No Restrictions.  There shall be pending no Law, Proceeding, action, suit, litigation or Order by any Governmental Authority that (a) imposes or seeks to impose any limitation upon the ability of Parent, Purchaser or the Company or any of their respective Affiliates to acquire or hold, or which requires any of such parties to dispose of or hold separately, any portion of their assets or business, (b) imposes limitations on the ability of any such parties to conduct, own or operate their businesses or assets or (c) imposes or seeks to impose any limitation upon Parent’s full rights of ownership of the Surviving Corporation after the Closing.

8.3 Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

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(a) Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in Article V of this Agreement shall be true and correct in all respects immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

(b) Performance of Covenants. Parent and Purchaser shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers Certificate. The Company shall have received a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b) hereof.

8.4 Frustration of Closing Conditions. None of Parent, Purchaser or the Company may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the transactions contemplated hereby, as required by and subject to Section 7.1.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after the approval of this Agreement by the stockholders of the Company, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company upon written notice to the other party:

(i) if the Merger has not been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(ii) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order;

(iii) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Stockholder

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Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(iv) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which breach would permit the terminating party to refuse to consummate the transactions contemplated hereby pursuant to the standards set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as applicable; provided, that the party seeking termination is not then in material breach of any covenant or other agreement contained in this Agreement and has not willfully breached any of such party’s representations and warranties contained in this Agreement; and provided further, that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching party exercises reasonable efforts to cure such breach, then the non-breaching party may not terminate this Agreement under this Section 9.1(b)(iv) prior to fifteen (15) days following the receipt of written notice of such breach by the other party; provided further, that the failure of Parent to deposit (or caused to be deposited) the Merger Consideration in the Exchange Fund at the Closing prior to the Effective Time to the extent required hereunder and to the extent all of the conditions set forth in Sections 8.1 and 8.2 have been met, shall not be subject to cure hereunder, and in the event of such breach, the Company may thereupon terminate this Agreement immediately.

(c) by Parent upon written notice to the Company:  if (i) a Change in Board Recommendation shall have occurred, (ii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.2, (iii) following a written request from Parent, the Company Board fails to reaffirm (publicly, if so requested by Parent) the Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (iv) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person not Affiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Recommendation and recommending that stockholders reject such tender or exchange offer or (v) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 9.1(c); or

(d) by the Company upon written notice to Parent:  if prior to the receipt of the Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, in compliance with Section 6.2(e) in all respects (except, for the avoidance of doubt, that the meaning of the word “material” appearing in clause (i) of Section 6.2(e) shall not be deemed to be modified in any way)and in material compliance with all other terms of this Agreement, to enter into an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 9.3(b)(ii) hereof in accordance with the terms, and at the times, specified therein.

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9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of Parent, Purchaser or the Company hereunder, except as set forth in this Section 9.2 and Section 9.3 and Article X, which provisions shall survive such termination; provided, however, that the foregoing shall not relieve any party of liability for an intentional material misrepresentation or intentional material breach of this Agreement or of liability for willful misconduct or fraud, and the non-breaching party may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.  Any such termination shall not affect the parties’ obligations under the NDA.

9.3 Fees and Expenses.

(a) General. Except as otherwise provided in this Section 9.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement; provided, however, that Parent shall be responsible for the payment of any filing or similar fees in connection with the HSR Act or Other Antitrust Laws.

(b) Payment of Fees by the Company to Parent.

(i) If Parent terminates this Agreement pursuant to Sections 9.1(c)(i) or (iii), or pursuant to Section 9.1(c)(v) if the applicable announcement relates to any of the actions specified in Sections 9.1(c)(i) or (iii), the Company shall immediately pay to Parent the Termination Fee in cash by wire transfer of same-day available funds; however, the Company shall not be required to pay the Termination Fee following any termination by Parent under this provision if the Company had the right to terminate this Agreement pursuant to Section 9.1(b)(iv) at the time of such termination by Parent and had so notified Parent in writing prior to the time of such termination by Parent.

(ii) If the Company terminates this Agreement pursuant to Section 9.1(d), then the Company shall pay to Parent the Termination Fee in cash by wire transfer of same-day available funds on the date of and as a precondition to such termination;

(iii) (x) If after the date hereof an Acquisition Proposal shall have been made (whether or not conditional or subsequently withdrawn), and thereafter either Parent or the Company terminates this Agreement pursuant to Sections 9.1(b)(i) or (iii), or Parent terminates this Agreement pursuant to Sections 9.1(b)(iv), 9.1 (c)(ii) or (9.1)(c)(iv), or pursuant to Section 9.1(c)(v) if the applicable announcement relates to any of the actions specified in Sections 9.1(c)(ii) or (iv), then the Company shall pay the Expenses upon demand in cash by wire transfer of same-day available funds; and (y) if concurrently therewith, or at any time within eighteen (18) months after such termination, the Company enters into a merger agreement, acquisition agreement or similar Contract (including a letter of intent) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, including for the avoidance of doubt a Superior Proposal, then the Company shall pay the Termination Fee in cash by wire transfer of same-day available funds upon the consummation of such Acquisition Proposal;

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(iv) If (x) either the Company terminates this Agreement pursuant to Sections 9.1(b)(i) or (iii), or Parent terminates this Agreement pursuant to Section 9.1(b)(iv), then the Company shall pay to Parent the Expenses upon demand in cash by wire transfer of same-day available funds; and (y) concurrently with the termination of this Agreement by the Company pursuant to Section 9.1(b)(iii) or at any time within eighteen (18) months after such termination, the Company enters into a merger agreement, acquisition agreement or similar Contract (including a letter of intent) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, including for the avoidance of doubt a Superior Proposal, then the Company shall pay the Termination Fee in cash by wire transfer of same-day available funds upon the consummation of such Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to pay to Parent (i) the Expenses on more than one occasion, (ii) a Termination Fee on more than one occasion, or (iii) an amount greater than the Termination Fee.

9.4 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company or Purchaser; provided, however, after approval of this Agreement by the stockholders of the Company or Purchaser, no such amendment shall be made without further approval of such stockholders if applicable Law requires such further approval of such stockholders. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. The forbearance in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred by this Agreement shall not be construed as a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. The waiver by a party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require, in the case of Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

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ARTICLE X

MISCELLANEOUS

10.1 Non-survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Purchaser contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and the covenants of the Company, Parent, Purchaser and the Surviving Corporation that by their terms survive the Effective Time shall survive the Effective Time for the period specified in such covenants. This Section 10.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

10.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by United States mail, by nationally recognized overnight private courier (for overnight delivery), or by facsimile. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by United States mail shall be deemed given five (5) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested; notices delivered by nationally recognized overnight private courier shall be deemed given on the first (1st) Business Day following deposit with the private courier for overnight delivery; and notices delivered by facsimile shall be deemed given upon the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:

If to Parent or Purchaser:

Arrow Electronics, Inc.

50 Marcus Drive

Melville, NY  11747

Attention:  Peter Brown

Facsimile No.:  (631) 391-4379

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY  10005

Attention:   Howard Kelberg

David J. Wolfson

Facsimile No.:  (631) 391-4379

If to the Company:

Nu Horizons Electronics Corp.

70 Maxess Road

Melville, New York  11747

Attention: Martin Kent

Facsimile No.: 631-396-5060

with a copy (which shall not constitute notice) to:

Farrell Fritz, P.C.

1320 RXR Plaza

62

Uniondale, New York 11556

Attention: Nancy D. Lieberman, Esq.

Facsimile No.: (516) 336-2778

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2.

10.3 Entire Agreement. This Agreement and the Voting Agreements, together with all annexes, appendices, articles, exhibits, schedules hereto and thereto, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, provided, however, that, except as expressly stated otherwise herein, the NDA shall remain in effect in accordance with its terms.

10.4 No Third-Party Beneficiaries. Except for Section 7.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Purchaser may assign this Agreement or assign or delegate any of Parent’s and/or Purchaser’s rights, interests or obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, provided that Parent and/or Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature page hereto delivered by facsimile machine or by e-mail

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(including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

10.8 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions.

10.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or such party’s successors or assigns shall be brought, heard and determined exclusively in the Chancery Court of the State of Delaware (the “Court”), provided that, in the event that subject matter jurisdiction is unavailable in the Court, then any such action or proceeding shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware.  Each of the parties hereto hereby (A) irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of such courts for such litigation (but not other litigation); and (B) waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue of any such litigation in the Court and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to validly serve process, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto may seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN

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ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

ARROW ELECTRONICS, INC.

By:	/s/ Peter S. Brown
Name:	Peter S. Brown
Title:	Senior Vice President and General Counsel

PURCHASER

NEPTUNE ACQUISITION CORPORATION, INC.

By:	/s/ Peter S. Brown
Name:	Peter S. Brown
Title:	Director and Vice President

COMPANY

NU HORIZONS ELECTRONICS CORP.

By:	/s/ Arthur Nadata
Name:	Arthur Nadata
Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

ANNEX B

OPINION OF HOULIHAN LOKEY CAPITAL, INC. DATED SEPTEMBER 19, 2010

September 19, 2010

Nu Horizon Electronics Corp.
70 Maxess Rd.
Melville, NY 11747

Dear Members of the Board of Directors:

We understand that Arrow Electronics, Inc. (the “Acquiror”), Neptune Acquisition Corporation, Inc., a wholly-owned subsidiary of the Acquiror (the “Sub”), and Nu Horizon Electronics Corp. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.0066 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $7.00 in cash (the “Consideration”).

You have requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

1.               reviewed the following agreements and documents:

a.               Draft dated September 19, 2010 of an Agreement and Plan of Merger dated as of September 19, 2010 by and among the Acquiror, the Sub and the Company (the “Agreement”); and

b.              Draft of a Voting Agreement dated as of September 19, 2010 by and among the Acquiror and the stockholders named therein (the “Voting Agreement”);

2.               reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.               reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2011 through 2015;

4.               spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.               compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.               considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.               reviewed the current and historical market prices and trading volume for Company Common Stock; and

8.               conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information.

In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based.  We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto.  We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would be material to our analyses or this Opinion.  In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal.  We did not estimate, and express no opinion regarding, the liquidation value of any entity or business.  We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use and benefit of the Board of Directors (the “Board”) of the Company (solely in its capacity as such) in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent.  This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party.  This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction.  In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction.  The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things:  (i) the underlying business decision of the Company, the Acquiror, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, the Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the Acquiror or any other party or the effect of any other transaction in which the Company, the Acquiror or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s, the Acquiror’s or any other party’s security holders vis-à-vis any other class or group of the Company’s, the Acquiror’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise.  Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.  Furthermore, we have relied, with your consent, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction.  The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey
HOULIHAN LOKEY CAPITAL, INC.

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)                                  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)                                  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                                       Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.                                      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.                                       Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.                                      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)           In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)                                  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)                                  If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)            Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)            The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)            The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)            The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.